UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Accenture plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Pierre Nanterme Chairman & CEO

December 16, 2013

Dear Fellow Shareholder:

You are cordially invited to join Accenture plc’s Board of Directors and senior leadership at the 2014 annual general meeting of shareholders, which will be held at 12:00 p.m. local time on Thursday, January 30, 2014, at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

The attached notice of the 2014 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to the Company. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “for” each of the proposals listed on the attached notice.

You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Please let us know whether you plan to attend the meeting, as indicated in your proxy instructions. Please note that if your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in this proxy statement, to be admitted into the meeting.

Thank you for your continued support.

PIERRE NANTERME Chairman & CEO

NOTICE OF THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	Thursday, January 30, 2014

Time:	12:00 p.m. local time

Place:	Accenture New York Office 1345 Avenue of the Americas, 6th Floor New York, New York 10105 USA

Record Date:	December 6, 2013

Proxy Voting:	Only those persons who were registered holders of Accenture plc’s Class A ordinary shares or Class X ordinary shares at the close of business on the record date will be entitled to receive notice of the meeting and to attend and vote at the meeting. This proxy statement contains additional information on how to attend the meeting and vote your shares in person. To vote your shares, you will need the number included in the box on the proxy card accompanying this proxy statement. Any registered shareholder entitled to attend and vote at the 2014 annual general meeting of shareholders may appoint one or more proxies, who need not be a registered shareholder(s) of the Company.

Items of Business:

1.      To accept, in a non-binding vote, the Company’s Irish financial statements for the twelve-month period ended August 31, 2013, as presented

2.      To re-appoint Jaime Ardila, Charles H. Giancarlo, William L. Kimsey, Blythe J. McGarvie, Mark Moody-Stuart, Pierre Nanterme, Gilles C. Pélisson and Wulf von Schimmelmann as directors, each for a term expiring at our annual general meeting of shareholders in 2015

3.      To ratify, in a non-binding vote, the appointment of KPMG as independent registered public accounting firm of Accenture plc for a term expiring at our annual general meeting of shareholders in 2015 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration

4.      To approve, in a non-binding vote, the compensation of our named executive officers

5.      To grant the Board the authority to issue shares under Irish law

6.      To grant the Board the authority to opt-out of statutory pre-emption rights under Irish law

7.      To approve a capital reduction and creation of distributable reserves under Irish law

8.      To authorize holding the 2015 annual general meeting of shareholders of Accenture plc at a location outside of Ireland as required under Irish law

9.      To authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares under Irish law

10.    To determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock under Irish law

The Board of Directors recommends that you vote “FOR” each of proposals 1 through 10. The full text of these proposals is set forth in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 30, 2014: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended August 31, 2013 and the 2013 Letter from Our Chairman & Chief Executive Officer, are available free of charge on the Investor Relations section of our website (http://investor.accenture.com).

By order of the Board of Directors,

JULIE S. SWEET

General Counsel, Secretary &

Chief Compliance Officer

December 16, 2013

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,

OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

Page
GENERAL INFORMATION	1
ABOUT THE ANNUAL MEETING	2
PROPOSAL NO. 1—ACCEPTANCE OF THE COMPANY’S IRISH FINANCIAL STATEMENTS AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON	5
PROPOSAL NO. 2—RE-APPOINTMENT OF DIRECTORS	6
BOARD AND CORPORATE GOVERNANCE MATTERS	8
REPORTS OF THE COMMITTEES OF THE BOARD	25
Audit Committee Report	25
Compensation Committee Report	26
PROPOSAL NO. 3—NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION	27
Independent Auditor’s Fees	28
PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION	29
PROPOSAL NO. 5—GRANT BOARD AUTHORITY TO ISSUE SHARES	30
PROPOSAL NO. 6—GRANT BOARD AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS	31
PROPOSAL NO. 7—APPROVAL OF CAPITAL REDUCTION AND CREATION OF DISTRIBUTABLE RESERVES	33
PROPOSAL NO. 8—AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE OF IRELAND	34
PROPOSAL NO. 9—AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES	35
PROPOSAL NO. 10—DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK	37
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	38
Compensation Discussion and Analysis	38
Summary Compensation Table	57
Grants of Plan-Based Awards for Fiscal 2013	60
Outstanding Equity Awards at August 31, 2013	66
Option Exercises and Stock Vested in Fiscal 2013	68
Pension Benefits for Fiscal 2013	69
Nonqualified Deferred Compensation for Fiscal 2013	71
Potential Payments upon Termination	72
Director Compensation for Fiscal 2013	74
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	77
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	77
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	78
BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF ANY CLASS OF VOTING SECURITIES	80
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS	80
SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET	81
HOUSEHOLDING OF SHAREHOLDER DOCUMENTS	82
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES	82
ANNEX A: 2013 IRISH STATUTORY ACCOUNTS	A-1

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Accenture plc is soliciting your proxy for the 2014 annual general meeting of shareholders (the “Annual Meeting”) to be held on Thursday, January 30, 2014. These proxy materials are first being sent to shareholders beginning on or about December 16, 2013.

Accenture is one of the world’s leading organizations providing management consulting, technology and outsourcing services. As of August 31, 2013, we had approximately 275,000 employees, offices and operations in more than 200 cities in 56 countries and revenues before reimbursements of approximately $28.56 billion for fiscal 2013. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. We do not intend for information contained on our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC.

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 12:00 p.m. local time on Thursday, January 30, 2014, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

Who Can Vote; Votes Per Share

The Board has set December 6, 2013 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. As of the close of business on that date, there were 777,900,888 Class A ordinary shares outstanding (which includes 140,911,082 shares held by Accenture) and 29,779,928 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

Each shareholder of record will be entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders, as long as those shares are represented at the Annual Meeting, either in person or by proxy. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy by mail, telephone or the Internet. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates Pierre Nanterme, David P. Rowland and Julie S. Sweet to vote your shares in accordance with the voting instructions you indicate in your proxy. You may instead appoint one or more different proxies (who need not be a registered shareholder of the Company). If you wish to appoint as a proxy any person other than those specified on your proxy card, then you must contact our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, and request the necessary forms and instructions. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Annual Meeting in person, then your shares will not be voted.

If you submit your proxy designating Pierre Nanterme, David P. Rowland and Julie S. Sweet as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his or her discretion and judgment. If you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and in respect of such other matters that may arise at the Annual Meeting as the proxy thinks fit. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

For registered shareholders and current and former Accenture employees who received, through our employee share plans, shares that are held by Morgan Stanley Smith Barney LLC (“Smith Barney”) or UBS Financial Services Inc. (“UBS”), you may submit your proxy either by mail, by telephone (+1 800-690-6903) or via the Internet (www.proxyvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 8:00 a.m., Eastern Standard Time, on January 30, 2014 for registered shareholders and by 8:00 a.m., Eastern Standard Time, on January 28, 2014 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS. If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions until 11:59 p.m., Eastern Standard Time, on January 29, 2014 for registered shareholders and by 8:00 a.m., Eastern Standard Time, on January 28, 2014 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS. If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture plc’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you hold your shares in street name, please refer to the information from your bank, broker or nominee on how to submit voting instructions.

Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 8:00 a.m., Eastern Standard Time, on January 30, 2014 for registered shareholders and by 8:00 a.m., Eastern Standard Time, on January 28, 2014 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS. If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m., Eastern Standard Time, on January 29, 2014 for registered shareholders and by 8:00 a.m., Eastern Standard Time, on January 28, 2014 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS. If you are a registered shareholder, you also may revoke your proxy in person by attending and voting your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy. If you hold your shares in street name, please refer to the information from your bank, broker or nominee on how to revoke your proxy.

Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If you hold your shares in street name, in order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially owned as of the record date the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit voting directions to your nominee, which will instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least three shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who together hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” present in person or by proxy are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except for proposal nos. 6 (Board authority to opt-out of statutory pre-emption rights), 7 (approval of a capital reduction and creation of distributable reserves) and 10 (determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock), each of which requires the affirmative vote of at least 75% of the votes cast. The votes on proposal nos. 1 (consideration of the financial statements), 3 (ratification of the appointment of our independent registered public accounting firm) and 4 (vote on executive compensation) are advisory in nature and are non-binding. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s articles of association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

Proxy Solicitation

Accenture plc will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. We are initially soliciting these proxies by mail and e-mail, but solicitation may be made by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $20,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Broadridge Investor Communication Solutions, Inc. will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

PROPOSAL NO. 1—ACCEPTANCE OF THE COMPANY’S IRISH FINANCIAL

STATEMENTS AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON

We refer to our financial statements for the twelve-month period ended August 31, 2013 prepared in accordance with Irish law as our “Irish Financial Statements.” The Irish Financial Statements and related reports, which are attached as Annex A to this proxy statement, are being presented to the shareholders at the Annual Meeting. In accordance with our obligations under Irish law, we will provide the shareholders at the Annual Meeting an opportunity to accept, in a non-binding vote, the Irish Financial Statements and the reports of the directors and auditors thereon as presented and to ask any relevant and appropriate questions of the representative of our independent registered public accounting firm in attendance at the Annual Meeting.

The Irish Financial Statements cover the period from September 1, 2012 through August 31, 2013, the last day of our 2013 fiscal year.

The Irish Financial Statements were approved by two directors on behalf of the Board, in accordance with the Companies Acts 1963 to 2012 of Ireland, on October 29, 2013.

Please note that a vote “FOR” or “AGAINST” this proposal will have no effect on the approval of the Irish Financial Statements by the Board and that this action does not constitute approval or disapproval of any of the matters referred to in our Irish Financial Statements and related reports.

The text of the resolution in respect of proposal no. 1 is as follows:

“To accept, in a non-binding vote, the financial statements for the twelve-month period ended August 31, 2013 and the reports of the directors and auditors thereon as presented.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ACCEPTANCE OF THE IRISH FINANCIAL STATEMENTS AND RELATED REPORTS.

PROPOSAL NO. 2—RE-APPOINTMENT OF DIRECTORS

Shareholders are being asked to vote to re-appoint to the Board Jaime Ardila, Charles H. Giancarlo, William L. Kimsey, Blythe J. McGarvie, Mark Moody-Stuart, Pierre Nanterme, Gilles C. Pélisson and Wulf von Schimmelmann, the directors whose terms will expire at the Annual Meeting.

Our articles of association previously provided for a classified Board divided into three classes based upon the cycle of the respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expired, and the shareholders voted at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term. At our annual general meeting of shareholders held on February 9, 2012, our shareholders approved an amendment to our articles of association providing for a phased-in declassification of the Board and the annual election of all directors who are re-appointed beginning at the annual general meeting of shareholders on February 6, 2013. Accordingly, the directors elected at the Annual Meeting (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting, the entire Board will be elected annually. In addition, the directors elected at or appointed after the Annual Meeting are no longer designated by classes.

The Board may appoint additional directors, in accordance with our articles of association, based upon the recommendation of the Nominating & Governance Committee and subject to re-appointment by Accenture’s shareholders at the next annual general meeting of shareholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Nominating & Governance Committee reviewed the performance and qualifications of the directors listed below whose terms expire at the Annual Meeting and recommended to the Board that each be re-appointed to serve for an additional one-year term. Jaime Ardila was appointed by the Board as a director on August 20, 2013 and is therefore subject to re-appointment by our shareholders at the Annual Meeting. The Board is nominating these individuals for re-appointment as directors, each for a one-year term expiring at the 2015 annual general meeting of shareholders. All of the director nominees are current Board members:

Jaime Ardila

Charles H. Giancarlo

William L. Kimsey

Blythe J. McGarvie

Mark Moody-Stuart

Pierre Nanterme

Gilles C. Pélisson

Wulf von Schimmelmann

The text of the resolution in respect of proposal no. 2 is as follows:

“By separate resolutions, to re-appoint the following Directors:

(a) Jaime Ardila;

(b) Charles H. Giancarlo;

(c) William L. Kimsey;

(d) Blythe J. McGarvie;

(e) Mark Moody-Stuart;

(f) Pierre Nanterme;

(g) Gilles C. Pélisson; and

(h) Wulf von Schimmelmann.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF EACH OF THE BOARD’S DIRECTOR NOMINEES LISTED ABOVE.

If you submit your proxy designating Pierre Nanterme, David P. Rowland and Julie S. Sweet as your proxies but do not indicate how your shares should be voted, then your shares will be voted by those individuals in favor of the re-appointment of all the nominees listed above. If any nominee is unwilling or unable to serve as a director, then the Board may propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. If any nominee is unwilling or unable to serve as a director, and you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and, in the absence of your instructions, as the proxy thinks fit. All of the nominees have indicated that they will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

Set forth below are the biographies of our director nominees and our other directors.

Director Nominees

Jaime Ardila 58 years old Director Nominee Member, Finance Committee	Jaime Ardila has been a director since August 2013. Mr. Ardila has been the executive vice president of automobile manufacturer General Motors Company (“GM”) and president of GM’s South America region since June 2010 and is a member of GM’s executive committee. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November 2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to October 2007, as president and managing director of GM Argentina from March 2001 to February 2003, and as president of GM Columbia from March 1999 to March 2001. Mr. Ardila joined GM in 1984, and held a variety of financial and senior positions, primarily in Latin America, and also worked in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.

Charles H. Giancarlo 56 years old Director Nominee Chair, Finance Committee Member, Nominating & Governance Committee	Charles H. Giancarlo has been a director since December 2008. Mr. Giancarlo has been a managing director of the private investment firm Silver Lake since 2007 and serves as head of its Value Creation Team. Previously, Mr. Giancarlo held a variety of roles at Cisco Systems, Inc. (“Cisco”), where he worked for almost 15 years. His last position at Cisco was as executive vice president and chief development officer, a position he held starting in July 2005. In this position, he was responsible for all Cisco business units and divisions and more than 30,000 employees. Mr. Giancarlo was also president of Cisco-Linksys, LLC starting in June 2004. He is chairman of the board of Avaya Inc. and a director of Imperva, Inc. Mr. Giancarlo previously served as a director of Netflix, Inc. and Skype Limited in the past five years.

William L. Kimsey 71 years old Director Nominee Chair, Audit Committee Member, Compensation Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global Limited. He is a director of Western Digital Corporation and Royal Caribbean Cruises Ltd.

Blythe J. McGarvie 57 years old Director Nominee Member, Audit Committee Member, Nominating & Governance Committee	Blythe J. McGarvie has been a director since October 2001. Ms. McGarvie joined the faculty of the Harvard Business School in July 2012. From January 2003 to July 2012, she served as chief executive officer of Leadership for International Finance, LLC, a firm that focused on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is currently a director of Viacom Inc. and LKQ Corporation and previously served as a director of The Pepsi Bottling Group, Inc. and The Travelers Companies, Inc. in the past five years.

Sir Mark Moody-Stuart 73 years old Director Nominee Lead Director Member, Compensation Committee	Mark Moody-Stuart has been a director since October 2001 and our lead director since November 2002. Sir Mark was previously managing director of Shell Transport and a managing director of the Royal Dutch/Shell Group. Sir Mark is a director of Saudi Aramco and has been chairman of Hermes Equity Ownership Services since 2009. Sir Mark previously served as non-executive chairman of Anglo American plc and is the former chairman of The “Shell” Transport and Trading Company, p.l.c. and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group. Sir Mark also previously served as a director of HSBC Holdings plc in the past five years. Sir Mark will step down as lead director of the Board of Directors, effective January 31, 2014, and will remain on our Board as an independent director.

Pierre Nanterme 54 years old Director Nominee	Pierre Nanterme became chairman of the Board of Directors in February 2013. He has served as our chief executive officer since January 2011 and as a director since October 2010. Mr. Nanterme was the group chief executive of our Financial Services operating group from September 2007 to December 2010. Prior to assuming this role, Mr. Nanterme held various leadership roles throughout the Company, including serving as our chief leadership officer from May 2006 through September 2007, and our country managing director for France from November 2005 to September 2007. Mr. Nanterme has been with Accenture for 30 years.

Gilles C. Pélisson 56 years old Director Nominee Chair, Nominating & Governance Committee Member, Audit Committee	Gilles C. Pélisson has been a director since April 2012. Mr. Pélisson joined hotel group Accor as chief executive officer in 2006 and was appointed chairman in 2009. He served as chief executive officer of Accor until December 2010 and as chairman until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, and in 2000 he became chairman of Noos, a cable network operator. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.

Wulf von Schimmelmann 66 years old Director Nominee Member, Nominating & Governance Committee	Wulf von Schimmelmann has been a director since October 2001. He was the chief executive officer of Deutsche Postbank AG, then Germany’s largest independent retail bank, from 1999 until his retirement in June 2007. He is also the chairman of the supervisory board of Deutsche Post DHL and a member of the board of directors of The Western Union Company and of Thomson Reuters Corporation.

Other Current Directors

Dina Dublon 60 years old Class II Director Member, Finance Committee	Dina Dublon has been a director since October 2001. Ms. Dublon was a member of the faculty of the Harvard Business School for the 2011/2012 academic year. From December 1998 until September 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor companies. She retired from JPMorgan Chase & Co. in December 2004. Prior to being named chief financial officer, she held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corporation and PepsiCo, Inc. and a member of the supervisory board of Deutsche Bank AG. Ms. Dublon’s current term as director expires at our annual general meeting of shareholders in 2015.

Nobuyuki Idei 76 years old Class II Director Member, Nominating & Governance Committee	Nobuyuki Idei has been a director since February 2006. Mr. Idei is the chief executive officer of Quantum Leaps Corporation, a firm he founded in September 2006 that advises Japanese and Asian businesses. From June 2005 to June 2012, Mr. Idei was chairman of the advisory board of Sony Corporation. Prior to that, he held several leadership positions with Sony Corporation: from April 2003 until June 2005, Mr. Idei was chairman and Group CEO; from June 2000 to March 2003, he was chairman and chief executive officer; and from June 1999 to June 2000, he was president and chief executive officer. Mr. Idei is a director of Baidu.com, a Chinese Internet company; FreeBit Co., Ltd, a Japanese Internet company; and Lenovo Group. Mr. Idei’s current term as director expires at our annual general meeting of shareholders in 2015.

Robert I. Lipp 75 years old Director Member, Audit Committee Member, Finance Committee	Robert I. Lipp has been a director since October 2001. In September 2009, he joined Stone Point Capital LLC, a private equity firm that invests in the global financial services industry, as a senior advisor and executive chairman of StoneRiver Holdings. From October 2008 through August 2009, Mr. Lipp was with Brysam Global Partners, LLC, a private equity firm that invests in financial services, as a senior partner. He was formerly a senior advisor at, and was a director of, JPMorgan Chase & Co. from September 2005 to September 2008. From April 2004 to September 2005, he was executive chairman of The Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000, he was a vice-chairman and member of the office of the chairman of Citigroup Inc. Mr. Lipp previously served as a director of The Travelers Companies, Inc. in the past five years. Consistent with the Company’s retirement policy under its Corporate Governance Guidelines, Mr. Lipp’s term will end at the Annual Meeting, and he will not be subject to re-appointment.

Marjorie Magner 64 years old Class II Director Chair, Compensation Committee Member, Finance Committee	Marjorie Magner has been a director since February 2006. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded that invests in financial services. She was the chairman and chief executive officer, Global Consumer Group, of Citigroup Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup Inc., including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002. She is chairman of the board of Gannett Co., Inc. and a director of Ally Financial Inc. Ms. Magner has been appointed to succeed Mark Moody-Stuart as lead director of the Board of Directors, effective January 31, 2014. Ms. Magner’s current term as director expires at our annual general meeting of shareholders in 2015.

William D. Green, who had been a director since June 2001 and chairman of our Board since August 2006, retired from Accenture on February 1, 2013.

Communicating with the Board

The Board welcomes questions and comments. Any interested parties, including shareholders, who would like to communicate directly with the Board, our non-management directors as a group or our lead director may submit their communication to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Communications and concerns will be forwarded to the Board, our non-management directors as a group or our lead director, as determined by our General Counsel, Secretary & Chief Compliance Officer. We also have established mechanisms for receiving, retaining and addressing concerns or complaints. You may report any such concerns at https://businessethicsline.com/accenture or by calling the Accenture Ethics Line at +1 312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Leadership Structure

As noted in Accenture’s Corporate Governance Guidelines, the Board maintains the freedom to choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. Our former executive chairman, William D. Green, who served as our chief executive officer from September 2004 to January 1, 2011 and who served as our chairman from August 31, 2006 to February 1, 2013, retired from Accenture on February 1, 2013. In connection with Mr. Green’s retirement, the Board considered the Company’s leadership structure and determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, would serve the best interests of Accenture and its shareholders. Accordingly, the Board appointed Mr. Nanterme to act as chairman effective February 1, 2013. The Board believes that in light of Mr. Nanterme’s knowledge of Accenture and its industry, which has been built up over 30 years of experience with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

Our Corporate Governance Guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the Board will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. Mark Moody-Stuart currently serves as our lead director and will step down as lead director, effective January 31, 2014. He will remain on our Board as an independent director. The independent directors have appointed Marjorie Magner, one of our current independent directors, to become our lead director, effective January 31, 2014. The responsibilities of the lead director, which are described in the Company’s Corporate Governance Guidelines, include, among other things:

•	providing input on issues for Board consideration, helping set the Board agenda and ensuring that adequate information is provided to the Board;

•	presiding at all meetings of the Board at which the chairman is not present and at all executive sessions of the independent directors;

•	acting as a liaison between the independent directors and the chairman; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the lead director has the authority to call meetings of the independent directors.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in fiscal 2013, the independent directors met in executive session with the lead director presiding at each regularly scheduled in-person Board meeting. All of Accenture’s non-management Board members are independent, and each of the Audit, Compensation, Finance and Nominating & Governance Committees is composed solely of independent directors.

Risk Oversight

The Board is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The Board fulfills this responsibility both directly and through its standing committees (as described more fully below), each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief operating officer, who is a member of our global management committee and reports to our chief executive officer, coordinates the Company’s enterprise risk management (“ERM”) program, which is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company identifies its material operational, strategic and financial risks; evaluates the expected impact of each such risk should it occur, the likelihood of its occurrence and the effectiveness of the Company’s existing risk mitigation strategy; and develops plans to monitor, manage and mitigate these risks. The responsibility for managing each of the highest-priority risks is assigned to one or more members of our global management committee.

As discussed above, the Board plays a direct role in the Company’s ERM program. In that regard, the Board is briefed annually by the chief operating officer. In addition, the Board receives quarterly reports from the chairs of each of the Board’s committees, which include updates when appropriate, with respect to the risks overseen by the respective committees.

The committees of the Board also oversee specific areas of the Company’s risk management, which are described below, and provide updates to the Board as appropriate with respect to the risks overseen by each committee.

•

Audit Committee:    The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures along with the monitoring and control of these exposures. The committee’s review includes at least an annual review with the chief operating officer of our ERM program and a quarterly review of the risks believed to be most important. The Audit Committee also at least annually discusses with the chairs of the Finance and Compensation Committees the risk assessment process for the risks overseen by those committees.

•

Compensation Committee:    The Compensation Committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

•

Finance Committee:    The Finance Committee reviews and discusses with management various financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, major acquisitions, and the Company’s insurance and pension exposures.

•	Nominating & Governance Committee: The Nominating & Governance Committee evaluates the overall effectiveness of the Board, including its focus on the most critical issues and risks.

Board Meetings and Committees

The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities. During fiscal 2013, the Board held five meetings, four of which were held in person. Each of our directors who served on the Board in fiscal 2013 attended (in person or by teleconference) at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2013 (and, for Mr. Ardila, with respect to the period of time for which he served as a director in fiscal 2013). All of our Board members who served on the Board at the time of our 2013 annual general meeting of shareholders attended that meeting.

Our outside directors meet separately in executive session at each regularly scheduled in-person Board meeting. These directors held four meetings during fiscal 2013, each led by Mark Moody-Stuart, the lead director.

The Board maintains an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating & Governance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each standing committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics (which is applicable to all of our directors, officers and employees) can also be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis. Printed copies of all of these materials are also available free of charge upon written request to our Investor Relations group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Director Independence

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”). The Independence Standards are included in our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (the “NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees and that the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Accenture. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulation or NYSE listing standards.

In making its independence determinations, the Nominating & Governance Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee (including those identified through our annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.

Based on its analysis, the Nominating & Governance Committee has determined that, other than Pierre Nanterme, all of our directors have satisfied the Independence Standards as well as the independence requirements of the NYSE. The Board concurred in these independence determinations. In reaching its determinations, the Nominating & Governance Committee and the Board considered the following:

•	Mses. Dublon and Magner and Messrs. Giancarlo, Idei, Kimsey, Moody-Stuart, Pélisson and von Schimmelmann all served as a director of, and Ms. McGarvie and Messrs. Ardila and Idei also were employed by, an organization that does business with Accenture. In no instances did the amount received by Accenture or such organization exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.

•

Ms. McGarvie is employed as a professor at a university, and Ms. Dublon and Messrs. Ardila and Lipp are directors of one or more non-profit organizations, to which Accenture made charitable contributions of less than $120,000 during fiscal 2013.

•

Accenture made a $195,000 charitable contribution in fiscal 2013 to Zamyn at the request of an Accenture Leader in our Management Consulting practice who serves on the council of the organization. Zamyn is an independent organization aiming to foster cross-cultural understanding and to inform sustainable economic policies, responsible corporate practice and more representative global governance. The contribution was for sponsorship of a lecture series conducted by Zamyn in connection with sustainability and the future of the G8. Sir Mark Moody-Stuart is a director of, and his wife sits on the council of, Zamyn and had no involvement in soliciting the contribution.

Audit Committee

The Audit Committee consists of four independent directors: William L. Kimsey (who serves as chair); Robert I. Lipp; Blythe J. McGarvie; and Gilles C. Pélisson. The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements. The Board has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the SEC and NYSE for audit committee members and that Mr. Kimsey and Ms. McGarvie each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. No member of the Audit Committee may serve on the audit committee of more than three public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. No member of the Audit Committee currently serves on the audit committees of more than three public companies, including Accenture.

The Audit Committee held ten meetings in fiscal 2013, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

•

review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and Form 10-Q filings, as well as the Company’s earnings press releases, earnings guidance and information related thereto, and discuss with the independent auditors the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board;

•

retain or change, subject to the requirements of Irish company law, independent auditors and approve, in advance, all audit engagement fees and terms for the Company and its subsidiaries; oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work; approve, in advance, any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors and present its conclusions with respect to the independent auditor to the Board; review with our independent auditors any audit problems or difficulties and management’s response; and set clear hiring policies to be implemented by the Company for employees or former employees of our independent auditors to ensure independence;

•

review the integrity of our internal and external reporting processes and controls; review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements; establish regular systems of reporting to the committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements and management’s response to such matters; review and discuss with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function; review and discuss with the Company’s internal auditors (1) the internal audit function, including its authority, responsibilities, independence and reporting obligations, (2) the proposed audit plan for the coming year, (3) the coordination of the proposed audit plan with the Company’s independent auditors and (4) the results of the internal audit program, and perform a specific review of any significant issues; and, at least annually, hold separate meetings with members of management, the independent auditors, the general counsel and the director of the internal audit department on any matters that the committee or these groups believe should be discussed privately;

•

review with our counsel any legal matter that could have a significant impact on our financial statements or operations; discuss with management and our independent auditors our risk-assessment and risk-management guidelines and policies as well as our major financial risk exposures and the steps taken to monitor and control such exposures; oversee our compliance program and adherence to our Code of Business Ethics, which includes reviewing and investigating matters pertaining to management’s integrity or conflicts of interest; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and ensure that the Company maintains an internal audit function; and

•	prepare a report to be included in our proxy statement; and provide other regular reports to the Board and maintain minutes or records of its meetings and activities.

Compensation Committee

Scope, Authority and Membership

The Compensation Committee consists of three independent directors: Marjorie Magner (who serves as chair); William L. Kimsey; and Mark Moody-Stuart. The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Company’s equity compensation plans. In overseeing those plans, the Compensation Committee has delegated authority for day-to-day administration, implementation and interpretation of the Company’s equity compensation programs to the Company’s executive officers.

The Compensation Committee held seven meetings in fiscal 2013, five of which were held in person. The Compensation Committee’s primary duties and responsibilities are to:

•

determine the annual compensation of our executive chairman (if any) and our chief executive officer, in each case taking into consideration feedback provided by the Nominating & Governance Committee and the lead director (who is a member of the Compensation Committee) based on their review of their individual performance and additional input on their respective performance provided by our chief human resources officer after consultation with members of our global management committee; determine the annual compensation of our other executive officers, taking into consideration the chief executive officer’s input; approve the material terms of any employment agreements, severance arrangements, change-in-control arrangements or similar agreements or arrangements and any material amendments thereto with our executive officers; review and make recommendations to the Board on a biennial basis, or as circumstances warrant, with regard to the appropriateness of the compensation paid to our non-employee directors; review and discuss with management, on at least an annual basis, management’s assessment of whether the risks arising from our compensation policies and practices for employees are reasonably likely to have a material, adverse effect on the Company; review and approve the peer companies to be used by us and the Compensation Committee’s compensation consultant for the purposes of compensation benchmarking and survey data; discuss the results of the shareholder advisory vote on “say-on-pay” with regard to the named executive officers; and meet regularly without the presence of management;

•

establish and maintain our equity compensation policies and practices; review and make recommendations to the Board with respect to our incentive-compensation, equity-based and pension plans; oversee the administration of our equity-based compensation plans; review and approve all equity compensation plans that are not otherwise subject to shareholder approval; monitor the total equity usage for equity-based plans; review and make recommendations to the Board with respect to our pension and other retirement plans; and review and approve our accruals under our annual bonus program;

•

review and discuss the Compensation Discussion and Analysis with management and make a recommendation to the Board with respect to inclusion of the Compensation Discussion and Analysis in our proxy statement; and prepare a report to be included in our proxy statement; and

•	provide other regular reports to the Board and maintain minutes or records of its meetings and activities.

Roles in Determining Executive Compensation

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our executive officers:

•

Compensation Committee.    Our Compensation Committee makes the final determination regarding the annual compensation of our executive officers, taking into consideration an evaluation of each such officer’s respective performance and the recommendation of the chairman and chief executive officer regarding the compensation of our executive officers other than himself.

•

Nominating & Governance Committee.    Together with the Compensation Committee (which includes the lead director), the Nominating & Governance Committee reviews the performance of our chairman and chief executive officer and provides a performance rating for the chairman and chief executive officer.

•

Chairman and Chief Executive Officer.    The chairman and chief executive officer provides the Compensation Committee with an evaluation of the performance of the executive officers other than himself, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•

Chief Human Resources Officer.    Our chief human resources officer solicits input from members of our global management committee and other senior leaders in the Company regarding the performance of our chairman and chief executive officer to aid in the review of his performance.

•

Compensation Consultants.    The Compensation Committee has engaged Pay Governance LLC (“Pay Governance”) to serve as the Compensation Committee’s compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. As requested by the committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and responds to other requests from the Compensation Committee for advice or resources regarding the compensation of our chairman and chief executive officer and our other executive officers. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation packages of our chairman and chief executive officer, as discussed under “Compensation Discussion and Analysis—Process for Determining Executive Compensation.”

Management separately receives benchmarking information with respect to executive officer compensation from its compensation consultant, Towers Watson Delaware Inc. (“Towers Watson”). This information is based on a benchmarking approach developed by Towers Watson and Pay Governance and is used by the chairman and chief executive officer in making his recommendations to the Compensation Committee with respect to the compensation of the executive officers other than himself. While Towers Watson also acts as management’s compensation consultant for non-executive officer compensation in various capacities with respect to our global workforce of over 275,000 employees and assists management in formulating its compensation recommendations for our executive officers, the Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to avoid any conflicts of interest.

Nominating & Governance Committee

The Nominating & Governance Committee consists of five independent directors: Gilles C. Pélisson (who serves as chair); Charles H. Giancarlo; Nobuyuki Idei; Blythe J. McGarvie and Wulf von Schimmelmann. Ms. McGarvie joined the committee as of February 6, 2013. The Nominating & Governance Committee held five meetings in fiscal 2013, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•

oversee Board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates and recommendation to the Board of candidates for Board membership and the annual evaluation of the overall effectiveness of the Board and its committees;

•

manage the committee selection and composition process, including recommending members of the Board to serve on the committees of the Board and as chairs of those committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and, as may be appropriate, the creation or elimination of committees;

•

monitor and oversee corporate governance matters, including reviewing and making recommendations regarding our constituent documents and Corporate Governance Guidelines, monitoring of new developments in the area of corporate governance, and reviewing, approving, disapproving or ratifying, as appropriate, related person transactions;

•

oversee the development and implementation of an orientation program for new Board members; oversee the evaluation of management; together with the Compensation Committee and the lead director, conduct an annual review of our chief executive officer and our executive chairman; and ensure that an effective chief executive officer succession plan is in place; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

The Nominating & Governance Committee is responsible for identifying individuals who are qualified candidates for Board membership. Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, the committee assesses the contribution that a particular candidate’s skills and expertise will, in light of the skills and expertise of the incumbent directors, make with respect to guiding and overseeing Accenture’s strategy and operations.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

To identify and recruit qualified candidates for the Board, the Board has previously utilized the services of professional search firms. In some cases, nominees have been individuals known to Board members through business or other relationships. In the case of Jaime Ardila, a third party professional search firm identified him as a potential director nominee. Prior to his nomination, Mr. Ardila met with each member of the Board. After review and discussion with each of the directors, the committee recommended Mr. Ardila’s appointment as a director to the full Board for final consideration and approval.

Consistent with its duties and responsibilities, the Nominating & Governance Committee conducts a confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees. The lead director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member designed to enhance his or her participation and role as a member of the Board.

Director Qualifications

In considering each director and director nominee, the Board and the Nominating & Governance Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the

Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

Each director and nominee has served in senior roles with significant responsibility and has gained expertise in areas relevant to the Company and its business. In addition to the background and experience of each director and nominee outlined in the biographies on pages 8 to 11 of this proxy statement, the Board and the Nominating & Governance Committee considered, in particular, the following:

•

Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with the General Motors Company, including as executive vice president and president of General Motors South America. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

•

Ms. Dublon brings to the Board significant experience and expertise in financial, strategic and banking activities gained during her tenure and as chief financial officer of JPMorgan Chase & Co. and its predecessor companies. Ms. Dublon also brings an important perspective gained from her service as a director of other public company boards and as a former member of the faculty of the Harvard Business School, as well as from her significant experience while working with non-profit organizations focusing on women’s issues and initiatives.

•

Mr. Giancarlo brings to the Board significant managerial, operational and financial experience as a result of the numerous senior positions he has held at multi-national corporations as well as his service as a director of other public company boards. Mr. Giancarlo brings to the Board an important perspective on technology, technology-enabled and related growth industries, as well as acquisitions and the private equity industry.

•

Mr. Idei brings to the Board significant skills and experience from his tenure in a variety of senior positions with Sony Corporation, including as chairman and group chief executive officer as well as his service as a director of other public company boards. Mr. Idei also has expertise in developing technology-based ventures gained from his establishment of a firm that advises Japanese businesses. The Board also benefits from his broad experience in and knowledge of the Asian market and international business.

•

Mr. Kimsey brings to the Board significant knowledge and expertise in finance and accounting matters as a result of his many years of practicing as a certified public accountant and his tenure as global chief executive officer of Ernst & Young Global Limited. Mr. Kimsey also brings an important perspective from his service as a director of other public company boards.

•

Mr. Lipp brings to the Board significant managerial, operational and financial experience as a result of his tenure as chairman and chief executive of Travelers Property Casualty Corp. (the predecessor company to the Travelers Companies, Inc.) and the various senior executive positions he held at JPMorgan Chase & Co. and Citigroup Inc. as well as his service as a director of other public company boards. Mr. Lipp also provides the Board with a valuable perspective as a result of his services as trustee or director of several non-profit organizations.

•

Ms. Magner brings to the Board significant business experience and operations expertise gained from the various senior management roles that she has held with Citigroup Inc. and as a partner with a private equity firm that she co-founded as well as through her service as a director of other public company boards. Ms. Magner also has leadership experience and perspective from her work in various philanthropic endeavors as an advocate on issues affecting consumers, women and youth globally.

•

Ms. McGarvie brings to the Board significant experience and expertise in management, finance and accounting gained from her experience as chief financial officer of BIC Group, her experience in senior financial positions at other major companies, her tenure as chief executive officer of a firm she founded that focused on finance and leadership, her service as a director of other public company boards and her experience as a member of the faculty of the Harvard Business School. Ms. McGarvie also has significant international experience and is the author of two books on leadership.

•

Sir Mark brings to the Board many years of experience leading global organizations and experience as chair or managing director of companies including Anglo American plc and the Royal Dutch/Shell Group as well as through his service as a director of other public company boards. Sir Mark has experience and expertise in international business and governance and has worked in a number of countries during his career, largely outside of Europe. He has also gained significant experience with several philanthropic organizations.

•

Mr. Nanterme brings to the Board a deep knowledge of Accenture and its operations from 30 years of experience with the Company, including as chairman and chief executive officer as well as group chief executive of Accenture’s Financial Services operating group and as our chief leadership officer. He brings to the Board experience in human capital strategy and an understanding of the global marketplace and competitive landscape.

•

Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and CEO of Accor, as chairman and CEO of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets.

•

Mr. von Schimmelmann brings to the Board leadership experience as a result of his position as chief executive officer of Deutsche Postbank AG as well as through his service as a director of other public company boards. The Board also benefits from his expertise in management as well as his experience in the European market and significant experience in international business.

Process for Shareholders to Recommend Director Nominees

Our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, and the Nominating & Governance Committee’s general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Gilles C. Pélisson, chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: General Counsel, Secretary & Chief Compliance Officer. As provided for in our Corporate Governance Guidelines, the Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Accenture plc’s articles of association prescribe certain timing and nomination requirements with respect to any such recommendation. Please refer to Article 84(a)(ii) of our articles of association (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com) for information on these requirements.

Finance Committee

The Finance Committee consists of five independent directors: Charles H. Giancarlo (who serves as chair), Jaime Ardila, Dina Dublon, Robert I. Lipp and Marjorie Magner. Jaime Ardila joined the committee as of August 20, 2013 upon his appointment as a director. The Finance Committee held nine meetings in fiscal 2013, five of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•

review and make recommendations regarding our capital structure and corporate finance strategy and activities, including any issuance of equity and debt securities, financing plans, debt ratings, share repurchase philosophy and strategy, share redemption and purchase activities, and dividend policy;

•	review and make recommendations regarding our treasury function, investment strategies, banking and cash management arrangements and financial risk management;

•	review and make recommendations regarding funding and oversight of and investment planning for our various defined benefit and contribution plans;

•	review and make recommendations to the Board with respect to major investments, acquisitions, divestitures, joint ventures or similar transactions;

•	review and make recommendations to the Board with respect to our insurance programs and structures and other activities to manage financial risks in our business;

•	have the chair of the committee review annually with the Audit Committee the risk assessment process undertaken by the committee with respect to the risks overseen by the committee; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transactions Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Corporate Governance Guidelines and our Code of Business Ethics.

The Related Person Transactions Policy provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the Board or by the Nominating & Governance Committee. Our directors and executive officers are required to provide prompt notice of any plan or proposal to engage in a related person transaction to the General Counsel, Secretary & Chief Compliance Officer, who in turn must, after a preliminary review, together, if deemed appropriate, with our outside counsel, present it to the Nominating & Governance Committee.

In reviewing related person transactions, the Nominating & Governance Committee will consider the relevant facts and circumstances, including, among other things:

•	the identity of the related person, the nature of the related person’s interest in the transaction and the material terms of the transaction;

•	the importance of the transaction both to the Company and to the related person;

•

whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

•	whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

The Nominating & Governance Committee will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law.

Generally, the Related Person Transactions Policy applies to any current or proposed transaction in which:

•	the Company was or is to be a participant;

•	the amount involved exceeds $120,000; and

•

any related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner and any immediate family member of such person) had or will have a direct or indirect material interest.

Certain Related Person Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners through aggregation of holdings of their affiliates of 5% or more of a class of voting securities of the Company and, as a result, are considered a “related person” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course. During fiscal 2013, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities. Each of the following transactions was entered into on an arm’s length basis in the ordinary course.

•

We provided consulting services to MFS Investment Management (also known as Massachusetts Financial Services Company), which, together with its affiliates, beneficially owned approximately 8.1% of our outstanding Class A ordinary shares based on a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on November 1, 2013. During fiscal 2013, Accenture recorded revenues of approximately $3.1 million for these services.

•

BlackRock, Inc., together with its affiliates, beneficially owned approximately 5.1% of our outstanding Class A ordinary shares based on a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on September 11, 2013 and received investment management fees totaling approximately $215,000 in fiscal 2013 with respect to mutual funds offered under the Company’s global retirement programs.

•

We provided consulting and outsourcing services to the Capital Group Companies, Inc. (“Capital”), which, together with its affiliates, beneficially owned approximately 5.1% of our outstanding Class A ordinary shares based on a Notification of Holdings under Irish law provided to Accenture on November 4, 2013. During fiscal 2013, Accenture recorded revenues of approximately $24.7 million for these services. In addition, Capital and its affiliates received investment management fees totaling approximately $1.2 million in fiscal 2013 with respect to mutual funds offered under the Company’s global retirement programs.

In addition, we seek to hire the most qualified candidates and consequently do not preclude the employment of family members of current directors and executive officers. Mr. von Schimmelmann’s son, Berthold von Schimmelmann, is a senior manager in our technology business and is based in Australia.

He earned approximately $180,000 in base and bonus compensation during fiscal 2013, which was commensurate with his peers’ compensation and established in accordance with the Company’s compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. He did not serve as an executive officer of the Company during this period and did not have a key company-level strategic role within the Company in that he did not drive the strategy or direction of the Company, nor was he personally accountable for the Company’s financial results.

REPORTS OF THE COMMITTEES OF THE BOARD

Audit Committee Report

Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, each member of the Audit Committee meets the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee:

•

Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements with management and with Accenture’s independent registered public accounting firm. The committee also reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•

Discussed with KPMG LLP (together with its affiliates, “KPMG”) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” The committee also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the committee concerning independence and discussed with KPMG their independence and related matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2013 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2014 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2015 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:

THE AUDIT COMMITTEE

William L. Kimsey, Chair

Robert I. Lipp

Blythe J. McGarvie

Gilles C. Pélisson

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation Committee:

THE COMPENSATION COMMITTEE

Marjorie Magner, Chair

William L. Kimsey

Mark Moody-Stuart

PROPOSAL NO. 3—NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2014. The Board is asking our shareholders to ratify, in a non-binding vote, the appointment of KPMG as our independent registered public accounting firm to hold office until our annual general meeting of shareholders in 2015 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Although ratification is not required by our memorandum and articles of association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The text of the resolution in respect of proposal no. 3 is as follows:

“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2015 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE BINDING AUTHORIZATION OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO DETERMINE KPMG’S REMUNERATION.

INDEPENDENT AUDITOR’S FEES

Independent Auditor’s Fees

The following table describes fees for professional audit services rendered by KPMG, Accenture’s principal accountant, for the audits of our annual financial statements for the years ended August 31, 2013 and August 31, 2012 and our internal control over financial reporting as of August 31, 2013 and August 31, 2012, and fees billed for other services rendered by KPMG during these periods.

	2013	2012
	(in thousands)
Audit Fees(1)	$14,499	$13,588
Audit-Related Fees(2)	2,324	739
Tax Fees(3)	1,427	238
All Other Fees(4)	660	282

Total	$18,910	$14,847

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture plc’s and Accenture SCA’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for merger and acquisition due diligence services, accounting advice and opinions related to various employee benefit plans and services to issue Statement on Standards for Attestation Engagements (SSAE) No. 16 reports.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. The Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, shareholders are being asked to approve, in an advisory, non-binding vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 38 to 56, as well as the discussion regarding the Compensation Committee on pages 16 to 18.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “Compensation Discussion and Analysis—Fiscal 2013 Compensation Overview and Summary.” Our annualized total shareholder return for the three-year period ended August 31, 2013 was 28%, the highest among our peers, and our annualized total shareholder return for the five-year period ended August 31, 2013 was 14%, also the highest among our peers.

As discussed below in “Compensation Discussion and Analysis,” our compensation philosophy for our named executive officers includes the following elements:

•

Long-term equity compensation has multi-year performance-based vesting.    The most significant single element of our named executive officers’ compensation opportunity over time is the Key Executive Performance Share Program, for which vesting depends exclusively on the Company’s cumulative performance against our annual operating income plan and relative total shareholder return, in each case over a three-year period. In fiscal 2013, the target value of the awards made under this program represented 92% of our chairman and chief executive officer’s total equity compensation and 53% of the total equity compensation of all of our other named executive officers, excluding Mr. Green, taken as a whole.

•

Total cash compensation is tied to performance.    The majority of cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

Compensation unrelated to performance is limited.    Accenture’s employment agreements do not provide for multi-year employment, guaranteed incentive awards or “golden parachutes” upon termination of employment for our named executive officers, aside from that required by law. We do not offer significant perquisites, nor do we provide tax gross-up payments on post-employment benefits.

The text of the resolution in respect of proposal no. 4 is as follows:

“Resolved, that, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5—GRANT BOARD AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. When our shareholders originally approved the adoption of our articles of association on September 1, 2009, the Board was granted this authorization for a period of five years. Because this five-year period will expire on September 1, 2014, we are presenting this proposal no. 5 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board, upon expiration of our existing authority, to issue up to a maximum of 33% of our issued ordinary share capital as of December 6, 2013 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our articles upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of proposal no. 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of proposal no. 5 is as follows:

“That the directors be and are hereby generally and unconditionally authorized with effect from September 1, 2014 to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of $24,029.55 (266,547,869 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 6, 2013 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” GRANTING BOARD AUTHORITY TO ISSUE SHARES UNDER PROPOSAL 5.

PROPOSAL NO. 6—GRANT BOARD AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). When our shareholders originally approved the adoption of our articles of association on September 1, 2009, the Board was granted the authority to opt-out of the statutory pre-emption rights provision of Irish law for a period of five years. Because this five-year period will expire on September 1, 2014, we are presenting this proposal no. 6 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority upon the expiration of our existing authority for a period expiring 18 months from the passing of this resolution, unless renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for proposal no. 5, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our articles upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine the operation of our compensation plans and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of no. 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of proposal no. 6 is as follows:

“As a special resolution, that, subject to the passing of the resolution in respect of proposal no. 5 as set out above and with effect from September 1, 2014, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by proposal no. 5 as if sub-section (1) of Section 23 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $3,640.84 (40,386,040 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 6, 2013 (the latest practicable date before this proxy statement)) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” GRANTING THE BOARD AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS UNDER PROPOSAL 6.

PROPOSAL NO. 7—APPROVAL OF CAPITAL REDUCTION AND CREATION OF DISTRIBUTABLE RESERVES

From time to time, Irish companies seek shareholder approval to create additional “distributable reserves.” Under Irish law we need sufficient “distributable reserves” to repurchase or redeem our shares or to make other distributions to our shareholders in the form of dividends. In this proposal, shareholders are being asked to approve a reduction of our share capital by approximately $10.96 billion, consisting of the August 31, 2013 balance of the share premium account (which is analogous to additional paid in capital in the U.S.) to create additional “distributable reserves” in order to continue to repurchase or redeem shares and to make distributions to shareholders.

Between September 2009, when we first created “distributable reserves” in connection with our reorganization as an Irish public limited company, and August 31, 2013, our “distributable reserves” have been reduced from approximately $17 billion to approximately $12.7 billion. This reduction is attributable to the shares we have repurchased or redeemed under our share repurchase programs and the cash dividends we have paid to our shareholders. Over this period, we have distributed over $11 billion to shareholders in the form of share repurchases and dividends.

On September 26, 2013, we announced that our Board approved (a) an increase of $5 billion in additional repurchase authority under our existing repurchase programs, bringing Accenture’s total outstanding authority to approximately $6.3 billion as of November 30, 2013, and (b) a semi-annual cash dividend of $0.93 per share, an increase of 15% over our previous semi-annual dividend. Share repurchases and the payment of dividends reduce the “distributable reserves” that are available in the future to continue to repurchase or redeem shares and to make distributions to shareholders in the form of dividends. In order to maintain our ability to continue making distributions to shareholders we are seeking shareholder approval of this proposal.

Irish law also requires the Irish High Court’s confirmation of the proposed reduction of share capital and for the resulting reserve to be treated as a “distributable reserve.” If approved by shareholders and confirmed by the Irish High Court, this proposal will result in the reduction of the balance of our share premium account as of August 31, 2013, which was approximately $10.96 billion, and the creation of a reserve in an equal amount to be treated as a “distributable reserve.”

If shareholders approve this proposal, we will seek the Irish High Court’s confirmation as soon as practicable. Although we are not aware of any reason why the Irish High Court would not confirm the reduction of capital so as to enable us to create “distributable reserves,” there is no guarantee of such confirmation.

As required under Irish law, the resolution in respect of no. 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of proposal no. 7 is as follows:

“As a special resolution, that subject to and with the consent of the Irish High Court:

(a) the share capital of the Company be reduced by the cancellation of $10,955,000,000 standing to the credit of the Company’s share premium account and the reserve resulting from the cancellation of the share premium shall be treated as profits available for distribution as defined by Section 45 of Companies (Amendment) Act 1983; and

(b) the Board, acting through one or more of the Company’s executive officers, be and are hereby authorized, on behalf of the Company, to proceed to seek the confirmation of the Irish High Court to a reduction of share capital by $10,955,000,000.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REDUCTION OF SHARE CAPITAL OF THE COMPANY AND THE CREATION OF DISTRIBUTABLE RESERVES.

PROPOSAL NO. 8—AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE OF IRELAND

Under Irish law and in accordance with article 50 of Accenture plc’s articles of association, the shareholders of Accenture plc must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold the 2015 annual general meeting of shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding the 2015 annual general meeting of shareholders at a location outside of Ireland.

The text of the resolution in respect of proposal no. 8 is as follows:

“That the annual general meeting of shareholders in 2015 may be held at such place outside Ireland as may be determined by the directors.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE OF IRELAND.

PROPOSAL NO. 9—AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2013, we repurchased approximately 26.5 million of our ordinary shares in open-market purchases as part of our share buyback activities.

In this proposal, shareholders are being asked to authorize Accenture plc, or any of its subsidiaries, to make open-market purchases of Class A ordinary shares.

Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on July 30, 2015 unless re-approved at the Company’s annual general meeting of shareholders in 2015. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

In connection with the parameters established with the Board regarding our share repurchase programs, these purchases would be made only at price levels that the directors would consider to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 80% or more than 120% of the then closing market price of those shares on the NYSE the day preceding the day on which the relevant shares are purchased. It should be noted that Accenture plc currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 5(b)(iv) of our articles of association. Whether or not this proposed resolution is passed, Accenture plc will retain its ability to effect repurchases as redemptions pursuant to its articles of association, although subsidiaries of Accenture plc will not be able to make open-market purchases of Class A ordinary shares.

In order for a subsidiary of Accenture plc to make open-market purchases of Accenture plc’s Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. The NYSE, on which Accenture plc Class A ordinary shares are listed, is a recognized stock exchange for this purpose under Irish law.

The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than 95,047,875 Class A ordinary shares, which represents 15% of the Company’s issued Class A ordinary shares outstanding as of November 30, 2013.

The text of the resolution in respect of proposal no. 9 is as follows:

“The Company and any subsidiary of the Company are hereby generally authorized to make open-market purchases of Class A ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 95,047,875 Class A ordinary shares of $0.0000225 each.

(b) The maximum price to be paid for any Class A ordinary share shall not be more than 120% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c) The minimum price to be paid for any Class A ordinary share shall not be less than 80% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(d) This general authority will be effective from the date of passing of this resolution.

(e) This general authority is to expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of Section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES.

PROPOSAL NO. 10—DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK

Our historical open-market share repurchases and other share buyback activities result in shares of our ordinary shares being returned as treasury stock. Our executive compensation program, the 2010 Employee Share Purchase Program, and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-issue any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-issued. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 95% and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-issued, except as further described below. Any re-issuance of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.

As required under Irish law, the resolution in respect of no. 10 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of proposal no. 10 is as follows:

“As a special resolution, that the re-issue price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be issued shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-issued shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(c) The re-issue price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes the Company’s compensation program for its named executive officers. The Company’s named executive officers for the fiscal year ended August 31, 2013 are the chief executive officer, the two individuals who served as chief financial officer during the fiscal year and the three most highly compensated executive officers (other than the chief executive officer and chief financial officers), who were serving as executive officers at the end of fiscal 2013. The Company’s named executive officers also include our former executive chairman who retired from the Company effective February 1, 2013, and who is required under SEC rules to be included in our compensation disclosures. When we refer to compensation decisions or awards made for fiscal 2013, or compare compensation of our named executive officers against prior years, our former executive chairman is not included in the discussion or analysis unless otherwise indicated.

The named executive officers for fiscal 2013 are: Pierre Nanterme, chairman and chief executive officer (Mr. Nanterme was named to the additional position of chairman of the Board effective February 1, 2013); David Rowland, who became our chief financial officer on July 1, 2013 (Mr. Rowland previously served as our senior vice president—Finance); Martin I. Cole, group chief executive—Technology; Stephen J. Rohleder, group chief executive—Health & Public Service; Richard Lumb, group chief executive—Financial Services; William D. Green, executive chairman until his retirement; and Pamela J. Craig, chief financial officer until July 1, 2013 (Ms. Craig retired from the Company effective August 31, 2013).

Fiscal 2013 Compensation Overview and Summary

The compensation of the Company’s named executive officers is tied to both Company and individual performance.

Company Fiscal 2013 Performance

During fiscal 2013, the Company delivered results that were generally in line with the initial business outlook we provided during the September 27, 2012 earnings announcement. Specifically, in fiscal 2013, the Company delivered the following results:

•	New bookings of $33.3 billion, within the Company’s business outlook of $31 billion to $34 billion. New bookings included a negative 2% foreign-exchange impact.

•	Net revenues of $28.6 billion, an increase of 4% in local currency and 3% in U.S. dollars, below the Company’s initial business outlook of an increase of 5% to 8% in local currency.

•

Operating margin of 15.2%. Excluding the effects of a $274 million benefit from a reduction in reorganization liabilities, the Company’s operating margin for fiscal 2013 was 14.2%, an expansion of 30 basis points from fiscal 2012, which exceeded the Company’s initial business outlook of 14.0% to 14.1%.

•

Earnings per share of $4.93. Excluding the effects of the $0.38 per share benefit from a reduction in reorganization liabilities and a $0.34 per share benefit from final determinations related to prior year U.S. federal tax liabilities, the Company’s earnings per share for fiscal 2013 were $4.21, an expansion of 10% from fiscal 2012, which were below the Company’s initial business outlook of $4.22 to $4.30.

•

Free cash flow of $2.9 billion (calculated as operating cash flow of $3.3 billion less property and equipment additions of $370 million), within the Company’s business outlook range of free cash flow of $2.8 billion to $3.1 billion.

We continued to return a significant portion of our free cash flow to shareholders. In fiscal 2013, we returned a total of $3.7 billion to shareholders, reflecting $2.54 billion in share repurchases and $1.12 billion in dividend payments made during the fiscal year. Our weighted average diluted shares decreased by approximately 2% compared to fiscal 2012. In addition, we increased our semi-annual dividend payment to shareholders that was paid in November 2013 to $0.93 per share (a 15% increase from the previous semi-annual dividend payment).

In fiscal 2013, we continued to implement a growth strategy focused on industry and technology differentiation, as well as geographic expansion. We integrate our capabilities across management consulting, technology and business process outsourcing to provide differentiated, industry- and function-based, end-to-end business services. We continue to invest at substantial levels in order to position our business for growth, with a particular focus on our strategic initiatives, including analytics, cloud computing, insight driven health, interactive/digital marketing, mobility and smart grid. In fiscal 2013, we made significant investments, including more than $800 million in acquisitions, with a particular focus in interactive/digital marketing as well as our industry business services, such as Accenture Credit Services. Our geographic expansion strategy focuses on emerging and mature markets with significant growth potential for us, including our priority emerging markets, which are the ASEAN (Association of Southeast Asian Nations) countries, Brazil, China, India, Mexico, the Middle East, Russia, South Africa, South Korea and Turkey.

We also continued to evolve our global delivery model, which allows us to draw on our people and other resources from around the world—including scalable, standardized processes, methods and tools; specialized management consulting, business process and technology skills; cost advantages; foreign-language fluency; proximity to clients; and time zone advantages—to deliver high-quality solutions. Emphasizing quality, productivity, reduced risk, speed to market and predictability, our global delivery model enables us to provide clients with competitive services and solutions.

Our Global Delivery Network continues to be a competitive differentiator for us. As of August 31, 2013, we had more than 182,000 people in our network globally, up from 162,000 at the end of fiscal 2012, and more than 50 delivery centers around the world.

In addition, during the fiscal year, we continued to execute our human capital strategy to ensure we deploy our employees on a timely basis to fulfill the needs of our clients and ensure the future growth of Accenture. In fiscal 2013, we hired approximately 60,000 new employees globally (which includes employees that joined Accenture through acquisitions), ending the fiscal year with a global headcount of approximately 275,000 people, while maintaining employee utilization within our targeted range.

Further, in fiscal 2013, we continued to strengthen our corporate citizenship efforts. Most notably, we exceeded our original commitment to equip 250,000 people around the world with skills to get a job or build a business more than a year ahead of our 2015 target and subsequently increased our goal to equipping 500,000 people with these skills by 2015.

Pay-for-Performance

Accenture’s compensation practices, including with respect to the named executive officers, are tied to Company and individual performance, which are evaluated based on three broad themes that we use to tie pay to performance for our named executive officers: driving growth by helping Accenture’s clients become high performance businesses—“Value Creator”; educating, energizing and inspiring Accenture’s people—“People Developer”; and running Accenture as a high performance business—“Business

Operator.” As discussed more fully below, the Compensation Committee believes that total compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance (see “—Process For Determining Executive Compensation,” “—Role of Benchmarking” and “—Performance Objectives Used in Evaluations” below).

The Compensation Committee established the performance-based compensation for fiscal 2013 and the equity awards to be made in January 2014, based in part on the analysis in a pay-for-performance report prepared for the Compensation Committee by its compensation consultant, Pay Governance. Taking into consideration fiscal 2013 performance and the other factors described below under “—Process for Determining Executive Compensation,” the Compensation Committee decided to approve a lower overall level of funding for the global annual bonus and lower awards under the Accenture Leadership Performance Equity Award in the aggregate to our executive officers when compared to fiscal 2012, as further discussed below.

In terms of alignment between pay and performance, in the Compensation Committee’s view, which was based on Pay Governance’s report, the performance-based compensation paid for fiscal 2013 demonstrated a linkage between realizable total direct compensation for our named executive officers and total shareholder return over the past three years. Accordingly, the Compensation Committee concluded that our named executive officers’ compensation is aligned with the Company’s performance from a shareholder perspective, as relative performance was ranked higher than relative pay as compared to our peer group (see “—Role of Benchmarking—Comparison of Realizable Total Direct Compensation to Company Performance” below).

To tie pay to performance, our named executive officers are eligible for a cash bonus award that rewards our named executive officers and other eligible employees for a combination of Company and individual performance over the fiscal year. Beginning in fiscal 2013, we simplified our cash bonus awards by combining the annual bonus and individual performance bonus programs in which our named executive officers previously participated, into the global annual bonus program. This program offers our named executive officers the same bonus opportunities they previously had under the two former programs. In addition, the Company uses three long-term equity compensation programs: the Key Executive Performance Share Program; the Senior Officer Performance Equity Award Program; and, except in the case of the chairman and chief executive officer, the Accenture Leadership Performance Equity Award Program, each of which also rewards for a combination of Company and individual performance. The Senior Officer Performance Equity Award Program and the Accenture Leadership Performance Equity Award Program are intended to reward executives for performance in the preceding fiscal year, while the Key Equity Performance Share program is intended to reward achievement of future performance. The target grant date fair value of the long-term equity awards made to Mr. Nanterme and our other named executive officers taken as a whole, in fiscal 2013 constituted approximately 71% and 48%, respectively, of their fiscal 2013 compensation, excluding the incremental fair value associated with the modification to awards previously granted to Ms. Craig made in connection with her retirement as discussed under “—Process for Determining Executive Compensation—Retired Named Executive Officers” below. Our cash and long-term equity compensation programs are described under “—Cash Compensation” and “—Long-Term Equity Compensation” below.

The compensation of each of the named executive officers for fiscal 2013 is described below and in the “Summary Compensation Table.” When reviewing Mr. Green’s compensation in the “Summary Compensation Table” below, it is important to consider that during fiscal 2011, Mr. Green served as chairman and chief executive officer until January 1, 2011, before transitioning to the role of being solely our executive chairman, a position he held until his retirement on February 1, 2013. For information regarding the compensation of the other named executive officers for fiscal 2013, see “—Process for Determining Executive Compensation—Named Executive Officers Other than the Chairman and Chief Executive Officer” and “Summary Compensation Table” below.

Say-on-Pay and Say-on-Frequency Votes

In connection with the discharge of its responsibilities, the Compensation Committee considered the result of the 2013 annual advisory, non-binding “say-on-pay” proposal for which a substantial majority (97.2%) of our shareholders approved the compensation programs described in our proxy statement for the 2013 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2013 as a result of the shareholder advisory vote.

As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual general meeting. Until that time, we expect to hold an advisory, non-binding “say-on-pay” vote on an annual basis.

Objectives of the Compensation Program

The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The program is designed to:

•	attract, retain and motivate the best executives who are responsible for the success of Accenture;

•	align market relevant rewards with Accenture’s principle of meritocracy by rewarding high performance;

•	ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan;

•	prevent the potential dilutive effect of our rewards; and

•	offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture.

Process for Determining Executive Compensation

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved against the performance objectives for the year in the context of the overall performance of the market (as discussed below under “—Performance Objectives Used in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year. Within each of these three categories of achievement (“exceeds,” “meets” and “partially meets”), the Compensation Committee further determines whether the Company’s performance was in the low, medium or high range of performance within that category.

In October 2013, the Compensation Committee, in consultation with Messrs. Nanterme and Rowland, determined the overall Company performance for fiscal 2013. In assessing overall Company performance, the Compensation Committee focused on those aspects of the Company’s performance reflected in the results discussed under “—Fiscal 2013 Compensation Overview and Summary—Company Fiscal 2013 Performance” above. In making its determination, the Compensation Committee noted that although net revenues and earnings per share were below our initial business outlook, our overall results were very much aligned with the expectations reflected in our initial business outlook for fiscal 2013. The Compensation Committee determined that the Company’s performance “met” the objectives for the year as a whole and was in the “high” range of the “meets” category (see chart below), highlighting in particular that over the course of fiscal 2013, the Company’s operating margin (as adjusted to exclude a benefit from a reduction in reorganization liabilities) exceeded expectations, new bookings were at an all-time high and the Company generated solid free cash flow.

The Compensation Committee’s determination of the Company’s performance rating is then used as one of the key factors in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. In setting compensation, the Compensation Committee took into account as a key factor the individual performance ratings for the chairman and chief executive officer it set together with the Nominating & Governance Committee and the lead director (who is a member of the Compensation Committee), as prescribed by the committees’ charters, and the individual performance ratings for the other named executive officers.

Summaries of the processes undertaken, and compensation decisions made by the Compensation Committee in October 2013 for (1) our chairman and chief executive officer, (2) the other named executive officers who are still employees of the Company as of the date of this proxy statement and (3) our retired named executive officers, is set out below.

Chairman and Chief Executive Officer

At a meeting in October 2013, the Nominating & Governance Committee, together with the Compensation Committee (which includes the lead director), set Mr. Nanterme’s individual performance rating for fiscal 2013 at the same level as the overall Company performance rating set out above. In making this determination, the committees took into account the Company’s overall fiscal 2013 performance, the results of Mr. Nanterme’s leadership (including feedback solicited by our chief human resources officer) and the impact that he had on the Company’s performance, as well as his performance against a set of approximately 20 performance “objectives,” some of which were Company-based performance objectives. As described below in “—Performance Objectives Used in Evaluations,” these financial, operational and qualitative objectives fell under three themes: driving growth by helping Accenture’s clients become high performance businesses—“Value Creator”; educating, energizing and inspiring Accenture’s people—“People Developer”; and running Accenture as a high performance business—“Business Operator.” In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material. Mr. Nanterme was not present during the committees’ review of his performance.

At a subsequent meeting, the Compensation Committee reviewed with its compensation consultant, Pay Governance, the results of Pay Governance’s market trends report, chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, Pay Governance provided input to the Compensation Committee regarding the final 2013 compensation for Mr. Nanterme. This input reflected the Company’s performance results for fiscal 2013; sustained historical performance results achieved over multiple years; external market references (including absolute and relative performance against peers); internal compensation references; and the leadership role of Mr. Nanterme. Mr. Nanterme was not involved in setting his own compensation, and was not present during the Compensation Committee’s review of his own compensation.

As a result of its fiscal 2013 assessments and the input of its compensation consultant, the Compensation Committee approved the following compensation for Mr. Nanterme:

•	base compensation of €865,476, to be paid in Euros for the compensation year beginning on December 1, 2013, consistent with his base compensation for the 2013 compensation year;

•	fiscal 2013 cash bonus of €2,310,000, to be paid in Euros, a decrease of 16% compared with fiscal 2012; and

•

equity awards with a target grant date fair value of approximately $11,000,000 to be made in January 2014. These equity awards represent an increase of 13% compared with the target grant date fair value of the equity awards made to Mr. Nanterme in January 2013, reflecting the measured and phased approach that has been used by the Compensation Committee to bring Mr. Nanterme’s compensation in line with market relevant pay. Of that amount, the Key Executive Performance Share Program with a target grant date fair value of $10,000,000 will vest, if at all, based on the three-year Company performance following the completion of fiscal 2016, and the remainder will vest on a time-based schedule under the Senior Officer Performance Equity Award Program, each as described below under “—Long-Term Equity Compensation.”

Named Executive Officers Other than the Chairman and Chief Executive Officer

In determining the fiscal 2013 compensation of the named executive officers, other than the chairman and chief executive officer, Mr. Nanterme submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Mr. Nanterme considered the following four factors: (1) Company performance, including objective and subjective measures; (2) each officer’s individual contribution and demonstrated leadership; (3) internal comparisons across the global management committee; and (4) external market references. Individual contribution and leadership of each named executive officer were measured against the relevant portions of the performance “objectives” as described below in “—Performance Objectives Used in Evaluations.” Management and the Compensation Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material.

Mr. Nanterme discussed with the Compensation Committee the leadership role and performance of each of the named executive officers, other than himself. For the other named executive officers, to the extent applicable, Mr. Nanterme also discussed with the Compensation Committee the financial results of the businesses for which they were responsible. In developing his recommendations to the Compensation Committee for the compensation of such named executive officers, Mr. Nanterme used a report prepared by Towers Watson for management. The Towers Watson report included information on market-comparable compensation based on a benchmarking approach developed by Towers Watson and Pay Governance. Before making the final compensation decisions for the year, the Compensation Committee shared and reviewed with Pay Governance both the recommendations of Mr. Nanterme and the Towers Watson report prepared for management. Mr. Nanterme’s recommendations for equity awards to Mr. Rowland also took into consideration his appointment to the role of chief financial officer effective July 1, 2013.

Based upon Mr. Nanterme’s recommendations, the Compensation Committee’s assessment of each of the other named executive officers’ fiscal 2013 performance and their upcoming responsibilities, and the other considerations described in this Compensation Discussion and Analysis, the Compensation

Committee approved the following compensation for the named executive officers other than the chairman and chief executive officer:

•	base compensation for the compensation year beginning on December 1, 2013, consistent with their respective base compensation for the 2013 compensation year.

•

equity awards to be made in January 2014, including awards based on their individual performance in fiscal 2013, with a total target grant date fair value, taken as a whole, consistent with the total target grant date fair value, taken as a whole, made to them in fiscal 2013 (excluding awards to Ms. Craig who will not receive equity awards in fiscal 2014). However, excluding Mr. Rowland’s awards (which, as described below, were increased in connection with his appointment to the role of chief financial officer), the overall funding of the Accenture Leadership Performance Equity Award Program decreased from that of the prior year.

The changes referenced above reflect year-over-year changes in the compensation of the named executive officers included in this proxy statement (they do not reflect changes to the compensation of this year’s named executive officers against the named executive officers included in last year’s proxy statement).

For additional information on the process for determining the amounts of cash compensation and long-term equity compensation for our current named executive officers, see “—Cash Compensation” and “—Long-Term Equity Compensation” below.

Retired Named Executive Officers

As previously announced, on October 18, 2012, in connection with Mr. Green’s retirement from the Company, at the recommendation of the Compensation Committee, the Board determined to waive the remaining service-based vesting conditions for that portion of Mr. Green’s then-outstanding equity awards that were not otherwise scheduled to vest on or prior to his retirement. These waivers apply to Mr. Green’s awards under the 2011 and 2012 Key Executive Performance Share Programs with respect to his shares of performance-vested restricted share units (“RSUs”) (which as of the date of this proxy statement, assuming target performance, would be 80,260 shares). The Compensation Committee left Mr. Green’s base compensation unchanged from the prior year.

Also as previously announced, on April 24, 2013, in connection with the retirement of Ms. Craig, at the recommendation of the Compensation Committee, the Board determined to waive the remaining service-based vesting conditions for that portion of certain of Ms. Craig’s then-outstanding equity awards that were not otherwise scheduled to vest on or prior to her retirement. As of the date of this proxy statement, these waivers apply to 28,586 time-vested RSUs, which were granted for Ms. Craig’s past performance, under the 2011, 2012 and 2013 Senior Officer Performance Equity Award Programs, and to 29,492 (assuming target performance) performance-vested RSUs under the 2012 and 2013 Key Executive Performance Share Programs that were not otherwise scheduled to vest on or prior to her retirement.

An additional number of shares could be earned as dividend equivalents in accordance with Mr. Green’s and Ms. Craig’s equity award agreements. Although the Board waived the remaining service-based vesting conditions for the awards for Mr. Green and Ms. Craig under the Key Executive Performance Share Programs, the vesting for each award will occur only to the extent that Accenture’s performance objectives are met over the three-year performance period for each award, with the actual number of shares (which may be below, at or above target) determined based on Accenture’s cumulative performance over the relevant performance period. In the case of both Mr. Green and Ms. Craig, the incremental fair value associated with the modifications to these previously granted equity awards, as determined for financial statement purposes, is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards for Fiscal 2013” table below as if new grants.

Also as previously disclosed, on April 24, 2013 and at the recommendation of the Compensation Committee, the Board determined that in lieu of awards of RSUs under the 2014 Senior Officer Performance Equity Award Program and the 2014 Accenture Leadership Performance Equity Award Program (each described below under “—Long-Term Equity Compensation”), which are intended to reward our named executive officers for their fiscal 2013 performance, Ms. Craig would instead receive an equivalent cash payment for her fiscal 2013 performance, in an amount to be established at the time the award of RSUs to the other named executive officers was determined. This has the effect of changing equity compensation that would have been reportable for Ms. Craig in fiscal 2014 had she been a named executive officer for that fiscal year to bonus compensation for fiscal 2013, as reflected in the “Summary Compensation Table” below.

Cash Compensation

Cash compensation for Accenture’s named executive officers consists of two components: base compensation and the global annual bonus.

Base Compensation

Base compensation provides a fixed level of compensation to a named executive officer each year and reflects the named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect at the beginning of the compensation year, which begins on December 1 of each year.

Global Annual Bonus

Beginning in fiscal 2013, we simplified our cash bonus awards by combining the former annual bonus and individual performance bonus programs into the global annual bonus. This combined program offers our named executive officers the same bonus opportunities they previously had under the two former programs and is used to tie pay to both individual and Company performance. Funds are accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against these targets and are subject to approval by the Compensation Committee. Once the program’s Company-wide funding for the year is finalized, individual payout is determined based on each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made in December. The program is designed to give higher bonuses to top performers and to provide higher incentives as employees advance through our career levels. All members of Accenture Leadership (approximately 5,250 employees), in addition to our named executive officers, are generally eligible for the global annual bonus.

Each of the named executive officers was assigned an annual target award level that is a percentage of his or her base compensation. These percentages represent the sum of the percentages previously used in the former annual bonus and individual performance bonus programs. For Mr. Nanterme, this percentage ranged from zero to 350% (an increase over last year’s aggregate maximum opportunity of 328%). Consistent with last year, for Ms. Craig, this percentage ranged from zero to 190% and for the other named executive officers, this percentage ranged from zero to 145%. A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool under the plan and his or her individual annual performance rating, subject to a cap on the maximum payout. The Compensation Committee took the Company’s overall performance results into consideration in approving an overall funding percentage for the global annual bonus that was moderately below the overall target level. This funding percentage applied to all eligible Accenture employees, including the named executive officers, based on their individual performance and career level.

Fiscal 2013 Cash Compensation Determinations

The Compensation Committee determined the total cash bonus compensation to be awarded to the named executive officers as part of its decision on the overall compensation for each of these officers as discussed under “—Process for Determining Executive Compensation” above. For the value of cash compensation amounts paid to our named executive officers during fiscal 2013 (for base compensation) or with respect to their fiscal 2013 performance (for non-equity incentive plan compensation), see the “Summary Compensation Table” below.

The total cash compensation for Mr. Nanterme is discussed above under “—Process for Determining Executive Compensation—Chairman and Chief Executive Officer.” With respect to total cash compensation for the other named executive officers, we do not believe that a year-over-year percentage comparison is meaningful for fiscal 2013 due to the significant changes in the number and composition of the other named executive officers between fiscal 2013 and fiscal 2012. The base compensation of our other named executive officers during fiscal 2013 was generally consistent with base compensation of those individuals during fiscal 2012. Total cash bonus awards made to the other named executive officers for fiscal 2013 were generally lower than total cash bonus awards made to those individuals for fiscal 2012 (excluding the cash awards made to Ms. Craig in lieu of equity awards as discussed above) for the reasons discussed under “—Fiscal 2013 Compensation Overview and Summary—Pay-for-Performance” above.

Long-Term Equity Compensation

Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute a significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. In fiscal 2013, the Company’s compensation included three separate programs for our named executive officers.

Program	Eligible Employees	Objective
Key Executive Performance Share Program	Named executive officers and select members of the global management committee

Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a three-year period following the grant.

Senior Officer Performance Equity Award Program	Named executive officers and select members of the global management committee

Reward individual performance for the prior year, encourage retention, align the interests of eligible participants with our shareholders and provide high performers an annual performance award based on individual performance and position relative to market.

Accenture Leadership Performance Equity Award Program	All members of Accenture Leadership, other than Mr. Nanterme	Recognize and reward high performers based on their individual performance and the Company’s performance, in each case, during the prior fiscal year.

The Company also offers all members of Accenture Leadership, including our named executive officers, the opportunity to participate in our Voluntary Equity Investment Program. As described below, this program further encourages share ownership among Accenture Leadership through monthly purchases, with a 50% RSU matching grant opportunity if all of the terms and conditions of this program are satisfied.

Our long-term equity compensation programs are part of a larger framework of compensation for all of our employees. As individuals assume more senior roles at the Company, they become eligible for additional equity compensation programs. As described above, our named executive officers and select members of the global management committee are eligible for awards that are intended to reward their individual performance, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture. Of these programs available to our named executive officers, the Key Executive Performance Share Program is the most significant element of their compensation over time and is also the most closely tied to the Company’s performance over time.

For additional information on the terms of each of these programs and the named executive officers who received awards under them during fiscal 2013, see “Grants of Plan-Based Awards for Fiscal 2013” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below. As required by SEC rules, the equity compensation amounts included in the “Summary Compensation Table” for fiscal 2013 and the “Grants of Plan-Based Awards for Fiscal 2013” table below reflect the grant date fair value of equity awards made during fiscal 2013. Equity awards with respect to fiscal 2013 performance and the fiscal 2014 Key Executive Performance Share Program grants have been approved and will be awarded in January 2014 in accordance with the Company’s standard practice, but are not reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards for Fiscal 2013” table below. See, however, the following information and the information under “—Process for Determining Executive Compensation” above.

The equity awards granted or to be granted to Mr. Nanterme in fiscal 2012, 2013 and 2014 are summarized as follows:

	Target Grant Date Fair Value
	Fiscal 2012	Fiscal 2013	Fiscal 2014
Key Executive Performance Share Program	$6,830,000	$9,000,000	$10,000,000
Senior Officer Performance Equity Award Program	$750,000	$750,000	$1,000,000

Total	$7,580,000	$9,750,000	$11,000,000

Percent change from prior year	+45%	+29%	+13%

As stated above, the Key Executive Performance Share Program is intended to reward achievement of future performance over a three-year period, while the Senior Officer Performance Equity Award Program is intended to reward executives for performance in the preceding fiscal year. The increase in the value of the equity awards made to Mr. Nanterme reflect his transition to the role of chief executive officer (which he assumed on January 1, 2011), his assumption of the role of chairman on February 1, 2013 and the measured and phased approach used by the Compensation Committee to bring Mr. Nanterme’s compensation in line with market relevant pay. The grant date for the awards listed above for fiscal 2014 is January 1, 2014.

The total target grant date fair value of the equity compensation to be awarded in January 2014 to the other named executive officers, excluding Ms. Craig, who will not receive any equity awards, and Mr. Rowland, whose awards will increase as described below, taken as a whole, will decrease 7% from the awards made a year earlier for the reasons discussed under “—Process for Determining Executive Compensation—Named Executive Officers Other than the Chairman and Chief Executive Officer” above. The total target grant date fair value of the equity compensation to be awarded in January 2014 to Mr. Rowland will increase 43% compared with the awards made to him a year earlier as part of a measured and phased approach adopted by the Compensation Committee to bring his compensation in line with market relevant pay in connection with his new role as chief financial officer.

Mr. Nanterme recommended to the Compensation Committee the total equity (under the Key Executive Performance Share Program, the Senior Officer Performance Equity Award Program and the Accenture Leadership Performance Equity Award Program) to be awarded to each of the other named executive officers in January 2014 as part of his overall compensation recommendations. The recommendations of Mr. Nanterme were based, in part, on (1) Company and individual performance (or, in the case of the Key Executive Performance Share Program award, the individual’s scope of responsibility for fiscal 2014), each as described below under “—Performance Objectives Used in Evaluations,” and (2) market survey data. The market survey data was prepared by Towers Watson for management and was based on a benchmarking approach developed by Towers Watson and Pay Governance. The recommendations of Mr. Nanterme, including the survey information from Towers Watson, were discussed by the Compensation Committee with Pay Governance. The Compensation Committee then made a final decision on the amount of equity to be awarded to these officers. As discussed above, in lieu of equity awards based on her fiscal 2013 performance, Ms. Craig will receive a cash award in January 2014.

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to the named executive officers and select members of the global management committee and is intended to be the most significant single element of our named executive officers’ compensation over time. The program rewards these individuals for driving the Company’s business to meet performance objectives related to two metrics: operating income results and relative total shareholder return, in each case, over a three-year period following the grant. For grants made in fiscal 2013, the Company continued its approach of weighting operating income results more heavily than total shareholder return (see the specific performance vesting criteria discussed in “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below). This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over a three-year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program.

Of the total grant date fair value of the equity grants to be made in January 2014, 91% of the equity granted to Mr. Nanterme and 63% of the equity granted to the other named executive officers (other than Ms. Craig who will not receive equity awards in 2014) will be awarded under the Key Executive Performance Share Program. These awards will vest at the target level only if the Company achieves in each fiscal year 100% of the annual operating income plans approved by the Board early in each fiscal year and only if the Company achieves the 60th percentile on cumulative total shareholder return relative to a peer group of companies. We believe linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. As a result of Company performance over the three-year period from fiscal 2011 through fiscal 2013, the 2011

Key Executive Performance Share Program awards vested at 112.6% of target levels (75.1% of maximum award levels) (see “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table—Key Executive Performance Share Program” below).

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award Program provides an annual award of RSUs in recognition of prior-year performance to the named executive officers and high-performing members of the global management committee. Awards are recommended by the chairman and chief executive officer to the Compensation Committee for the named executive officers other than himself. This program rewards individual performance, encourages retention, aligns the interests of our named executive officers and other eligible participants with our shareholders and provides high performers an annual performance award based on individual performance and position relative to market. The program furthers the Company’s goals of compensating the named executive officers at levels comparable with those of the Company’s peer companies and maintaining a significant equity component in the named executive officers’ compensation.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program, for which all members of Accenture Leadership are eligible, is designed to recognize and reward high-performing members of Accenture Leadership for their performance in the most recently completed fiscal year and is funded based on overall Company performance. High-performing members of Accenture Leadership receive equity grants in the form of RSUs based on their annual performance rating. Each of the named executive officers, except Mr. Nanterme, is eligible for grants under this program based on his or her annual performance rating for fiscal 2013. The number of RSUs granted to members of Accenture Leadership under this program may also be adjusted based on Company performance. Based on Company performance for fiscal 2012, awards made in January 2013 were set at 100% of the maximum value. To reflect the Company’s performance in fiscal 2013, this percentage was set at 70% of the maximum value for the awards to be made in January 2014.

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all members of Accenture Leadership, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture plc Class A ordinary shares. Total contributions from all participating members of Accenture Leadership under this program are limited to an amount that is not more than 15% of the total amount expended for cash compensation for members of Accenture Leadership. Following the end of the program year, participants who continue to be employed are awarded a 50% matching RSU grant that generally vests two years later, which enables members of Accenture Leadership to receive one RSU for every two shares they purchased during the year, provided they do not sell or transfer the purchased shares prior to the matching grant date.

Fiscal 2013 Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. These include the use of an automobile and driver for the chairman and chief executive officer, premiums paid on life insurance policies, tax-return preparation services and, for our retired named executive officers, partially subsidized medical insurance benefits and in some instances, office space and administrative support. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2013 is included in the “Summary Compensation Table” below.

Role of Benchmarking

To support the Compensation Committee, Pay Governance performs extensive analyses focusing on executive compensation trends, compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals and pay-for-performance alignment.

Additionally, each year the Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for the named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, with the assistance of Pay Governance, the Compensation Committee identified a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. This group of companies is different from, and broader than, the peer group companies used for the five-year comparison of cumulative total return the Company presents in its annual report to shareholders. The Compensation Committee believes this grouping provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business. The peer group companies for fiscal 2013 has been unchanged since fiscal 2010.

Following are the peer group companies used in assessing compensation for fiscal 2013:

•	Automatic Data Processing, Inc.

•	Cisco Systems, Inc.

•	Computer Sciences Corporation

•	EMC Corporation

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Lockheed Martin Corporation

•	Marsh & McLennan Companies, Inc.

•	Microsoft Corporation

•	Oracle Corporation

•	SAIC, Inc.

•	Xerox Corporation

The Compensation Committee and Pay Governance also reviewed, for reference, a report prepared by Towers Watson for management based on (1) the most recent available published survey data and (2) data from the peer companies’ most recent proxy filings on compensation levels of the highest-paid executives at comparably large companies. The Compensation Committee uses this information to understand the current compensation practices in the broader marketplace. While providing valuable background information, this information did not materially affect the determination of the compensation of any named executive officer for fiscal 2013.

Determination of Total Compensation Opportunity

As discussed above under “—Fiscal 2013 Compensation Overview and Summary—Pay-for- Performance,” our compensation programs are designed to provide each of the named executive officers a total compensation opportunity and structure that should result in realizable total direct compensation that aligns with the Company’s and the individual’s performance.

In determining the total compensation opportunity for each named executive officer, in addition to considering Company performance, each officer’s individual contribution and internal comparisons across the global management committee, the Compensation Committee also reviewed, with the assistance of Pay Governance, the total compensation opportunities of the named executive officers of the companies within our peer group, specifically analyzing the reported total compensation opportunity at the 50th and 75th percentiles of the peer group as appropriate frames of reference. The Compensation Committee believes that the Company’s programs are designed so that the named executive officers should only receive a level of compensation in the upper quartile of our peer group if both their individual performance and the Company’s performance are in the “exceeds” category, as discussed under “—Process for Determining Executive Compensation” above and “—Performance Objectives Used in Evaluations” below.

Because the future performance of neither the Company nor the companies in our peer group are known at the time that the compensation opportunities under the Company’s programs are established, Pay Governance also performs for the Compensation Committee an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers as discussed below. This review is intended to help the Compensation Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended.

Comparison of Realizable Total Direct Compensation to Company Performance

In structuring the compensation programs for the named executive officers, the Compensation Committee uses a multi-year evaluation of realizable total direct compensation, which was prepared by Pay Governance after the end of fiscal 2013 and which compares the Company’s performance relative to its peer group. The analysis assesses the alignment of the Company’s performance with compensation that is earned over the relevant period. Realizable total direct compensation is defined as the sum of: (1) cash compensation earned during the most recent three-year period; (2) the ending value (rather than the grant date fair value) of all time-vested RSUs granted during the most recent three-year period, as measured by the closing stock price at fiscal year-end; (3) the ending value of performance-vested equity awards that were earned in the final year of the most recent three-year period and the estimated value, based on performance to date, of any performance-vested equity awards still outstanding as of the end of the relevant period, both as measured by the closing stock price at fiscal year-end; and (4) with respect to the companies in our peer group, the ending value of in-the-money stock options granted during the three-year period.

For the 2011 to 2013 fiscal years, the Company’s composite performance with respect to total shareholder return was the highest among the Company’s peer group, while the realizable total direct compensation for Accenture’s named executive officers was at the 58th percentile of the Company’s peer group, indicating that Accenture’s pay and performance were aligned over the three-year period from a shareholder perspective, as relative performance was ranked higher than relative pay as compared to our peer group. The realizable total direct compensation was calculated using the methodology described above for the three-year comparison period and included Ms. Craig as the chief financial officer for fiscal 2011 and 2012 and Mr. Rowland for fiscal 2013, and each of the other named executive officers, other than Mr. Green, named in the Company’s proxy statement for the relevant fiscal years. The Compensation Committee continues to believe that a multi-year evaluation relative to the Company’s peer group is more appropriate in determining compensation than a single-year benchmark. This longer-term outlook is reflected in the three-year performance periods used for grants made under the Key Executive Performance Share Program as described above (see “—Long-Term Equity Compensation—Key Executive Performance Share Program”).

Performance Objectives Used in Evaluations

As discussed above under “—Cash Compensation” and “—Long-Term Equity Compensation,” individual performance-based compensation is determined by evaluating performance against annual objectives, with no single objective being material to an individual’s overall performance evaluation. The objectives for fiscal 2013 were reviewed and approved by the Compensation Committee at the beginning of the fiscal year and served as one of the components against which the Nominating & Governance Committee, together with the Compensation Committee (which includes the lead director), considered Mr. Nanterme’s performance for fiscal 2013. These included financial objectives that were established at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating income, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. After these company-wide performance objectives were determined by the Compensation Committee for Mr. Nanterme, relevant portions were then incorporated into the performance objectives of the other named executive officers. Each named executive officer other than Mr. Nanterme may also have additional objectives specific to his or her role. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, reduces incentives to take excessive risk with respect to any single objective.

The Nominating & Governance Committee, together with the Compensation Committee (which includes the lead director), with respect to Mr. Nanterme, and Mr. Nanterme with respect to the other named executive officers, evaluated the annual performance of, and issued an individual performance rating for, each of the named executive officers for fiscal 2013, by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation were used by Mr. Nanterme in connection with setting his recommendations to the Compensation Committee for each of the named executive officers’ fiscal 2013 performance-based compensation, other than for himself. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

As in prior years, the Company’s performance objectives for fiscal 2013 centered on three overarching themes:

•

Driving growth by helping the Company’s clients become high performance businesses—“Value Creator.” The Company’s objectives included improving our market share position across our growth platforms, focusing on the leadership position of our brand in the marketplace, growing in our priority emerging markets and continuing to invest in our strategic initiatives. These objectives were applicable to each of the named executive officers except the chief financial officer. To help achieve these objectives, the Company continued its focus on industries and market innovation and continued to invest in and enhance its capabilities and offerings in key technologies, business services and strategic initiatives, including analytics, cloud computing, insight-driven health, interactive/digital marketing, mobility and smart grid.

•

Educating, energizing and inspiring the Company’s people—“People Developer.” The Company’s objectives included motivating its employees and executing its human capital and diversity strategies. These objectives were applicable to each of the named executive officers. In fiscal 2013, the Company continued to implement its human capital strategy to ensure that it has the right skills and capabilities, at the right levels and in the right places, to continue to bring innovation to its clients and build a high performance business for the future. The Company continued to invest in its people, spending $878 million on training for its employees during the fiscal year to build their skills and ensure they have the capabilities to continue helping the Company’s clients. The Company continued with its programs to identify and develop high-potential future Accenture leaders in Greater China, India, the ASEAN countries, Mexico and Latin America, among other geographies. The Company also invested in executive leadership development for women, which aims to identify and develop high potential women leaders within Accenture, and its annual program that focuses on building future client account leadership capabilities. The Company was widely recognized externally for its diversity efforts to attract and retain working mothers, ethnic minorities, military veterans, people with disabilities and lesbian, gay, bisexual and transgender (LGBT) employees. Further, in fiscal 2013, the Company demonstrated its ongoing commitment to corporate citizenship and sustainability initiatives by continuing to reduce its carbon footprint and exceeding its Skills to Succeed goal of equipping 250,000 people around the world with the skills to get a job or build a business more than a year ahead of our 2015 target and increasing this goal to equipping 500,000 people with these skills by 2015.

•

Running Accenture as a high performance business—“Business Operator.” The Company’s fiscal 2013 business outlook included the new bookings, revenues, operating margin, earnings per share and free cash flow targets outlined under “—Fiscal 2013 Compensation Overview and Summary—Company Fiscal 2013 Performance” above. For fiscal 2013, the Company’s overall results were very much aligned with our initial business outlook. Overall, the Company generated positive local-currency revenue growth of 4% for the year, expanded its operating margin while continuing to invest in the business, delivered an all-time high in annual new bookings, generated solid free cash flow, and continued to achieve high levels of internal controls compliance, although net revenues and earnings per share were below our initial business outlook. The new bookings and revenues objectives were applicable to each of the named executive officers, other than the chief financial officer. The operating income, earnings per share and free cash flow objectives were applicable to each of the named executive officers.

Equity Ownership Requirements

The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, by the fifth anniversary of achieving that status, each of the named executive officers is required to hold Accenture equity with a value equal to at least six times his or her base compensation. Except Mr. Rowland, who has until the fifth anniversary of his appointment to the role of chief financial officer on July 1, 2013 to comply with this requirement, each of the named executive officers maintains ownership of Accenture equity in excess of this requirement. Executives may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs, and the Company does not apply holding periods to any specific equity award beyond its vesting date(s).

Derivatives and Hedging

All employees, including our named executive officers, are subject to a policy that prohibits them (or their designees) from purchasing shares on margin or purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, whether or not such securities were acquired from Accenture’s equity compensation programs.

Pledging Company Securities

The members of our global management committee, our executive officers and other key employees are prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.

Employment Agreements

The Company’s named executive officers, other than Mr. Nanterme, have each entered into standardized employment agreements with the Company’s local affiliates in the country in which they are employed that include non-competition and non-solicitation obligations. The Company’s employment agreements, including Mr. Nanterme’s agreement, do not include negotiated compensatory commitments, guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change of control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control or other features that have been found in executive employment agreements in the Company’s industry, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives. In limited circumstances, the Company may negotiate separation arrangements with certain of its executive officers with respect to their equity awards.

Mr. Nanterme’s employment agreement is governed by French law, and includes the following provisions:

•

payments for his post-employment non-competition and non-solicitation obligations, equal to 12 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination), provided, however, that those payments can be reduced or limited to the extent the Company chooses not to enforce the non-competition and non-solicitation obligations;

•

three months’ notice (or payment of three months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination) in lieu of notice) except in the case of serious or gross misconduct; and

•

except in the case of voluntary resignation, a severance payment under the collective bargaining agreement that applies under French law to all Accenture employees in France, equal to one-third of a month of base and bonus compensation (based on the average amount received over the 12 months preceding termination) per year of service, up to a maximum of 12 months, in each case, as described under “—Post-Termination Compensation” and “Potential Payments Upon Termination” below.

Mr. Lumb’s employment agreement, which is our standard agreement for members of Accenture Leadership in the United Kingdom and governed by the laws of England and Wales, requires six months’ notice for termination (or payment of six months’ base compensation in lieu of notice), except in the event of termination for cause.

Post-Termination Compensation

The Company has structured its employment arrangements with the named executive officers such that it only provides limited post-termination compensation. Except as required under French law for Mr. Nanterme as discussed above, the Company’s employment agreements with our named executive officers do not contain multi-year or significant lump-sum compensation payouts to a named executive officer upon termination of employment. Similarly, except for Mr. Rowland, the Company has chosen not to contribute to pension or other retirement plans for any of the current named executive officers and does not offer significant deferred cash compensation or other post-employment benefits. Mr. Rowland became a participant in the Company’s U.S. pension plan prior to assuming a leadership role with the Company. As described under “Pension Benefits for Fiscal 2013” below, the benefits for Mr. Rowland under this plan were frozen on August 31, 2000. The Company believes that its focus on performance, rather than benefits, is consistent with its “high performance” business culture.

U.S. Accenture Leader Separation Benefits Plan

Members of Accenture Leadership employed in the United States, including Messrs. Rowland, Rohleder and Cole (and, prior to her retirement, Ms. Craig), are eligible for benefits under our Accenture Leader Separation Benefits Plan. With respect to our most senior leaders, this plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the leader’s employment is involuntarily terminated, other than for “cause” (as defined under the plan), the terminated executive is entitled to receive the following:

•

if the termination is for reasons unrelated to performance: (1) an amount equal to six months of base compensation, plus (2) one week of base compensation for each completed year of service (up to an additional two months of base compensation), plus (3) a $12,000 Consolidated Omnibus Budget Reconciliation Act (“COBRA”) payment (which is related to health and dental benefits); or

•	if the termination is for reasons related to performance: (1) an amount equal to four months of base compensation, plus (2) an $8,000 COBRA payment.

In addition, members of Accenture Leadership who are terminated involuntarily other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person (see “Potential Payments upon Termination” below).

U.S. Retiree Medical Insurance Benefits Plan

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the Accenture Leader Retiree Medical Benefit Plan, which provides partially subsidized medical insurance benefits for them and their dependents. The amount of the Company’s contribution toward this benefit is based upon the applicable Accenture Leadership member’s years of service with the Company (see “Potential Payments upon Termination”).

No Change of Control Arrangements

As described above, the Company’s employment agreements do not contain “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change of control. Similarly, we do not provide our executive officers U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control.

Recoupment Policy

Accenture has adopted a recoupment or “clawback” policy that applies to both incentive cash bonus and equity-based incentive compensation awarded to the Company’s executive officers, global management committee and approximately 200 of its most senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation Committee, the Company may seek to recoup any incentive based compensation awarded to any executive subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (3) a lower award would have been made to the covered executive had it been based upon the restated financial results.

Under the terms of Mr. Nanterme’s employment agreement, a violation of his obligations of confidentiality, non-competition and/or non-solicitation would result in a repayment by him of six months of base compensation.

In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. For example, in the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees), the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

Compensation Risk Assessment and Management

In fiscal year 2013, management performed an annual comprehensive review for the Compensation Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

•	compensation programs operate within a governance and review structure that serves and supports risk mitigation;

•	the Compensation Committee approves performance awards for executive officers after reviewing corporate and individual performance;

•	a balance of annual and long-term incentive opportunities and of fixed and variable features;

•

vesting of performance-based equity awards, the most significant element of our named executive officers compensation opportunity over time, is determined based on achievement of two metrics, measured on a cumulative basis, over a three-year period (operating income relative to plan and total shareholder return relative to Accenture’s peer group);

•	focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance; and

•

Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “—Equity Ownership Requirements” above).

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2011, August 31, 2012 and August 31, 2013. Mr. Cole was not a named executive officer in fiscal 2011 and Messrs. Rowland, Rohleder and Lumb were not named executive officers in either fiscal 2011 or 2012; therefore, in accordance with the SEC’s disclosure rules, information regarding compensation for the years that those individuals were not named executive officers is not included in the table below. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)	Total ($)
Pierre Nanterme(4)	2013	$1,126,333	—		$10,481,421		—	$3,134,328	—		$44,313	$14,786,395
Chairman and Chief Executive Officer	2012	$1,142,810	—		$7,579,949		—	$3,565,182	—		$2,153	$12,290,094
	2011	$1,155,018	—		$5,224,905		—	$3,404,262	—		—	$9,784,185
David P. Rowland(5)	2013	$1,082,750	—		$1,190,562		—	$815,138	$—	(6)	$5,176	$3,093,626
Chief Financial Officer
Martin I. Cole	2013	$1,136,125	—		$2,559,692		—	$1,270,188	—		$17,728	$4,983,733
Group Chief Executive—Technology	2012	$1,136,125	—		$2,109,948		—	$1,596,540	—		$6,906	$4,849,519
Stephen J. Rohleder	2013	$1,136,125	—		$2,359,666		—	$1,431,518	—		$13,130	$4,940,439
Group Chief Executive—Health & Public Service
Richard Lumb(7)	2013	$972,812	—		$2,502,470		—	$1,202,060	—		$2,133	$4,679,475
Group Chief Executive—Financial Services
William D. Green(8)	2013	$525,568	—		$8,138,997	(9)	—	—	—		$61,239	$8,725,804
Executive Chairman and Former Chief Executive Officer	2012	$1,250,000	—		$9,124,951		—	$2,775,000	—		$10,954	$13,160,905
	2011	$1,250,000	—		$12,124,958		—	$2,725,000	—		$4,889	$16,104,847

Pamela J. Craig(10)	2013	$1,189,500	$1,640,000	(11)	$8,214,478	(9)	—	$1,567,761	—		$143,588	$12,755,327
Chief Financial Officer	2012	$1,189,500	—		$3,693,935		—	$2,173,782	—		$4,555	$7,061,772
	2011	$1,189,500	—		$3,624,665		—	$2,090,546	—		$—	$6,904,711

(1)	Represents aggregate grant date fair value of stock awards during each of the years presented, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2013. Terms of the fiscal 2013 stock awards are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” above and in “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718, which is based on probable outcome as of the grant date, assumes vesting between target and maximum for fiscal 2013 awards and vesting at target for both fiscal 2012 and fiscal 2011 awards. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

	Year	Key Executive Performance Share Program
		Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Mr. Nanterme	2013	$9,731,348	$13,499,965
	2012	$6,829,953	$10,244,971
	2011	$2,999,965	$4,499,966
Mr. Rowland	2013	$540,625	$749,983
Mr. Cole	2013	$1,459,712	$2,024,995
	2012	$1,249,989	$1,874,990
Mr. Rohleder	2013	$1,459,712	$2,024,995
Mr. Lumb	2013	$1,351,591	$1,874,959
Mr. Green	2013	$—	$—
	2012	$5,024,961	$7,537,472
	2011	$6,624,989	$9,937,484
Ms. Craig	2013	$1,892,194	$2,624,942
	2012	$1,749,984	$2,624,987
	2011	$1,749,973	$2,624,960

(2)	For fiscal 2013, amounts reflect December 2013 payments under the global annual bonus program with respect to the 2013 fiscal year. The terms of the global annual bonus are summarized under “Compensation Discussion and Analysis—Cash Compensation—Global Annual Bonus” above. For fiscal 2012 and fiscal 2011, amounts reflect payments made following the respective fiscal year end under the former annual bonus and individual performance bonus programs.

(3)	In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to the named executive officers are not included for fiscal 2013 for Messrs. Rowland, Cole, Rohleder and Lumb and for Ms. Craig because the aggregate incremental value of perquisites is less than $10,000 for each of these named executive officers. The incremental costs of perquisites and other personal benefits provided to Mr. Nanterme for fiscal 2013 were $32,795 for a car and driver and $4,500 for tax preparation fees. The incremental cost of Mr. Nanterme’s car and driver was computed based on the actual fees paid to a service provider, converted to U.S. dollars at an exchange rate of $0.76840, which was the average monthly translation rate for fiscal 2013. The incremental costs of perquisites and other personal benefits provided to Mr. Green for fiscal 2013 were $6,685 to partially subsidize retiree medical insurance benefits.

Included for fiscal 2013 are life insurance premium payments of $11,518 for Mr. Nanterme, $3,677 for Mr. Rowland, $6,651 for Mr. Cole, $6,589 for Mr. Rohleder, $2,133 for Mr. Lumb, $3,512 for Mr. Green and $6,277 for Ms. Craig, and payments of $1,499 for Mr. Rowland, $11,077 for Mr. Cole, $6,541 for Mr. Rohleder, $2,071 for Mr. Green and $60 for Ms. Craig paid as reimbursement for excess taxes paid by them in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which excesses were reimbursed by the Company. The amounts also include $137,251 for Ms. Craig and $44,471 for Mr. Green for the accrued vacation payments they received in connection with their retirements in fiscal 2013.

Also, in accordance with applicable SEC rules, the value of dividend equivalents credited or otherwise allocated to RSUs in the form of additional RSUs with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of RSU awards. Additional RSUs awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

(4)	Mr. Nanterme, our chairman and chief executive officer, is based in Europe and is compensated in Euros. We converted his fiscal 2013 cash compensation to U.S. dollars at an exchange rate of $0.7684, which was the average monthly translation rate for fiscal 2013, except with respect to the Non-Equity Incentive Plan Compensation amount, which was converted to U.S. dollars at an exchange rate of $0.7370, which is the monthly translation rate for the month in which the applicable payment will be made.

(5)	Mr. Rowland served as our senior vice president—Finance until July 1, 2013, when he became our chief financial officer.

(6)	Mr. Rowland is our only named executive officer who has benefits under a pension plan or other retirement plan to which the Company contributes. He became a participant in the pension plan prior to assuming a leadership role at the Company, and his benefits under the plan were frozen on August 31, 2000. In accordance with the SEC’s disclosure rules, no change is reflected in the table because the actuarial present value of his accumulated pension benefit declined by $40,928 during fiscal 2013 due to a change in the applicable discount rate. The terms of his pension arrangements are summarized under “Pension Benefits for Fiscal 2013” below.

(7)	Mr. Lumb, our group chief executive—Financial Services, is based in the United Kingdom and is compensated in Pound Sterling. We converted his fiscal 2013 cash compensation to U.S. dollars at an exchange rate of $0.6403, which was the average monthly translation rate for fiscal 2013, except with respect to the Non-Equity Incentive Plan Compensation amount, which was converted to U.S. dollars at an exchange rate of $0.6161, which is the monthly translation rate for the month in which the applicable payment will be made.

(8)	Mr. Green stepped down as executive chairman and from our Board and retired from Accenture, effective February 1, 2013.

(9)	As described in “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” above, in connection with Mr. Green’s retirement on February 1, 2013 and Ms. Craig’s retirement on August 31, 2013, among other things, the Company modified the terms of the outstanding RSU awards of Mr. Green and Ms. Craig (other than Ms. Craig’s matching grant award under the 2011 Voluntary Equity Investment Program) to waive the remaining service-based vesting conditions for the portion of those awards that were not otherwise scheduled to vest on or prior to their respective retirements. In accordance with SEC requirements, the amount disclosed as “Stock Awards” for Mr. Green and Ms. Craig for fiscal 2013 in the table above represents the sum of the following (each of which is also included in the “Grants of Plan-Based Awards for Fiscal 2013” table below): (a) the grant date fair values of the RSUs granted to each of them in routine fashion on January 1, 2013 (which are computed as described in Note 1 above); and (b) the incremental fair values of the awards modified in connection with their respective retirements (which are computed as of the modification date in accordance with Topic 718 under the assumptions identified in Note 1 above, that, among other things, assume that awards would be forfeited absent modification), in order to reflect all compensation decisions made by Accenture during fiscal 2013 with respect to these awards. With respect to the modifications of the awards under the Key Executive Performance Share Program originally granted in fiscal 2011 and fiscal 2012, the estimate of the incremental fair values determined in accordance with Topic 718 assumes vesting based on the Company’s estimated performance through the modification date. The incremental value of the modified awards is:

	Award	Value ($)
Mr. Green	Modified 2011 Key Executive Performance Share Program award:	$1,843,366
	Modified 2012 Key Executive Performance Share Program award:	$3,425,685

		$5,269,051

Ms. Craig	Modified 2012 Key Executive Performance Share Program award:	$841,230
	Modified 2013 Key Executive Performance Share Program award:	$1,476,057
	Modified 2011 Senior Officer Performance Equity Award Program award:	$798,864
	Modified 2012 Senior Officer Performance Equity Award Program award:	$721,076
	Modified 2013 Senior Officer Performance Equity Award Program award:	$585,103

		$4,422,330

Assuming maximum performance is achieved with respect to the modified Key Executive Performance Share Program awards, the incremental fair values of these awards as of the modification date would be:

	Award	Value ($)
Mr. Green	Modified 2011 Key Executive Performance Share Program award:	$2,765,015
	Modified 2012 Key Executive Performance Share Program award:	$5,138,286

Ms. Craig	Modified 2013 Key Executive Performance Share Program award:	$1,261,884
	Modified 2012 Key Executive Performance Share Program award:	$2,047,706

The 2011 Key Executive Performance Share Program award vested on October 17, 2013, as further described in the “Option Exercises and Stock Vested in Fiscal 2013” table below.

(10)	Ms. Craig stepped down as chief financial officer as of July 1, 2013 and retired from Accenture, effective August 31, 2013.

(11)	As described in “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” above, the amount reflects an equivalent cash payment to reward Ms. Craig’s performance in fiscal 2013 and to be made in January 2014 in lieu of RSU awards under the 2014 Senior Officer Performance Equity Award Program and 2014 Accenture Leadership Performance Equity Award Program, as follows:

	Award	Value ($)
Ms. Craig	2014 Senior Officer Performance Equity Award Program award:	$1,500,000
	2014 Accenture Leadership Performance Equity Award Program award:	$140,000

		$1,640,000

This cash payment had the effect of changing equity compensation that would have been reportable in fiscal 2014 had Ms. Craig been a named executive officer for that fiscal year to bonus compensation reportable for fiscal 2013.

Grants of Plan-Based Awards for Fiscal 2013

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2013 under any incentive plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Pierre Nanterme	1/1/2013	10/31/2012	—	—	—	—		—		—		11,372	(3)	—	—	$749,983
	1/1/2013	10/31/2012	—	—	—	68,227	(4)	136,473	(4)	204,700	(4)	—		—	—	$9,731,438
	10/31/2012	10/31/2012	$—	$2,252,666	$3,942,165	—		—		—		—		—	—	—
David Rowland	1/1/2013	10/31/2012	—	—	—	—		—		—		3,790	(3)	—	—	$249,950
	1/1/2013	10/31/2012	—	—	—	3,790	(4)	7,582	(4)	11,372	(4)	—		—	—	$540,625
	1/1/2013	10/31/2012	—	—	—	—		—		—		6,065	(5)	—	—	$399,987
	10/31/2012	10/31/2012	$—	$1,088,164	$1,569,988	—		—		—		—		—	—	—
Martin I. Cole	1/1/2013	10/31/2012	—	—	—	—		—		—		10,614	(3)	—	—	$699,993
	1/1/2013	10/31/2012	—	—	—	—		—		—		6,065	(5)	—	—	$399,987
	1/1/2013	10/31/2012	—	—	—	10,234	(4)	20,471	(4)	30,705	(4)	—		—	—	$1,459,712
	10/31/2012	10/31/2012	$—	$1,141,806	$1,647,381	—		—		—		—		—	—	—
Stephen J. Rohleder	1/1/2013	10/31/2012	—	—	—	—				—		7,581	(3)	—	—	$499,967
	1/1/2013	10/31/2012	—	—	—	—				—		6,065	(5)	—	—	$399,987
	1/1/2013	10/31/2012	—	—	—	10,234	(4)	20,471	(4)	30,705	(4)	—		—	—	$1,459,712
	10/31/2012	10/31/2012	$—	$1,141,806	$1,647,381	—		—		—		—		—	—	—
Richard Lumb	1/1/2013	10/31/2012	—	—	—	—		—		—		7,581	(3)	—	—	$499,967
	1/1/2013	10/31/2012	—	—	—	—		—		—		6,065	(5)	—	—	$399,987
	1/5/2013	7/25/2012	—	—	—	—		—		—		3,903	(6)	—	—	$250,925
	1/1/2013	10/31/2012	—	—	—	9,475	(4)	18,954	(4)	28,430	(4)	—		—	—	$1,351,591
	10/31/2012	10/31/2012	$—	$977,677	$1,410,578	—		—		—		—		—	—	—
William D. Green	1/1/2013	10/31/2012	—	—	—	—		—		—		43,517	(3)	—	—	$2,869,946
	10/18/2012	10/18/2012	—	—	—	13,335	(7)	26,671	(7)	40,006	(7)	—		—	—	$1,843,366
	10/18/2012	10/18/2012	—	—	—	24,779	(7)	49,565	(7)	74,344	(7)	—		—	—	$3,425,685
Pamela J. Craig	1/1/2013	10/31/2012	—	—	—	—		—		—		22,744	(3)	—	—	$1,499,967
	1/1/2013	10/31/2012	—	—	—	—		—		—		6,065	(5)	—	—	$399,987
	1/1/2013	10/31/2012	—	—	—	13,266	(4)	26,536	(4)	39,802	(4)	—		—	—	$1,892,194
	10/31/2012	10/31/2012	$—	$1,659,353	$2,260,050	—		—		—		—		—	—	—
	4/24/2013	4/24/2013	—	—	—	—		—		—		10,352	(8)	—	—	$798,864
	4/24/2013	4/24/2013	—	—	—	—		—		—		9,344	(8)	—	—	$721,076
	4/24/2013	4/24/2013	—	—	—	—		—		—		7,582	(8)	—	—	$585,103
	4/24/2013	4/24/2013	—	—	—	5,450	(7)	10,901	(7)	16,352	(7)	—		—	—	$841,230
	4/24/2013	4/24/2013	—	—	—	8,844	(7)	17,690	(7)	26,535	(7)	—		—	—	$1,476,057

(1)	Represents cash award target opportunity range made pursuant to the global annual bonus, the terms of which are summarized under “Compensation Discussion and Analysis—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Performance Objectives Used in Evaluations” above. The amounts for Mr. Nanterme, who is compensated in Euros, and Mr. Lumb, who is compensated in Pound Sterling, were converted into U.S. dollars at exchange rates of $0.7684 and $0.6403, respectively, which were the average monthly translation rates for fiscal 2013. For the actual amounts to be paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and applicable footnote. Amounts reported under the “Maximum” column represent the high end of the target opportunity range.

(2)	Except as otherwise indicated for Mr. Green and Ms. Craig, represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2013 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.

(3)	Represents RSU grant made pursuant to the 2013 Senior Officer Performance Equity Award Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Senior Officer Performance Equity Award Program” above.

(4)	Reflects RSU grants made pursuant to the 2013 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

(5)	Represents RSU grant made pursuant to the 2013 Accenture Leadership Performance Equity Award Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.

(6)	Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

(7)	As described in “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” above, in connection with the retirements of Mr. Green on February 1, 2013 and Ms. Craig on August 31, 2013, among other things, the Company modified the terms of their respective outstanding RSU awards (other than Ms. Craig’s matching grant award under the 2011 Voluntary Equity Investment Program) to waive the remaining service-based vesting conditions for that portion of these awards that were not otherwise scheduled to vest on or prior to their respective retirements. In accordance with SEC requirements, the incremental fair values associated with these modifications, computed as of the modification date in accordance with Topic 718, is reflected in the table above as if new grants had been made. The numbers of RSUs and the incremental fair value associated with the awards indicated in the table above reflect modifications of Mr. Green’s 2011 and 2012 Key Executive Performance Share Program awards and Ms. Craig’s 2012 and 2013 Key Executive Performance Share Program awards, as follows:

	Award	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Mr. Green	Modified 2011 Key Executive Performance Share Program award:	13,335	26,671	40,006	$1,843,366
	Modified 2012 Key Executive Performance Share Program award:	24,779	49,565	74,344	$3,425,685
Ms. Craig	Modified 2012 Key Executive Performance Share Program award:	5,450	10,901	16,352	$841,230
	Modified 2013 Key Executive Performance Share Program award:	8,844	17,690	26,535	$1,476,057

(8)	As described in “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” and footnote 7 to this table above, in connection with the retirement of Ms. Craig on August 31, 2013, among other things, the Company modified the terms of her outstanding 2011, 2012 and 2013 Senior Officer Performance Equity Award Programs awards to waive the remaining service-based vesting conditions for that portion of these awards that were not otherwise scheduled to vest on or prior to her retirement. In accordance with SEC requirements, the number of RSUs and the incremental fair values associated with the modifications, computed as of the modification date in accordance with Topic 718, is reflected in the table above as if new grants had been made. The number of RSUs and incremental fair value of the modified awards are:

	Award	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Ms. Craig	Modified 2011 Senior Officer Performance Equity Award Program award:	10,352	$798,864
	Modified 2012 Senior Officer Performance Equity Award Program award:	9,344	$721,076
	Modified 2013 Senior Officer Performance Equity Award Program award:	7,582	$585,103

Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table

Global Annual Bonus

Our global annual bonus program is described under “Compensation Discussion and Analysis—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Performance Objectives Used in Evaluations” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2013 pursuant to the Key Executive Performance Share Program, which have a three-fiscal-year performance period beginning on September 1, 2012 and ending on August 31, 2015. The Compensation Committee determined that the compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return, in each case over that three-year period.

•

Operating income results.    Up to 75% of the total RSUs granted to a named executive officer on January 1, 2013 under this program will vest, if at all, at the end of the three-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the three-year performance period, the Compensation Committee approves an operating income plan for this program that is based on the operating income plan for the Company approved by the full Board. This operating income plan is equivalent to the operating income plan included in our annual fiscal year performance objectives, as described above under “Compensation Discussion and Analysis—Performance Objectives Used in Evaluations.” The aggregate of these three annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the three years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate Versus Target	Percentage of RSUs Granted that Vest (Out of a Maximum of 75%)
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
Below Threshold	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

•

Total shareholder return.    Up to 25% of the total RSUs granted to a named executive officer on January 1, 2013 under this program will vest, if at all, at the end of the three-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Index. Total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2015), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2012). In order to compare Accenture’s total shareholder return with that of our comparison companies and the S&P 500 Index, each company and the S&P 500 Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Index is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	16.67%
Threshold	Accenture is ranked at the 40th percentile	8.33%
Below Threshold	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

For fiscal 2013, the following comparison companies, together with the S&P 500 Total Return Index, are used for measuring total shareholder return for the Key Executive Performance Share Program, chosen in advance of the 2013 compensation year and unchanged from the comparison companies and index used for the award granted in fiscal 2012:

Automatic Data Processing, Inc.

Cap Gemini S.A.

Cisco Systems

Computer Sciences Corporation

EMC Corporation

Hewlett-Packard Company

International Business Machines Corporation

Lockheed Martin Corporation

Microsoft Corporation

Oracle Corporation

SAIC, Inc.

Sapient Corporation

Xerox Corporation

S&P 500 Total Return Index

This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally and identified under “Compensation Discussion and Analysis—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a better comparative group for purposes of evaluating total shareholder return.

Accenture plc Class A ordinary shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers, other than Mr. Green, received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2013. With the exception of Mr. Cole, who was eligible for provisional age-based vesting on the grant date, and Mr. Green and Ms. Craig, for whom the Board waived the remaining service-based vesting conditions for their awards resulting in the condition being deemed satisfied as of their respective retirement dates (as described above in “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers), our named executive officers must be employed by Accenture on the last day of the relevant performance period in order to receive the underlying Accenture plc Class A ordinary shares. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 56 and completing ten years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the three-year performance period based on the portion of the performance period during which he or she was employed. In connection with Mr. Green’s and Ms. Craig’s retirements from Accenture, effective February 1, 2013 and August 31, 2013, respectively, the Board determined to waive the remaining service-based vesting conditions for that portion of their outstanding awards that were not otherwise scheduled to vest on or prior to their retirements. The waiver of service-based vesting applied to Mr. Green’s awards under the 2011 and 2012 Key Executive Performance Share Programs and Ms. Craig’s awards under the 2012 and 2013 Key Executive Performance Share Programs, with respect to their shares of performance-vested RSUs, plus an additional number of shares that could be earned as dividend equivalents under these programs. The terms of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the

Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards. The vesting schedules for the outstanding Key Executive Performance Share Program awards are set forth in footnotes 2 and 4 to the “Outstanding Equity Awards at August 31, 2013” table below.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Senior Officer Performance Equity Award Program” above.

In general, grants under the Senior Officer Performance Equity Award Program vest in full on the third anniversary of the grant date. However, grants under this program for participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers, as further shown in the “Option Exercises and Stock Vested in Fiscal 2013” table below. The actual vesting schedules for these outstanding awards are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2013” table below. The waiver of service-based vesting discussed above also applied to Ms. Craig’s awards under the 2011, 2012 and 2013 Senior Officer Performance Share Programs.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.

In general, grants under the Accenture Leadership Performance Equity Award program vest in three equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied for all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2013, as further shown in the “Option Exercises and Stock Vested in Fiscal 2013” table below. The actual vesting schedules for these outstanding awards are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2013” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, members of Accenture Leadership, including all of our named executive officers, where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of one RSU for every two shares that have been purchased during the previous program year and that have not been sold or transferred prior to the awarding of the matching grant. This matching grant will generally vest in full two years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating members of Accenture Leadership under this program are limited to an amount that is not more than 15% of the total amount expended for cash compensation for members of Accenture Leadership, subject to annual review and approval by the Compensation Committee. In the last completed program year, which ran from January to December 2012, both Ms. Craig and Mr. Lumb participated in the Voluntary Equity Investment Program and, based on their purchases through the program, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2013 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Recoupment Policy

Our equity awards are subject to recoupment under specified conditions, as described under “Compensation Discussion and Analysis—Recoupment Policy” above.

Outstanding Equity Awards at August 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Pierre Nanterme	16,237	—	—	$24.73	2/18/2015	120,219	$8,685,823	335,875	$24,266,969
David Rowland	—	—	—	—	—	28,465	$2,056,596	22,156	$1,600,771
Martin I. Cole	—	—	—	—	—	—	$—	56,921	$4,112,518
Stephen J. Rohleder	—	—	—	—	—	9,422	$680,740	56,921	$4,112,518
Richard Lumb	—	—	—	—	—	46,829	$3,383,395	48,141	$3,478,163
William D. Green	—	—	—	—	—	—	—	145,698	$10,526,681
Pamela J. Craig	27,335	—	—	$24.73	11/29/2013	—	—	77,545	$5,602,602

(1)	Represents partner performance options granted to Mr. Nanterme and Ms. Craig on February 18, 2005. All of our named executive officers, except for Mr. Lumb, were awarded grants of stock options in 2005 for performance in fiscal 2004. The exercise price of stock options that were granted to each of the named executive officers was set at a price equal to the average of the high and low trading price of a share of our ordinary stock on the applicable grant date, as required by our equity compensation plans. We believe this average is more representative of the price of our stock on the grant date than a price from a single, arbitrary point in time. All of the options vested in three equal annual installments beginning on the anniversary of the grant date and prior to the beginning of fiscal 2013. The expiration date of Ms. Craig’s options reflects her retirement on August 31, 2013.

(2)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Mr. Nanterme	2011 Key Executive Performance Share Program(a)	January 1, 2011	73,775	In full on October 17, 2013
	2011 Senior Officer Performance Equity Award Program	January 1, 2011	29,119	In full on January 1, 2014
	2012 Senior Officer Performance Equity Award Program	January 1, 2012	9,666	In two installments: 4,832 on January 1, 2014 and 4,834 on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	7,659	In two installments: 3,829 on January 1, 2014 and 3,830 on January 1, 2016
Mr. Rowland	2011 Key Executive Performance Share Program(a)	January 1, 2011	12,297	In full on October 17, 2013
	2011 Senior Officer Performance Equity Award Program	January 1, 2011	5,462	In full on January 1, 2014
	2012 Senior Officer Performance Equity Award Program	January 1, 2012	4,834	In two installments: 1,609 on January 1, 2014 and 3,225 on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	3,829	In two installments: 1,275 on January 1, 2014 and 2,554 on January 1, 2016
	2013 Accenture Leadership Performance Equity Award Program	January 1, 2013	2,043	In full on July 19, 2014
Mr. Rohleder	2011 Senior Officer Performance Equity Award Program	January 1, 2011	3,645	In full on January 1, 2014
	2012 Senior Officer Performance Equity Award Program	January 1, 2012	3,224	In full on January 1, 2014
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	2,553	In full on January 1, 2014
Mr. Lumb	2011 Key Executive Performance Share Program(a)	January 1, 2011	18,444	In full on October 17, 2013
	2012 Senior Officer Performance Equity Award Program	January 1, 2012	9,666	In two installments: 3,220 on January 1, 2014 and 6,446 on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	7,658	In two installments: 2,551 on January 1, 2014 and 5,107 on January 1, 2016
	2013 Accenture Leadership Performance Equity Award Program	January 1, 2013	2,043	In full on July 19, 2014
	2011 Voluntary Equity Investment Program	January 5, 2012	5,075	In full on January 5, 2014
	2012 Voluntary Equity Investment Program	January 5, 2013	3,943	In full on January 5, 2015

(a)	Pursuant to the 2011 Key Executive Performance Share Program, 112.6% of the target award of RSUs vested on October 17, 2013, after the end of fiscal 2013, based on the Company’s achievement of specified performance criteria over the period beginning September 1, 2010 and ended August 31, 2013 as determined by the Compensation Committee on the vesting date. Awards made to Messrs. Nanterme, Rowland and Lumb remained fully subject to service criteria. Those awards, including RSUs awarded in connection with dividend adjustments, are reflected in the main table above as equity incentive plan awards that have been earned but remain unvested as of August 31, 2013. Pursuant to the age-based vesting conditions of their awards, Messrs. Cole, Rohleder and Green had each fully satisfied the service criteria for vesting as of August 31, 2013. Pursuant to the compensation arrangements approved by the Board in connection with her retirement, Ms. Craig had also fully satisfied the service criteria for vesting as of August 31, 2013. Therefore, the awards to Messrs. Cole, Rohleder and Green and Ms. Craig are treated as having fully vested for the RSUs earned as of August 31, 2013, and reflected in the “Option Exercises and Stock Vested in Fiscal 2013” table below.

(3)	Values determined based on August 30, 2013 closing market price of Accenture plc Class A ordinary shares of $72.25 per share.

(4)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Plan Year:	2012	2013
Award Date:	January 1, 2012 (#)	January 1, 2013 (#)
Based on Plan Achievement Level:	Maximum	Target
Mr. Nanterme	198,033	137,842
Mr. Rowland	14,498	7,658
Mr. Cole	36,244	20,677
Mr. Rohleder	36,244	20,677
Mr. Lumb	28,996	19,145
Mr. Green	145,698	—
Ms. Craig	50,742	26,803

RSUs granted pursuant to the 2012 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2011 and ending August 31, 2014 as determined by the Compensation Committee following the end of fiscal 2014. RSUs granted pursuant to the fiscal 2013 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2012 and ending August 31, 2015 as determined by the Compensation Committee following the end of fiscal 2015. The terms of the 2013 Key Executive Performance Share Program are summarized above in “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

Results for the 2012 and 2013 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the maximum and target levels for the 2012 Key Executive Performance Share Program, the amounts reflected in these columns with respect to that program are the maximum amount. As results to date indicate achievement between the target and threshold levels for the 2013 Key Executive Performance Share Program, the amounts reflected in these columns with respect to that program are the target amount.

Option Exercises and Stock Vested in Fiscal 2013

The table below sets forth the number of shares of stock acquired in fiscal 2013 upon the exercise of stock options awarded to our named executive officers and as a result of the vesting of RSUs awarded to our named executive officers, under our compensatory equity programs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(3)
Pierre Nanterme	—	—	49,315	$3,394,993
David Rowland	16,401	749,857	18,361	$1,324,827
Martin I. Cole	—	—	58,482	$4,173,588
Stephen J. Rohleder	—	—	103,339	$7,259,511
Richard Lumb	—	—	12,820	$950,531
William D. Green	—	—	206,435	$14,967,479
Pamela J. Craig	—	—	158,935	$11,260,345

(1)	Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Mr. Nanterme	2010 Key Executive Qualified Performance Share Program(a)(b) 2010 Key Executive Qualified Performance Share Program(a)(b) 2010 Senior Officer Qualified Performance Equity Award Program(a) 2013 Senior Officer Performance Equity Award Program	36,538 456 8,531 3,790	10/18/2012 11/15/2012 1/1/2013 2/1/2013
Mr. Rowland	2010 Key Executive Performance Share Program(b) 2011 Performance Equity Award Program 2012 Accenture Leadership Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program	8,881 1,915 3,481 4,084	10/18/2012 7/19/2013 7/19/2013 7/19/2013
Mr. Cole	2011 Key Executive Performance Share Program(c) 2010 Senior Officer Performance Equity Award Program 2011 Senior Officer Performance Equity Award Program 2012 Senior Officer Performance Equity Award Program 2013 Senior Officer Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program	30,740 4,266 3,606 3,191 10,614 6,065	8/31/2013 1/1/2013 1/1/2013 1/1/2013 2/1/2013 2/1/2013
Mr. Rohleder	2010 Key Executive Performance Share Program(b) 2011 Key Executive Performance Share Program(c) 2010 Senior Officer Performance Equity Award Program 2013 Senior Officer Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program 2010 Voluntary Equity Investment Program	44,392 30,740 8,525 5,054 4,043 2,043 8,542	10/18/2012 8/31/2013 1/1/2013 2/1/2013 2/1/2013 7/19/2013 1/5/2013
Mr. Lumb	2011 Performance Equity Award Program 2012 Accenture Leadership Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program 2010 Voluntary Equity Investment Program	2,187 4,641 4,084 1,908	7/19/2013 7/19/2013 7/19/2013 1/5/2013
Mr. Green	2011 Key Executive Performance Share Program(c) 2013 Senior Officer Performance Equity Award Program	162,918 43,517	8/31/2013 2/1/2013
Ms. Craig	2010 Key Executive Performance Share Program(b) 2011 Key Executive Performance Share Program(c) 2010 Senior Officer Performance Equity Award Program 2011 Senior Officer Performance Equity Award Program(d) 2012 Senior Officer Performance Equity Award Program(d) 2013 Senior Officer Performance Equity Award Program 2013 Senior Officer Performance Equity Award Program(d) 2013 Accenture Leadership Performance Equity Award Program 2013 Accenture Leadership Performance Equity Award Program 2010 Voluntary Equity Investment Program	51,791 43,035 12,788 10,922 9,666 15,162 7,659 4,043 2,043 1,826	10/18/2012 8/31/2013 1/1/2013 8/31/2013 8/31/2013 2/1/2013 8/31/2013 2/1/2013 7/19/2013 1/5/2013

(a)	The identified awards to Mr. Nanterme granted prior to fiscal 2011 were granted under our French Qualified Sub-plan. Although those awards have generally the same terms and conditions as the corresponding awards granted to executives in other countries, those awards contain additional sales restrictions and provisions that allow the awards to qualify for favorable tax treatment in France. This delayed release arrangement is set forth in the “Nonqualified Deferred Compensation for Fiscal 2013” table below.

(b)	Vesting of the 2010 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2009 and ended August 31, 2012, was determined by the Compensation Committee on October 18, 2012, the stated vesting date. Because as of August 31, 2012, pursuant to the age-based vesting provisions of their awards, Messrs. Cole and Green had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date. Because from August 31, 2012 until October 18, 2012, the earned awards made under this program to Messrs. Nanterme, Rowland and Rohleder and Ms. Craig remained fully subject to service conditions, those awards are being treated as having vested in full as of October 18, 2012. None of the awards under this program actually vested until the stated vesting date of October 18, 2012.

(c)	Vesting of the 2011 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2010 and ended August 31, 2013, was determined by the Compensation Committee on October 17, 2013, the stated vesting date. Because as of August 31, 2013, pursuant to the age-based vesting provisions of their awards, Messrs. Cole and Rohleder and Ms. Craig had fully satisfied the service criteria for vesting, and pursuant to the waiver of the service condition of Mr. Green’s award approved by the Board, 100% of the earned awards granted to Messrs. Cole, Rohleder and Green and Ms. Craig are being treated as having vested in full as of that date. Because, subsequent to August 31, 2013, the earned awards made under this program to Messrs. Nanterme and Rowland remained fully subject to service conditions, those awards are being treated as having vested in full as of October 17, 2013 and, accordingly, are not reflected in the table above. None of the awards under this program actually vested until the stated vesting date of October 17, 2013.

(d)	On April 24, 2013 the Board waived the remaining service-based vesting conditions for the vesting of Ms. Craig’s awards under the 2011, 2012 and 2013 Senior Officer Performance Equity Award Programs as discussed under “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” above.

(2)	Reflects the difference between the fair market value of shares acquired upon exercise on the date exercised and the exercise price, multiplied by the number of options exercised.

(3)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

Pension Benefits for Fiscal 2013

Mr. Rowland is our only named executive officer who has benefits under a pension or other retirement plan to which the Company contributes. Mr. Rowland became a participant in the Accenture United States Pension Plan (the “U.S. Pension Plan”) prior to assuming a leadership role with the Company, and his benefits under this plan were frozen on August 31, 2000. The material terms of the U.S. Pension Plan are described following the table below, which sets forth information with respect to Mr. Rowland’s pension benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Actuarial Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Pierre Nanterme	—	—	—	—
David Rowland	U.S. Pension Plan	13.592	$245,094	—
Martin Cole	—	—	—	—
Stephen Rohleder	—	—	—	—
Richard Lumb	—	—	—	—
William Green	—	—	—	—
Pamela Craig	—	—	—	—

(1)	Number of years of credited service represents actual years of service. We do not have a policy that grants additional years of credited service.

(2)	The assumptions used to calculate this amount are found in Note 10 (Retirement and Profit Sharing Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2013.

U. S. Pension Plan

The U.S. Pension Plan is a defined benefit pension plan that is maintained and administered by the Company.

Mr. Rowland is 52 and, therefore, not yet eligible for early retirement, as explained below. Mr. Rowland’s pension benefits were frozen on August 31, 2000 when he assumed a leadership role with the Company. Mr. Rowland’s pension benefits, which are based on his years of service and average monthly earnings during the ten-year period preceding the day his benefits were frozen, are determined as of the close of business on the day his benefits were frozen.

The U.S. Pension Plan retirement benefit is calculated using a formula that considers an employee’s earnings and years of benefit service with the Company. A year of benefit service is each 12-month period of employment with the Company during which a participant is an eligible employee under the U.S. Pension Plan. Years of benefit service include both full and fractional years. The monthly retirement benefit is composed of two parts—a variable benefit and a fixed benefit. The variable benefit is 1.25% of the employee’s average monthly earnings multiplied by the employee’s years of benefit service (up to a maximum of 25 years). The fixed benefit is $20 multiplied by the employee’s years of benefit service (up to a maximum of 25 years). The current maximum monthly retirement benefit any participant can receive is $3,333.33 ($40,000 per year). Mr. Rowland’s maximum benefit is $2,537.17 per month ($30,446.04 per year).

Employees may begin to receive retirement benefits either (1) on the U.S. Pension Plan’s standard retirement date of age 62, (2) on a deferred retirement date or (3) on an early retirement date. The U.S. Pension Plan allows for early retirement once the participant is at least 55 years old and has completed at least five years of service. The retirement benefit of a participant who elects to retire early will be reduced by one-half percent (0.5%) for each month by which payment of the benefit precedes the participant’s 62nd birthday. The reduction is applied after taking the U.S. Pension Plan’s maximum monthly retirement benefit, as described above, into account. In specified cases, unreduced early retirement is available, including for participants (1) who had not attained age 50 as of December 31, 2003, (2) who had attained age 50 as of December 31, 2013 but were not employed by the Company on that date or (3) who retire from Accenture on an early retirement date and whose age plus years of service total at least 80 as of the date of their retirement.

The U.S. Pension Plan offers several forms of payment. The standard forms of payment are a life annuity or an indexed joint and 50% spousal annuity. Before payment of benefits has commenced, participants may elect to receive an actuarially equivalent benefit in lieu of the standard forms of payment. The optional forms of payment include (1) a life and 10-year certain annuity, (2) a joint and 50%, 75% or 100% survivor annuity, (3) an indexed life annuity and (4) an indexed joint and 50% survivor annuity.

Nonqualified Deferred Compensation for Fiscal 2013

Prior to fiscal 2011, some of Mr. Nanterme’s equity awards were granted under our French Qualified Sub-plan. Although these awards have generally the same terms and conditions as the corresponding awards granted to executives in other countries, these awards contain additional sales restrictions and provisions that allow the awards to qualify for favorable tax treatment in France. Under such sales restrictions and provisions, Accenture plc Class A ordinary shares underlying vested RSUs are not delivered to participants for at least two years. The following table sets forth information with respect to RSUs awarded to Mr. Nanterme that have vested, but for which the underlying Accenture plc Class A ordinary shares were not immediately delivered to him.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pierre Nanterme	—	—	$106,838	$115,027	$169,499
David Rowland	—	—	—	—	—
Martin I. Cole	—	—	—	—	—
Stephen J. Rohleder	—	—	—	—	—
Richard Lumb	—	—	—	—	—
William D. Green	—	—	—	—	—
Pamela J. Craig	—	—	—	—	—

(1)	Represents earnings on undelivered Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares were not immediately delivered to the named executive officer, including adjustments to such awards to reflect Accenture’s payments of dividends on its Accenture plc Class A ordinary shares during fiscal 2013 pursuant to the terms of those awards and adjustments to the aggregate fair market values of the underlying shares and dividend shares. No such earnings are considered above-market or preferential and, accordingly, are not included in the “Summary Compensation Table” above.

(2)	Represents the aggregate fair market value on the applicable date of delivery during fiscal 2013 of the Accenture plc Class A ordinary shares underlying RSUs.

(3)	Represents the aggregate fair market value at August 31, 2013 of the Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares had not yet been delivered to the named executive officer as of that date. The value is determined based on the August 30, 2013 closing market price of Accenture plc Class A ordinary shares of $72.25 per share. The grant date fair values of such RSUs were not reflected in the “Summary Compensation Table” for the fiscal years in which the RSUs were granted as Mr. Nanterme was not a named executive officer for the years in which such grants were made.

Potential Payments upon Termination

Employment Agreements

As described under “Compensation Discussion and Analysis—Employment Agreements” and “Compensation Discussion and Analysis—Post-Termination Compensation” above, Mr. Nanterme is entitled to specified payments in connection with the termination of his employment under his employment agreement and the requirements of French law, as he is employed in France. Mr. Lumb’s employment agreement, which is our standard agreement for members of Accenture Leadership in the United Kingdom, requires six months’ notice for termination, or payment of six months’ base compensation in lieu of notice, except in the event of termination for cause. If the employment of Mr. Nanterme or Mr. Lumb had been terminated as of August 31, 2013, they would have been entitled to receive the following amounts pursuant to their respective employment agreements:

	Aggregate Termination Payments
	Voluntary Termination ($)(1)	Involuntary Termination Without Notice ($)(2)
Mr. Nanterme(3)	$5,864,394	$8,601,110
Mr. Lumb(4)	—	$486,406

(1)	Amounts shown in this column reflect the following for Mr. Nanterme: an amount equal to: (a) 12 months of his fiscal 2013 base compensation and fiscal 2012 Non-Equity Incentive Plan Compensation amount; and (b) three months of his fiscal 2013 base compensation and fiscal 2012 Non-Equity Incentive Plan Compensation amount.

(2)	Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to (x) 12 months of his fiscal 2013 base compensation and fiscal 2012 Non-Equity Incentive Plan Compensation amount and (y) ten months of his fiscal 2013 base compensation and fiscal 2012 Non-Equity Incentive Plan Compensation amount; and (b) for Mr. Lumb, an amount equal to six months of his fiscal 2013 base compensation.

(3)	Mr. Nanterme is based in Europe and is compensated in Euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of $0.76840, which was the average monthly translation rate for fiscal 2013, and the amount he would be entitled to receive with respect of his fiscal 2012 Non-Equity Incentive Plan Compensation amounts at an exchange rate of $0.77197, which was the monthly translation rate for the month in which the applicable payment was made.

(4)	Mr. Lumb is based in the United Kingdom and is compensated in Pound Sterling. We have converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of $0.64028, which was the average monthly translation rate for fiscal 2013.

Long-Term Equity Compensation

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.

In addition, in connection with Mr. Green’s and Ms. Craig’s retirements from Accenture, effective February 1, 2013 and August 31, 2013, respectively, the Board determined to waive the remaining service-based vesting conditions for that portion of their outstanding awards that were not otherwise scheduled to vest on or prior to their respective retirements. The waivers of service-based vesting apply to (1) Mr. Green’s awards under the 2011 and 2012 Key Executive Performance Share Programs, and (2) Ms. Craig’s awards under the 2012 and 2013 Key Executive Performance Share Programs and the

2011, 2012 and 2013 Senior Officer Performance Equity Award Programs, in each case with respect to performance-vested RSUs, plus an additional number of shares that could be earned as dividend equivalents in accordance with Mr. Green’s and Ms. Craig’s respective equity award agreements.

With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2013 (based on the closing price per share on August 30, 2013) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2013” table above. Although vesting cannot yet be determined for the 2012 and 2013 Key Executive Performance Share Program awards, as results to date indicate achievement under the fiscal 2012 awards is between the target and maximum levels, maximum amounts are included in that table, and as results to date under the 2013 awards indicate achievement between the threshold and target levels, target amounts are included in that table.

U.S. Accenture Leader Separation Benefits Plan and U.S. Retiree Medical Insurance Benefits Plan

Members of Accenture Leadership employed in the United States, including Messrs. Rowland, Cole and Rohleder, are eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Insurance Benefits Plan. Ms. Craig was eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan prior to her retirement and Mr. Green and Ms. Craig both remain eligible for benefits under our U.S. Retiree Medical Insurance Benefits Plan. Estimated benefits under these plans are summarized in the table below.

With respect to our most senior leaders, the U.S. Accenture Leader Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan), the terminated executive is entitled to receive the following:

•

if the termination is for reasons unrelated to performance: (1) an amount equal to six months of base compensation, plus (2) one week of base compensation for each completed year of service (up to an additional two months of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or

•	if the termination is for reasons related to performance: (1) an amount equal to four months of base compensation, plus (2) an $8,000 COBRA payment.

In addition, under this plan, members of Accenture Leadership terminated involuntarily, other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least ten years of service are also eligible to participate in the U.S. Retiree Medical Insurance Benefits Plan, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

The following table sets forth estimated benefits under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Insurance Benefits Plan for the named executive officers who are or were employed in the United States during fiscal 2013.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Insurance Benefits Plan
	Potential Payments if Termination is for Reasons Unrelated to Performance ($)(1)	Potential Payments if Termination is for Reasons Related to Performance ($)(2)	Estimated Present Value of Future Benefits ($)(3)
Mr. Rowland	$744,833	$379,917	$172,276
Mr. Cole	$780,417	$397,708	$148,494
Mr. Rohleder	$780,417	$397,708	$155,074
Mr. Green	—	—	$140,971
Ms. Craig(4)	$816,000	$415,500	$110,829

(1)	Amounts shown in this column reflect, for each applicable named executive officer: (a) an amount equal to eight months of his or her annual base compensation; (b) a $12,000 COBRA payment; and (c) $11,000 of outplacement services.

(2)	Amounts shown in this column reflect, for each applicable named executive officer: (a) an amount equal to four months of his or her annual base compensation; (b) a $8,000 COBRA payment; and (c) $11,000 of outplacement services.

(3)	The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 30, 2013 or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, except with respect to Mr. Green, whose actual retirement date of February 1, 2013 was used, (b) using a discount rate of 5% and (c) using sex distinct white collar mortality rates. Mr. Green elected to receive these benefits following his retirement on February 1, 2013, and the value of Accenture’s contributions to these medical insurance benefits during fiscal 2013 are included in the “Summary Compensation Table” above.

(4)	Ms. Craig received the compensation arrangements described under “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Retired Named Executive Officers” in connection with her retirement, and did not receive any benefits under the U.S. Accenture Leadership Separation Benefits Plan.

Director Compensation for Fiscal 2013

The Compensation Committee reviews and makes recommendations to the full Board with respect to the compensation of our directors at least every two years. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee’s last review of director compensation occurred in fiscal 2012, when it reviewed the compensation practices of the boards of directors of those peer companies described under “Compensation Discussion and Analysis—Role of Benchmarking” above and the general market, as well as a study by Pay Governance prepared at the request of the Committee that (1) concluded that our non-management director compensation had fallen below the market median of our peer group and (2) provided input regarding the compensation of our directors. After review of the Compensation Committee’s recommendation, the Board approved increases to fiscal 2012 director compensation. The Compensation Committee and the Board did not make any changes to director compensation for fiscal 2013.

Elements of Director Compensation

Cash Compensation.    In fiscal 2013, each non-management director except our lead director was entitled to an annual retainer of $90,000. Our lead director was entitled to an annual retainer of $145,000. The chair of the Audit Committee was entitled to additional annual compensation of $20,000, the chair of the Compensation Committee was entitled to additional annual compensation of $15,000 and the chair of each other committee of the Board was entitled to additional annual compensation of $10,000. Each member of the Audit Committee was also entitled to additional compensation of $5,000, and each member of each of the other committees of the Board was also entitled to additional compensation of $2,500. Each of our non-management directors could elect to receive his or her annual retainer and other compensation for Board committee service entirely in the form of cash, entirely in the form of RSUs or one-half in cash and one-half in RSUs.

Equity Compensation.    In fiscal 2013, each non-management director was entitled to an annual grant of RSUs having, at the time of grant, a fair market value of $185,000. Any non-management director newly appointed to the Board was entitled to an initial grant of RSUs having, at the time of grant, a fair market value of $185,000. Grants of RSUs to our directors are fully vested on the date of grant and future delivery of Accenture plc Class A ordinary shares underlying the RSUs is not dependent on a director’s continued service as a Board member. Directors are entitled to receive a proportional number of additional RSUs on outstanding awards if we pay a dividend on Accenture plc Class A ordinary shares. The Accenture plc Class A ordinary shares underlying RSUs are delivered one year after the grant date. Directors may not further defer the delivery of these Class A ordinary shares.

Other Compensation.    Our directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations in which they engage as directors.

Stock Ownership Requirement

Each non-management director must, within three years of his or her appointment and for the duration of the director’s service, retain ownership of Accenture equity having a fair market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed. In fiscal 2013, each of our non-management directors who had been a director for three or more years complied with this requirement, except for Mr. Idei, for whom the Board waived this ownership requirement in fiscal 2013.

The following table provides information on the compensation of our non-management directors in fiscal 2013.

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jaime Ardila	$42,116	—	—	—	—	—	$42,116
Dina Dublon	$92,500	$184,994	—	—	—	—	$277,494
Charles H. Giancarlo	$102,500	$184,995	—	—	—	—	$287,495
Nobuyuki Idei	$92,500	$184,992	—	—	—	—	$277,492
William L. Kimsey	$112,500	$184,994	—	—	—	—	$297,494
Robert I. Lipp	$97,500	$184,994	—	—	—	—	$282,494
Marjorie Magner	$107,500	$184,994	—	—	—	—	$292,494
Blythe J. McGarvie	$97,500	$184,994	—	—	—	—	$282,494
Mark Moody-Stuart	$145,000	$184,994	—	—	—	—	$329,994
Gilles C. Pélisson	$105,000	$184,960	—	—	—	—	$289,960
Wulf von Schimmelmann	$92,500	$184,994	—	—	—	—	$277,494

(1)	The annual retainers and additional retainers for Board committee service earned by our non-management directors were as follows:

Name	Annual Retainer ($)	Committee Chair Fees ($)	Committee Member Fees ($)	Total ($)
Jaime Ardila(a)	$40,978	—	$1,138	$42,116
Dina Dublon	$90,000	—	$2,500	$92,500
Charles H. Giancarlo(b)	$90,000	$10,000	$2,500	$102,500
Nobuyuki Idei(b)	$90,000	—	$2,500	$92,500
William L. Kimsey	$90,000	$20,000	$2,500	$112,500
Robert I. Lipp	$90,000	—	$7,500	$97,500
Marjorie Magner	$90,000	$15,000	$2,500	$107,500
Blythe J. McGarvie	$90,000	—	$7,500	$97,500
Mark Moody-Stuart(c)	$145,000	—	$—	$145,000
Gilles C. Pélisson(b)	$90,000	$10,000	$5,000	$105,000
Wulf von Schimmelmann	$90,000	—	$2,500	$92,500

(a)	Jaime Ardila, who was appointed to the the Board on August 20, 2013, earned a pro rata portion of the standard annual retainer and additional retainer for Board committee service, based on the number of days remaining in the year after the date of his appointment. Mr. Ardila elected to receive 100% of his annual retainer and additional retainer for Board committee service in the form of fully vested RSUs, which he received after the end of fiscal 2013 and which have a grant date fair value equal to the amount reported as earned in cash above.

(b)	Charles H. Giancarlo, Nobuyuki Idei and Gilles C. Pélisson elected to receive 100% of their annual retainers and additional retainers for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to the amount reported as earned in cash above.

(c)	Mark Moody-Stuart chose to waive receipt of the additional $2,500 compensation he was entitled to as a member of the Compensation Committee.

(2)	Represents aggregate grant date fair value of stock awards, computed in accordance with Topic 718, without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2013. Reflects the grant of whole shares. As described in subnote (a) to footnote 1 above, Mr. Ardila received an award of RSUs after the end of fiscal 2013 in connection with this appointment to the Board on August 20, 2013.

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2013 for each of our non-management directors was as follows:

Name	Aggregate Number of Restricted Share Unit Awards Outstanding as of August 31, 2013
Jaime Ardila	—
Dina Dublon	2,578
Charles H. Giancarlo	4,006
Nobuyuki Idei	3,867
William L. Kimsey	2,578
Robert I. Lipp	2,578
Marjorie Magner	8,988
Blythe J. McGarvie	2,578
Mark Moody-Stuart	2,578
Gilles C. Pélisson	4,041
Wulf von Schimmelmann	2,578

(4)	We have not granted any stock options to our directors since fiscal 2004. The aggregate number of previously granted option awards outstanding at the end of fiscal 2013 for each of our non-management directors was as follows:

Name	Aggregate Number of Option Awards Outstanding as of August 31, 2013
Jaime Ardila	—
Dina Dublon	—
Charles H. Giancarlo	—
Nobuyuki Idei	—
William L. Kimsey	—
Robert I. Lipp	10,000
Marjorie Magner	—
Blythe J. McGarvie	—
Mark Moody-Stuart	—
Gilles C. Pélisson	—
Wulf von Schimmelmann	—

All stock option grants are fully vested.

(5)	The aggregate amount of perquisites and other personal benefits received by each of our non-management directors in fiscal 2013 was less than $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed solely of independent directors: Marjorie Magner, William L. Kimsey and Mark Moody-Stuart. During fiscal 2013, no member of our Compensation Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture plc Class A ordinary shares and Class X ordinary shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe that during fiscal 2013 all these filing requirements were satisfied in a timely manner, except for one Form 4 for Accenture plc reporting one transaction for Robert Lipp caused by an administrative error, which prevented its timely filing.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 6, 2013, information regarding the beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 6, 2013. For purposes of computing the percentage of outstanding Accenture plc Class A ordinary shares, Class X ordinary shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 6, 2013 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture plc Class A ordinary shares			Accenture SCA Class I common shares			Accenture plc Class X ordinary shares			Percentage of the total number of Class A and Class X ordinary shares beneficially owned

Name of Beneficial Owner(1)
	shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned
Pierre Nanterme(2)(3)	307,239	*	%	91,597	**	%	91,597	***	%	****%
Jaime Ardila	120	*		—	—		—	—		****
Dina Dublon	39,643	*		—	—		—	—		****
Charles H. Giancarlo	24,139	*		—	—		—	—		****
Nobuyuki Idei	4,491	*		—	—		—	—		****
William L Kimsey	8,192	*		—	—		—	—		****
Robert I. Lipp(4)	131,054	*		—	—		—	—		****
Marjorie Magner	22,146	*		—	—		—	—		****
Blythe J. McGarvie	20,827	*		—	—		—	—		****
Sir Mark Moody-Stuart	76,319	*		—	—		—	—		****
Gilles C. Pélisson	2,591	*		—	—		—	—		****
Wulf von Schimmelmann	19,266	*		—	—		—	—		****
David Rowland(5)	30,041	*		—	—		—	—		****
Martin I. Cole	151,722	*		—	—		—	—		****
Stephen J. Rohleder(6)	66,496	*		—	—		—	—		****
Richard Lumb(7)	147,155	*		—	—		—	—		****
William D. Green(2)	286,439	*		55,046	**		55,046	***		****
Pamela J. Craig(2)(8)	297,155	*		90,907	**		90,907	***		****
All Directors and Executive Officers as a Group (26 persons)(2)(9)	1,671,079	*	%	479,497	1.2%		373,004	1.3%		****%

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

**	Less than 1% of Accenture SCA’s Class I common shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)

Subject to the provisions of its articles of association, Accenture SCA is obligated, at the option of the holder of such shares and at any time, to redeem any outstanding Accenture SCA Class I common shares. The redemption price per share generally is equal to the market price of an Accenture plc Class A ordinary share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the articles of association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed, Accenture plc has the option to, and intends to, redeem an Accenture plc Class X ordinary share from that holder for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $0.0000225.

(3)	Includes 16,237 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 6, 2013. Includes 38,232 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

(4)	Includes 10,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 6, 2013.

(5)	Includes 8,446 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

(6)	Includes 9,536 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

(7)	Includes 10,976 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

(8)	Includes 28,586 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

(9)	Includes 79,540 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 6, 2013 and 136,718 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 6, 2013.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

OF ANY CLASS OF VOTING SECURITIES

Based on information available as of December 6, 2013, no person beneficially owned more than five percent of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than five percent of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A ordinary shares
Name and Address of Beneficial Owner	Shares beneficially owned	% of Shares beneficially owned
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199(1)	51,243,115	8.1%
BlackRock, Inc. 12 Throgmorton Avenue London, EC2N 2DL(2)	32,624,270	5.1%
The Capital Group Companies, Inc. 333 South Hope Street Los Angeles, CA 90071-1406(3)	32,185,156	5.1%

(1)	Based solely on the information reported by Massachusetts Financial Services Company (“MFS”) on a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on November 1, 2013 and reporting ownership as of November 1, 2013. On such date, MFS, together with its affiliates, held indirect voting power over 51,243,115 Class A ordinary shares.

(2)	Based solely on the information reported by BlackRock, Inc. (“BlackRock”) on a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on September 11, 2013 and reporting ownership as of September 9, 2013. On such date, BlackRock, together with its affiliates, held indirect voting power over 32,624,270 Class A ordinary shares.

(3)	Based solely on the information reported by the Capital Group Companies, Inc. (“Capital Group”) in a Notification of Holdings under Irish law provided to Accenture on November 4, 2013 and reporting ownership as of November 1, 2013. On such date, Capital Group, together with its affiliates, held an interest in 32,185,156 Class A Ordinary shares.

As of December 6, 2013, Accenture beneficially owned an aggregate of 140,911,082 Accenture plc Class A ordinary shares, or 18.1% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2015 is expected to occur in February 2015. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 18, 2014. Pursuant to our articles of association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the date of the proxy statement for our prior year’s annual general meeting. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our articles of association. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on October 31, 2014, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit at Accenture’s principal executive office a written notice, signed by the shareholders requisitioning the meeting and stating the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

For registered shareholders and current and former Accenture employees who received, through our employee share plans, shares that are held by Smith Barney or UBS, you may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

If you submit your proxy by telephone or via the Internet, for your vote to be counted, your proxy must be received by 11:59 p.m., Eastern Standard Time, on January 29, 2014 for registered shareholders and by 8:00 a.m., Eastern Standard Time, on January 28, 2014 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS. If you are a registered shareholder and you submit your proxy by telephone or via the Internet, you can still revoke your proxy and vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture plc’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you hold your shares in street name, please refer to the information from your bank, broker or nominee on how to submit voting instructions or how to revoke your proxy.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of our proxy materials to any household at which two or more non-registered shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps to reduce costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your proxy materials have been househeld and you wish to receive prompt delivery of separate copies of these documents now and/or in the future, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker (if you hold your shares beneficially) or write or call our Investor Relations Group at the following address, phone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +(353) (1)  407-8203 outside the United States and Puerto Rico, or e-mail investor.relations@accenture.com.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

In this proxy statement, Accenture discloses the following non-GAAP financial measures:

•

Percentage changes in revenues before reimbursements (“net revenues”) on a local currency basis. Financial results in local currency are calculated by restating current period activity into U.S. dollars using the comparable prior year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its net revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its net revenues before reimbursements.

•

Earnings per share and operating margin excluding the reorganization benefits related to final determinations of certain reorganization liabilities established in connection with our transition to a corporate structure during 2001. Accenture’s management believes that information regarding the effect of the reorganization benefits on earnings per share and operating margin facilitates understanding as to both the impact of these benefits and the Company’s operating performance.

•

Earnings per share excluding the benefit from final determinations of U.S. federal tax liabilities. Accenture’s management believes that information regarding the effect of the settlement benefit on earnings per share and effective tax rate facilitates understanding as to both the impact of this settlement and the Company’s operating performance.

•

Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the Company’s liquidity.

While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

December 16, 2013

ANNEX A

Accenture plc

2013 IRISH STATUTORY ACCOUNTS

Accenture plc

Directors’ Report and Consolidated Financial Statements

For the Year Ended August 31, 2013

ACCENTURE PLC

DIRECTORS’ REPORT

For the Year Ended August 31, 2013

The directors present their annual report and audited Consolidated Financial Statements and related Notes of Accenture plc for the year ended August 31, 2013.

The directors have elected to prepare the Consolidated Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss of the group may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

This report contains forward-looking statements relating to our operations, results of operations and other matters that are based on our current expectations, estimates, assumptions and projections. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to, the factors discussed below under the section entitled “Principal Risks and Uncertainties.” Our forward-looking statements speak only as of the date of this report or as of the date they are made, and we undertake no obligation to update them.

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of Accenture plc, an Irish company, and its controlled subsidiary companies (collectively, the “Company”). In this Directors’ Report, we use the terms “Accenture,” “we,” the “Company,” “our” and “us” to refer to Accenture plc and its subsidiaries.

All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “fiscal 2013” means the 12-month period that ended on August 31, 2013. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

The Consolidated Financial Statements include the Consolidated Balance Sheets of Accenture plc and its subsidiaries as of August 31, 2013 and 2012, and the related Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for the twelve months ended August 31, 2013, 2012 and 2011. The Consolidated Financial Statements and the majority of the information in the Notes thereto have been reconciled to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013 filed with the U.S. Securities and Exchange Commission on October 29, 2013.

Principal Activities

We are one of the world’s leading organizations providing management consulting, technology and outsourcing services, with approximately 275,000 employees; offices and operations in more than 200 cities in 56 countries; and revenues before reimbursements (“net revenues”) of $28.56 billion for fiscal 2013.

Our “high performance business” strategy is to use our expertise in consulting, technology and outsourcing to help clients achieve performance at higher levels so they can create sustainable value for their customers and stakeholders. We use our industry and business-process knowledge, our service offering expertise and our insight into, and understanding of, emerging technologies and new business and technology trends to formulate and implement solutions with and for our clients. Our strategy is focused on helping clients improve operational performance, deliver their products and services more effectively and efficiently, and grow their businesses in existing and new markets.

We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service. Drawing on a combination of industry expertise, functional capabilities, alliances, global resources and technology, we seek to deliver competitively priced, high-value services that help our clients measurably improve business performance. Our global delivery model enables us to provide an end-to-end delivery capability by drawing on our global resources to deliver high-quality, cost-effective solutions to our clients.

In fiscal 2013, we continued to implement a strategy focused on industry and technology differentiation, as well as geographic expansion. We combine our capabilities across management consulting, technology and business process outsourcing to provide differentiated, industry- and function-based, end-to-end business services. We continue to invest in strategic initiatives including analytics, cloud computing, insight-driven health, interactive/digital marketing, mobility and smart grid. In fiscal 2013, these investments included a number of acquisitions in interactive/digital marketing. Our geographic expansion strategy focuses on emerging and mature markets with significant growth potential for us. Our priority emerging markets are the ASEAN (Association of Southeast Asian Nations) countries, Brazil, China, India, Mexico, the Middle East, Russia, South Africa, South Korea and Turkey.

Consulting, Technology and Outsourcing Services and Solutions

Our business is structured around five operating groups, which together comprise 19 industry groups serving clients in major industries around the world. Our industry focus gives us an understanding of industry evolution, business issues and applicable technologies, enabling us to deliver innovative solutions tailored to each client or, as appropriate, more standardized capabilities to multiple clients.

Our three growth platforms—management consulting, technology and business process outsourcing—are the innovation engines through which we build world-class skills and capabilities; develop our knowledge capital; and create, acquire and manage key assets central to the development of solutions for our clients. The professionals within these areas work closely with those in our operating groups to develop and deliver integrated services and solutions to clients.

Client engagement teams—which typically consist of industry experts, capability specialists and professionals with local market knowledge—leverage the capabilities of our global delivery model to deliver price-competitive services and solutions. In certain instances, our client engagement teams include subcontractors, who supplement our professionals with additional resources in a specific skill, service or product area, as needed.

Operating Groups

The following table shows the current organization of our five operating groups and their 19 industry groups. Our operating groups are our reportable operating segments. We do not allocate total assets by operating group, although our operating groups do manage and control certain assets. For certain historical financial information regarding our operating groups (including certain asset information), as well as financial information by geography (including long-lived asset information), see Note 15 (Segment Reporting) to our Consolidated Financial Statements.

Operating Groups and Industry Groups
Communications, Media & Technology	Financial Services	Health & Public Service	Products	Resources
• Communications • Electronics & High Tech • Media & Entertainment	• Banking • Capital Markets • Insurance	• Health • Public Service	• Air, Freight & Travel Services • Automotive • Consumer Goods & Services • Industrial Equipment • Infrastructure & Transportation Services • Life Sciences • Retail	• Chemicals • Energy • Natural Resources • Utilities

Global Delivery Model

A key differentiator is our global delivery model, which allows us to draw on the benefits of using people and other resources from around the world—including scalable, standardized processes, methods and tools; specialized management consulting, business process and technology skills; cost advantages; foreign language fluency; proximity to clients; and time zone advantages—to deliver high-quality solutions. Emphasizing quality, productivity, reduced risk, speed to market and predictability, our global delivery model enables us to provide clients with price-competitive services and solutions.

Our Global Delivery Network continues to be a competitive differentiator for us. As of August 31, 2013, we had more than 182,000 people in our network globally and more than 50 delivery centers around the world.

Research and Innovation

We are committed to developing leading-edge ideas. Research and innovation have been major factors in our success, and we believe they will help us continue to grow in the future. We use our investment in research and development—on which we spent $715 million, $560 million and $482 million in fiscal 2013, 2012 and 2011, respectively—to help create, commercialize and disseminate innovative business strategies and technology solutions.

Our research and innovation program is designed to generate early insights into how knowledge can be harnessed to create innovative business solutions for our clients and to develop business strategies with significant value. One component of this is our research and development organization, Accenture Technology Labs, which identifies and develops new technologies that we believe will be the drivers of our clients’ growth and enable them to be first to market with unique capabilities.

We also promote the creation of knowledge capital and thought leadership through the Accenture Institute for High Performance. In addition, we spend a significant portion of our research and development investment directly through our operating groups and our consulting, technology and outsourcing growth platforms to develop market-ready solutions for our clients.

Organizational Structure

Accenture plc is an Irish public limited company with no material assets other than Class I common shares in its subsidiary, Accenture SCA, a Luxembourg partnership limited by shares (“Accenture SCA”).

History

Prior to our transition to a corporate structure in fiscal 2001, we operated as a series of related partnerships and corporations under the control of our partners. In connection with our transition to a corporate structure, our partners generally exchanged all of their interests in these partnerships and corporations for Accenture Ltd Class A common shares or, in the case of partners in certain countries, Accenture SCA Class I common shares or exchangeable shares issued by Accenture Canada Holdings Inc., an indirect subsidiary of Accenture SCA. Generally, partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares also received a corresponding number of Accenture Ltd Class X common shares, which entitled their holders to vote at Accenture Ltd shareholder meetings but did not carry any economic rights. The combination of the Accenture Ltd Class X common shares and the Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares gave these partners substantially similar economic and governance rights as holders of Accenture Ltd Class A common shares.

On June 10, 2009, Accenture plc was incorporated in Ireland, as a public limited company, in order to effect moving the place of incorporation of our parent holding company from Bermuda to Ireland (the “Transaction”). The Transaction was completed on September 1, 2009, at which time Accenture Ltd, our predecessor holding company, became a wholly owned subsidiary of Accenture plc and Accenture plc became our parent holding company. Accenture Ltd was dissolved on December 29, 2009.

On December 1, 2012, we ceased using the designation “senior executive.” The majority of our leaders are now designated “managing directors,” and a select group of our most experienced leaders are “senior managing directors.” Managing directors and senior managing directors, along with members of the Accenture global management committee (the Company’s primary management and leadership team, which consists of 17 of our most senior leaders), comprise “Accenture Leadership.”

The Consolidated Financial Statements included in this report reflect the ownership interests in Accenture SCA and Accenture Canada Holdings Inc. held by certain of our current and former members of Accenture Leadership as noncontrolling interests. The noncontrolling ownership interests percentage was 6% as of August 31, 2013.

Accenture plc Class A and Class X Ordinary Shares

Each Class A ordinary share and each Class X ordinary share of Accenture plc entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture plc. A Class X ordinary share does not, however, entitle its holder to receive dividends or to receive payments upon a liquidation of Accenture plc. As described above under “—History,” Class X ordinary shares generally provide the holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares with a vote at Accenture plc shareholder meetings that is equivalent to the voting rights held by

Accenture plc Class A ordinary shareholders, while their economic rights consist of interests in Accenture SCA Class I common shares or in Accenture Canada Holdings Inc. exchangeable shares.

Under its memorandum and articles of association, Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the nominal value of the Class X ordinary share, or $0.0000225 per share. Accenture plc, as successor to Accenture Ltd, has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

A transfer of Accenture plc Class A ordinary shares effected by transfer of a book-entry interest in The Depository Trust Company will not be subject to Irish stamp duty. Other transfers of Accenture plc Class A ordinary shares may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the Class A ordinary shares acquired, if higher) payable by the buyer.

Accenture SCA Class I Common Shares

Only Accenture and the current and former members of Accenture Leadership and their permitted transferees hold Accenture SCA Class I common shares. Each Class I common share entitles its holder to one vote on all matters submitted to the shareholders of Accenture SCA and entitles its holder to dividends and liquidation payments. As of October 15, 2013, Accenture holds a voting interest of approximately 94% of the aggregate outstanding Accenture SCA Class I common shares entitled to vote, with the remaining 6% of the voting interest held by the current and former members of Accenture Leadership and their permitted transferees.

Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at a redemption price per share generally equal to its current market value as determined in accordance with Accenture SCA’s articles of association. Under Accenture SCA’s articles of association, the market value of a Class I common share that is not subject to transfer restrictions will be deemed to be equal to (i) the average of the high and low sales prices of an Accenture plc Class A ordinary share as reported on the New York Stock Exchange (or on such other designated market on which the Class A ordinary shares trade), net of customary brokerage and similar transaction costs, or (ii) if Accenture plc sells its Class A ordinary shares on the date that the redemption price is determined (other than in a transaction with any employee or an affiliate or pursuant to a preexisting obligation), the weighted average sales price of an Accenture plc Class A ordinary share on the New York Stock Exchange (or on such other market on which the Class A ordinary shares primarily trade), net of customary brokerage and similar transaction costs. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares on a one-for-one basis. In order to maintain Accenture plc’s economic interest in Accenture SCA, Accenture plc generally will acquire additional Accenture SCA common shares each time additional Accenture plc Class A ordinary shares are issued.

Except in the case of a redemption of Class I common shares or a transfer of Class I common shares to Accenture plc or one of its subsidiaries, Accenture SCA’s articles of association provide that

Accenture SCA Class I common shares may be transferred only with the consent of the general partner of Accenture SCA. In addition, all holders of Class I common shares (except Accenture) are precluded from having their shares redeemed by Accenture SCA or transferred to Accenture SCA, Accenture plc or a subsidiary of Accenture plc at any time or during any period when Accenture SCA determines, based on the advice of counsel, that there is material non-public information that may affect the average price per share of Accenture plc Class A ordinary shares, if the redemption would be prohibited by applicable law, during an underwritten offering due to an underwriters lock-up or during the period from the announcement of a tender offer by Accenture SCA or its affiliates for Accenture SCA Class I common shares until the expiration of ten business days after the termination of the tender offer (other than to tender the holder’s Accenture SCA Class I common shares in the tender offer).

Accenture Canada Holdings Inc. Exchangeable Shares

Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture plc Class A ordinary shares at any time on a one-for-one basis. Accenture may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture plc Class A ordinary share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture plc Class A ordinary share entitles its holder. The exchange of all of the outstanding Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares would not have a material impact on the equity ownership position of Accenture or the other shareholders of Accenture SCA.

Principal Risks and Uncertainties

In addition to the other information set forth in this report, you should carefully consider the following factors which could materially adversely affect our business, financial condition, results of operations (including revenues and profitability) and/or stock price. Our business is also subject to general risks and uncertainties that may broadly affect companies, including us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also could materially adversely affect our business, financial condition, results of operations or stock price.

Our results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on our clients’ businesses and levels of business activity.

Global macroeconomic conditions affect our clients’ businesses and the markets they serve. Volatile, negative or uncertain economic conditions in our significant markets have undermined and could in the future undermine business confidence in our significant markets or in other markets and cause our clients to reduce or defer their spending on new initiatives and technologies, or may result in clients reducing, delaying or eliminating spending under existing contracts with us, which would negatively affect our business. Growth in the markets we serve could be at a slow rate, or could stagnate or contract, in each case, for an extended period of time. Differing economic conditions and patterns of economic growth and contraction in the geographical regions in which we operate and the industries we serve have affected and may in the future affect demand for our services. For example, revenue growth in local currency during fiscal 2013 was lower than we expected due, in large part, to lower than expected demand, particularly in certain geographies experiencing challenging macroeconomic conditions, such as certain countries in Europe and in Brazil. A material portion of our revenues and profitability is derived from our clients in Europe and North America. Weak demand or a slower than expected recovery in these markets could have a material adverse effect on our results of operations. In addition, an economic slowdown in key emerging markets, where we typically grow faster than in more mature markets, also could adversely affect our results of operations, as we experienced. Ongoing economic volatility and uncertainty and changing demand patterns affect our business in a number of other ways, including making it more difficult to accurately forecast client demand and effectively build our revenue and resource plans, particularly in consulting. This could result, for example, in us having to use involuntary terminations as means to keep our supply of skills and resources in balance.

Economic volatility and uncertainty is particularly challenging because it may take some time for the effects and changes in demand patterns resulting from these and other factors to manifest themselves in our business and results of operations. Changing demand patterns from economic volatility and uncertainty could have a significant negative impact on our results of operations.

Our business depends on generating and maintaining ongoing, profitable client demand for our services and solutions, and a significant reduction in such demand could materially affect our results of operations.

Our revenue and profitability depend on the demand for our services with favorable margins, which could be negatively affected by numerous factors, many of which are beyond our control and unrelated to our work product. As described above, volatile, negative or uncertain global economic conditions and lower growth in the markets we serve have adversely affected and could in the future adversely affect client demand for our services and solutions. In addition, as new technologies become available, such as Software as a Service (SaaS), which continually change the nature of our business, clients may slow spending on legacy technologies in anticipation of implementing these new technologies. Developments in the industries we serve, which may be rapid, also could shift demand to new services and solutions. If, as a result of new technologies or changes in the industries we serve, our clients demand new services and solutions, we may be less competitive in these new areas or need to make significant investment to meet that demand. Companies in the industries we serve sometimes seek to achieve economies of scale and other synergies by combining with or acquiring other companies. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work if we are not successful in generating new opportunities from the merger or consolidation. Many of our consulting contracts are less than 12 months in duration, and these contracts typically permit a client to terminate the agreement with as little as 30 days’ notice. Longer-term, larger and more complex contracts, such as the majority of our outsourcing contracts, generally require a longer notice period for termination and often include an early termination charge to be paid to us, but this charge might not be sufficient to cover our costs or make up for anticipated ongoing revenues and profits lost upon termination of the contract. Many of our contracts allow clients to terminate, or delay, reduce or eliminate spending on the services and solutions we provide. Additionally, a client could choose not to retain us for additional stages of a project, try to renegotiate the terms of its contract or cancel or delay additional planned work. When contracts are terminated or not renewed, we lose the anticipated revenues, and it may take significant time to replace the level of revenues lost. Consequently, our results of operations in subsequent periods could be materially lower than expected. The specific business or financial condition of a client, changes in management and changes in a client’s strategy also are all factors that can result in terminations, cancellations or delays.

If we are unable to keep our supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, our business, the utilization rate of our professionals and our results of operations may be materially adversely affected.

Our success is dependent, in large part, on our ability to keep our supply of skills and resources in balance with client demand around the world and our ability to attract and retain personnel with the knowledge and skills to lead our business globally. Experienced personnel in our industry are in high demand, and competition for talent is intense. We must hire, retain and motivate appropriate numbers of talented people with diverse skills in order to serve clients across the globe, respond quickly to rapid and ongoing technology, industry and macroeconomic developments and grow and manage our business. For example, if we are unable to hire or continually train our employees to keep pace with the rapid and continuing changes in technology and the industries we serve or changes in the types of services clients are demanding, such as the increase in demand for outsourcing services, we may not be able to develop and deliver new services and solutions to fulfill client demand. As we expand our services and solutions, we must also hire and retain an increasing number of professionals with different skills and professional expectations than those of the professionals we have historically hired and retained. Additionally, if we are unable to successfully integrate, motivate and retain these professionals, our ability to continue to secure work in those industries and for our services and solutions may suffer.

We are particularly dependent on retaining members of Accenture Leadership and other experienced managers, and if we are unable to do so, our ability to develop new business and effectively lead our current projects could be jeopardized. We depend on identifying, developing and retaining key employees to provide leadership and direction for our businesses. This includes developing talent and leadership capabilities in emerging markets, where the depth of skilled employees is often limited and competition for these resources is intense. Our geographic expansion strategy in emerging markets depends on our ability to attract, retain and integrate both local business leaders and people with the appropriate skills.

Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our clients, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees globally on a timely basis to fulfill the needs of our clients, our ability to perform our work profitably could suffer. If the utilization rate of our professionals is too high, it could have an adverse effect on employee engagement and attrition, the quality of the work performed as well as our ability to staff projects. If our utilization rate is too low, our profitability and the engagement of our employees could suffer. The costs associated with recruiting and training employees are significant. An important element of our global business model is the deployment of our employees around the world, which allows us to move talent as needed, particularly in emerging markets. Therefore, if we are not able to deploy the talent we need because of increased regulation of immigration or work visas, including limitations placed on the number of visas granted, limitations on the type of work performed or location in which the work can be performed, and new or higher minimum salary requirements, it could be more difficult to staff our employees on client engagements and could increase our costs.

Our equity-based incentive compensation plans are designed to reward high-performing personnel for their contributions and provide incentives for them to remain with us. If the anticipated value of such incentives does not materialize because of volatility or lack of positive performance in our stock price, or if our total compensation package is not viewed as being competitive, our ability to attract and retain the personnel we need could be adversely affected. In addition, if we do not obtain the shareholder approval needed to continue granting equity awards under our share plans in the amounts we believe are necessary, our ability to attract and retain personnel could be negatively affected.

There is a risk that at certain points in time and in certain geographical regions, we will find it difficult to hire and retain a sufficient number of employees with the skills or backgrounds to meet current and/or future demand. In these cases, we might need to redeploy existing personnel or increase our reliance on subcontractors to fill certain labor needs, and if not done effectively, our profitability could be negatively impacted. Additionally, if demand for our services were to escalate at a high rate, we may need to adjust our compensation practices, which could put upward pressure on our costs and adversely affect our profitability if we are unable to recover these increased costs. At certain times, however, we may also have more personnel than we need in certain skill sets or geographies. In these situations, we must evaluate voluntary attrition and use reduced levels of new hiring and increased involuntary terminations as means to keep our supply of skills and resources in balance with client demand in those geographies.

The markets in which we compete are highly competitive, and we might not be able to compete effectively.

The markets in which we offer our services are highly competitive. Our competitors include:

•	large multinational providers, including the services arms of large global technology providers (hardware, equipment and software), that offer some or all of the services that we do;

•

off-shore service providers in lower-cost locations, particularly in India, the Philippines and China, that offer services similar to those we offer, often at highly competitive prices and on more aggressive contractual terms;

•	accounting firms that have expanded or are in the process of expanding, including through acquisitions, their consulting services in areas that compete with us;

•

niche solution or service providers or local competitors that compete with us in a specific geographic market, industry segment or service area, including companies that provide new or alternative products, services or delivery models; and

•	in-house departments of large corporations that use their own resources, rather than engage an outside firm for the types of services we provide.

Some competitors are companies that may have greater financial, marketing or other resources than we do and, therefore, may be better able to compete for new work and skilled professionals.

Even if we have potential offerings that address marketplace or client needs, competitors may be more successful at selling similar services they offer, including to companies that are our clients. Some competitors are more established in certain emerging markets, and that may make executing our geographic expansion strategy in these markets more challenging. Additionally, competitors may also offer more aggressive contractual terms, which may affect our ability to win work. Our future performance is largely dependent on our ability to compete successfully in the markets we currently serve, while expanding into additional markets. If we are unable to compete successfully, we could lose market share and clients to competitors, which could materially adversely affect our results of operations.

In addition, we may face greater competition due to consolidation of companies in the technology sector, through strategic mergers or acquisitions. Consolidation activity may result in new competitors with greater scale, a broader footprint or offerings that are more attractive than ours. For example, there has been a trend toward consolidation among hardware manufacturers, software developers and vendors, and service providers, which has resulted in the convergence of products and services. Over time, our access to such products and services may be reduced as a result of this consolidation. Additionally, vertically integrated companies are able to offer as a single provider more integrated services (software and hardware) to clients than we can in some cases and therefore may represent a more attractive alternative to clients. If buyers of services favor using a single provider for an integrated technology stack, such buyers may direct more business to such competitors, and this could materially adversely affect our competitive position and our results of operations.

We could have liability or our reputation could be damaged if we fail to protect client and/or Accenture data or information systems as obligated by law or contract or if our information systems are breached.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our clients, alliance partners, and vendors. As the breadth and complexity of this infrastructure continue to grow, the potential risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of sensitive or confidential information.

In providing services to clients, we often manage, utilize and store sensitive or confidential client or Accenture data, including personal data. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the national laws implementing the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of health or other personally identifiable information. These laws and regulations are increasing in complexity and number, change frequently and sometimes conflict among the various countries in which we operate. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or Accenture data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines and/or criminal prosecution in one or more jurisdictions. These monetary damages might not be subject to a contractual limit of liability or an exclusion of consequential or indirect damages and could be significant. Unauthorized disclosure of sensitive or confidential client or Accenture data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. In addition, our liability insurance might not be sufficient in type or amount to cover us against claims related to security breaches, cyberattacks and other related breaches.

Our results of operations and ability to grow could be materially negatively affected if we cannot adapt and expand our services and solutions in response to ongoing changes in technology and offerings by new entrants.

Our success depends on our ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments and offerings by new entrants to serve the evolving needs of our clients. Current areas of significant change include mobility, cloud-based computing and the processing and analyzing of large amounts of data. Technological developments such as these may materially affect the cost and use of technology by our clients. These technologies, and others that may emerge, could reduce, and over time, replace some of our legacy business. In addition, we have seen some clients delaying spending under existing contracts and engagements and entering into new contracts more slowly while they evaluate the new technologies. Our growth strategy focuses on responding to these types of developments by driving innovation that will enable us to expand our business into new growth areas. If we do not sufficiently invest in new technology and industry developments, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our services and solutions, our results of operations, and our ability to develop and maintain a competitive advantage and continue to grow could be negatively affected.

In addition, we operate in a quickly evolving environment, in which there currently are, and we expect will continue to be, new technology entrants. New services or technologies offered by competitors or new entrants may make our offerings less differentiated or less competitive, when compared to other alternatives, which may adversely affect our results of operations.

As a result of our geographically diverse operations and our growth strategy to continue geographic expansion, we are more susceptible to certain risks.

We have offices and operations in more than 200 cities in 56 countries around the world. One aspect of our growth strategy is to continue to expand globally, and particularly to seek significant growth in our priority emerging markets. Our growth strategy might not be successful. If we are unable to manage the risks of our global operations and geographic expansion strategy, including international hostilities, natural disasters, security breaches, failure to maintain compliance with our clients’ control requirements and multiple legal and regulatory systems, our results of operations and ability to grow could be materially adversely affected. In addition, emerging markets generally involve greater financial and operational risks, such as those described below, than our more mature markets. Negative or uncertain political climates in countries or geographies where we operate could also adversely affect us.

We could be subject to strict restrictions on the movement of cash and the exchange of foreign currencies.    In some countries, we could be subject to strict restrictions on the movement of cash and the exchange of foreign currencies, which would limit our ability to use this cash across our global operations. This risk could increase as we continue our geographic expansion in emerging markets, which are more likely to impose these restrictions than more established markets.

International hostilities, terrorist activities, natural disasters, pandemics and infrastructure disruptions could prevent us from effectively serving our clients and thus adversely affect our results of operations.    Acts of terrorist violence; political unrest; armed regional and international hostilities and international responses to these hostilities; natural disasters, volcanic eruptions, floods and other severe weather conditions; global health emergencies or pandemics or the threat of or perceived potential for these events; and other acts of god could have a negative impact on us. These events could adversely affect our clients’ levels of business activity and precipitate sudden and significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to physical facilities and operations around the world, whether the facilities are ours or those of our alliance partners or clients. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver services to our clients. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at, or security breaches in, our facilities or systems, could also adversely affect our ability to serve our clients. We might be unable to protect our people, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our clients, our results of operations could be adversely affected.

Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.    We are subject to numerous, and sometimes conflicting, legal regimes on matters as diverse as anticorruption, import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, immigration, internal and disclosure control obligations, securities regulation, anti-competition, data privacy and protection, wage-and-hour standards, and employment and labor relations. The global nature of our operations, including emerging markets where legal systems may be less developed or understood by us, and the diverse nature of our operations across a number of regulated industries, further increase the difficulty of compliance. Compliance with diverse legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our clients also could result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws may not be well developed or provide sufficiently clear guidance and may be insufficient to protect our rights.

In particular, in many parts of the world, including countries in which we operate and/or seek to expand, practices in the local business community might not conform to international business standards and could violate anticorruption laws, or regulations, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010. Our employees, subcontractors, agents, alliance or joint venture partners, the companies we acquire and their employees, subcontractors and agents, and other third parties with which we associate, could take actions that violate policies or procedures designed to promote legal and regulatory compliance or applicable anticorruption laws or regulations. Violations of these laws or regulations by us, our employees or any of these third parties could subject us to criminal or civil enforcement actions (whether or not we participated or knew about the actions leading to the violations), including fines or penalties, disgorgement of profits and suspension or disqualification from work, including U.S. federal contracting, any of which could materially adversely affect our business, including our results of operations and our reputation.

Changes in laws and regulations could also mandate significant and costly changes to the way we implement our services and solutions or could impose additional taxes on our services and solutions. For example, changes in laws and regulations to limit using off-shore resources in connection with our work or to penalize companies that use off-shore resources, which have been proposed from time to time in various jurisdictions, could adversely affect our results of operations. Such changes may result in contracts being terminated or work being transferred on-shore, resulting in greater costs to us. In addition, these changes could have a negative impact on our ability to obtain future work from government clients.

Our Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose us to operational risks.

Our business model is dependent on our Global Delivery Network, which includes Accenture personnel based at more than 50 delivery centers around the world. While these delivery centers are located throughout the world, we have based large portions of our delivery network in India, where we have the largest number of people in our delivery network located, and the Philippines, where we have the second largest number of people located. Concentrating our Global Delivery Network in these locations presents a number of operational risks, many of which are beyond our control. For example, natural disasters of the type described above, some of which India and the Philippines have experienced and other countries may experience, could impair the ability of our people to safely travel to and work in our facilities and disrupt our ability to perform work through our delivery centers. Additionally, both India and the Philippines have experienced, and other countries may experience, political instability and worker strikes. India in particular has experienced civil unrest and hostilities with neighboring countries, including Pakistan. Military activity or civil hostilities in the future, as well as terrorist activities and other conditions, which are described more fully above, could significantly disrupt our ability to perform work through our delivery centers. Our business continuity and disaster recovery plans may not be effective, particularly if catastrophic events occur. If any of these circumstances occurs, we have a greater risk that the interruptions in communications with our clients and other Accenture locations and personnel, and any down-time in important processes we operate for clients, could result in a material adverse effect on our results of operations and our reputation in the marketplace.

Our results of operations could materially suffer if we are not able to obtain sufficient pricing to enable us to meet our profitability expectations.

If we are not able to obtain sufficient pricing for our services, our revenues and profitability could materially suffer. The rates we are able to charge for our services are affected by a number of factors, including:

•	general economic and political conditions;

•	the competitive environment in our industry, as described below;

•	our clients’ desire to reduce their costs;

•

our ability to accurately estimate, attain and sustain contract revenues, margins and cash flows over the full contract period, which includes our ability to estimate the impact of inflation and foreign exchange on our margins over long-term contracts; and

•	procurement practices of clients and their use of third-party advisors.

In addition, our profitability with respect to our services and solutions for new technologies may be different when compared to the profitability of our current business, due to factors such as the mix of work and the number of service providers, among others.

The competitive environment in our industry affects our ability to obtain favorable pricing in a number of ways, any of which could have a material negative impact on our results of operations. The less we are able to differentiate our services and solutions and/or clearly convey the value of our services and solutions, the more risk we have that they will be seen as commodities, with price being the driving factor in selecting a service provider. In addition, the introduction of new services or products by competitors could reduce our ability to obtain favorable pricing for the services or products we offer. Competitors may be willing, at times, to price contracts lower than us in an effort to enter the market or increase market share. Further, if competitors develop and implement methodologies that yield greater efficiency and productivity, they may be better positioned to offer services similar to ours at lower prices.

If our pricing estimates do not accurately anticipate the cost, risk and complexity of performing our work or third parties upon whom we rely do not meet their commitments, then our contracts could have delivery inefficiencies and be unprofitable.

Our pricing for our services and solutions is highly dependent on our forecasts and predictions about the level of effort and cost necessary to deliver such services and solutions, which is based on available data and could turn out to be materially inaccurate. If we do not accurately estimate the effort, costs or timing for meeting our contractual commitments and/or completing projects to a client’s satisfaction, our contracts could yield lower profit margins than planned, or be unprofitable. Our pricing, cost and profit margin estimates on our consulting and outsourcing work include anticipated long-term cost savings for the client that we expect to achieve and sustain over the life of the contract. We may fail to accurately assess the risks associated with potential contracts. This could result in existing contracts and contracts entered into in the future being less profitable than expected or unprofitable, which could have an adverse effect on our profitability. In addition, contracts used to deliver services and solutions for new technologies might necessitate the use of alternative pricing models, which could negatively impact our profitability. For example, in projects involving our SaaS solutions, revenue is typically generated on a usage basis, which may be more difficult to predict accurately due to our more limited historical data using this new commercial model.

Similarly, if we experience unanticipated delivery difficulties due to our management, the failure of third parties to meet their commitments, or for any other reason, our contracts could yield lower profit margins than planned or be unprofitable. In particular, large and complex arrangements often require that we utilize subcontractors or that our services and solutions incorporate or coordinate with the software, systems or infrastructure requirements of other vendors and service providers, including companies with which we have alliances. Our profitability depends on the ability of these subcontractors, vendors and service providers to deliver their products and services in a timely manner and in accordance with the project requirements, as well as on our effective oversight of their performance. Some of this work involves new technologies, which may not work as intended or may take more effort to implement than initially predicted. In some cases, these subcontractors are small firms, and they might not have the resources or experience to successfully integrate their services or products with large-scale projects or enterprises. In addition, certain client work requires the use of unique and complex structures and alliances, some of which require us to assume responsibility for the performance of third parties whom we do not control. Any of these factors could adversely affect our ability to perform and subject us to additional liabilities, which could have a material adverse effect on relationships with our clients and on our results of operations.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

Our clients include national, provincial, state and local governmental entities. Our government work carries various risks inherent in the government contracting process. These risks include, but are not limited to, the following:

•

Government entities, particularly in the United States, often reserve the right to audit our contract costs and conduct inquiries and investigations of our business practices with respect to government contracts. U.S. government agencies, including the Defense Contract Audit Agency, routinely audit our contract costs, including allocated indirect costs and compliance with the Cost Accounting Standards. These agencies also conduct reviews and investigations and make inquiries regarding our accounting and other systems in connection with our performance and business practices with respect to our government contracts. Negative findings from existing and future audits, investigations or inquiries could affect our future sales and profitability by preventing us, by operation of law or in practice, from receiving new government contracts for some period of time. In addition, if the U.S. government concludes that certain costs are not reimbursable, have not been properly determined or are based on outdated estimates of our work, then we will not be allowed to bill for such costs, may have to refund money that has already been paid to us, or could be required to retroactively and prospectively adjust previously agreed to billing or pricing rates for our work. Negative findings from existing and future audits of our business systems, including our accounting system, may result in the U.S. government preventing us from billing, at least temporarily, a percentage of our costs. As a result of prior negative findings in connection with audits, investigations and inquiries, we have from time to time experienced some of the adverse consequences described above, and may in the future experience adverse consequences, which could materially adversely affect our future results of operations.

•

If a government client discovers improper or illegal activities in the course of audits or investigations, we may become subject to various civil and criminal penalties, including those under the civil U.S. False Claims Act, and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with other agencies of that government. The inherent limitations of internal controls may not prevent or detect all improper or illegal activities.

•

U.S. government contracting regulations impose strict compliance and disclosure obligations. Disclosure is required if certain company personnel have knowledge of “credible evidence” of a violation of federal criminal laws involving fraud, conflict of interest, bribery or improper gratuity, a violation of the civil U.S. False Claims Act or receipt of a significant overpayment from the government. Failure to make required disclosures could be a basis for suspension and/or debarment from federal government contracting in addition to breach of the specific contract and could also impact contracting beyond the U.S. federal level. Reported matters also could lead to audits or investigations and other civil, criminal or administrative sanctions.

•

Government contracts are subject to heightened reputational and contractual risks compared to contracts with commercial clients. For example, government contracts and the proceedings surrounding them are often subject to more extensive scrutiny and publicity. Negative publicity, including an allegation of improper or illegal activity, regardless of its accuracy, may adversely affect our reputation.

•

Terms and conditions of government contracts also tend to be more onerous and are often more difficult to negotiate. For example, these contracts often contain high or unlimited liability for breaches and feature less favorable payment terms and sometimes require us to take on liability for the performance of third parties.

•

Government entities typically fund projects through appropriated monies. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding and/or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions (e.g., Congressional sequestration of funds under the Budget Control Act of 2011) or other debt constraints, such as those recently experienced in the United States and Europe, could result in our projects being reduced in price or scope or terminated altogether, which also could limit our recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. Furthermore, if insufficient funding is appropriated to the government entity to cover termination costs, we may not be able to fully recover our investments.

•

Political and economic factors such as pending elections, the outcome of recent elections, changes in leadership among key executive or legislative decision makers, revisions to governmental tax or other policies and reduced tax revenues can affect the number and terms of new government contracts signed or the speed at which new contracts are signed, decrease future levels of spending and authorizations for programs that we bid, shift spending priorities to programs in areas for which we do not provide services and/or lead to changes in enforcement or how compliance with relevant rules or laws is assessed.

•

Legislative proposals remain under consideration or could be proposed in the future, which, if enacted, could limit or even prohibit our eligibility to be awarded state or federal government contracts in the United States in the future. Various U.S. federal and state legislative proposals have been introduced and/or enacted in recent years that deny government contracts to certain

U.S. companies that reincorporate or have reincorporated outside the United States. While Accenture was not a U.S. company that reincorporated outside the United States, it is possible that these contract bans and other legislative proposals could be applied in a way to negatively affect Accenture.

The occurrences or conditions described above could affect not only our business with the particular government entities involved, but also our business with other entities of the same or other governmental bodies or with certain commercial clients, and could have a material adverse effect on our business or our results of operations.

Our business could be materially adversely affected if we incur legal liability.

We are subject to, and may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Our business is subject to the risk of litigation involving employees, clients, alliance partners, subcontractors, suppliers, competitors, shareholders, government agencies or others through private actions, class actions, whistleblower claims, administrative proceedings, regulatory actions or other litigation. Regardless of the merits of the claims, the cost to defend current and future litigation may be significant, and such matters can be time-consuming and divert management’s attention and resources. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages, penalties or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

For example, we could be subject to significant legal liability and litigation expense if we fail to meet our contractual obligations, or otherwise breach obligations, to third parties, including clients, alliance partners, employees and former employees, and other parties with whom we conduct business, or if our subcontractors breach or dispute the terms of our agreements with them and impede our ability to meet our obligations to our clients. We may enter into agreements with non-standard terms because we perceive an important economic opportunity or because our personnel did not adequately follow our contracting guidelines. In addition, the contracting practices of competitors, along with the demands of increasingly sophisticated clients, may cause contract terms and conditions that are unfavorable to us to become new standards in the marketplace. We may find ourselves committed to providing services or solutions that we are unable to deliver or whose delivery will reduce our profitability or cause us financial loss. If we cannot or do not meet our contractual obligations and if our potential liability is not adequately limited through the terms of our agreements, liability limitations are not enforced or a third party alleges fraud or other wrongdoing to prevent us from relying upon those contractual protections, we might face significant legal liability and litigation expense and our results of operations could be materially adversely affected. A failure of a client’s system based on our services or solutions could also subject us to a claim for significant damages that could materially adversely affect our results of operations.

While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if they prevail, the amount of our recovery.

Our results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates.

Although we report our results of operations in U.S. dollars, a majority of our net revenues is denominated in currencies other than the U.S. dollar. Unfavorable fluctuations in foreign currency exchange rates could have a material adverse effect on our results of operations.

Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, expenses and income, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the U.S. dollar against other currencies will affect our net revenues, operating income and the value of balance-sheet items, including intercompany payables and receivables, originally denominated in other currencies. These changes cause our growth in consolidated earnings stated in U.S. dollars to be higher or lower than our growth in local currency when compared against other periods. Our currency hedging program, which is designed to partially offset the impact on consolidated earnings related to the changes in value of certain balance sheet items, might not be successful.

As we continue to leverage our global delivery model, more of our expenses are incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies, such as the Indian rupee, against the U.S. dollar could increase costs for delivery of services at off-shore sites by increasing labor and other costs that are denominated in local currency. Our contractual provisions or cost management efforts might not be able to offset their impact, and our currency hedging activities, which are designed to partially offset this impact, might not be successful. This could result in a decrease in the profitability of our contracts that are utilizing delivery center resources. Conversely, a decrease in the value of certain currencies against the U.S. dollar, such as the Indian rupee, could place us at a competitive disadvantage compared to service providers that benefit to a greater degree from such a decrease and can, as a result, deliver services at a lower cost. In addition, our currency hedging activities are themselves subject to risk. These include risks related to counterparty performance under hedging contracts and risks related to currency fluctuations. We also face risks that extreme economic conditions, political instability, or hostilities or disasters of the type described above could impact or perhaps eliminate the underlying exposures that we are hedging. Such an event could lead to losses being recognized on the currency hedges then in place that are not offset by anticipated changes in the underlying hedge exposure.

Our alliance relationships may not be successful or may change, which could adversely affect our results of operations.

We have alliances with companies whose capabilities complement our own. A very significant portion of our services and solutions are based on technology or software provided by a few major providers that are our alliance partners. The priorities and objectives of our alliance partners may differ from ours. As most of our alliance relationships are non-exclusive, our alliance partners are not prohibited from competing with us or forming closer or preferred arrangements with our competitors. One or more of our key alliance partners may be acquired by a competitor, or key alliances partners might merge with each other, either of which could reduce our access over time to the technology or software provided by those partners. If we do not obtain the expected benefits from our alliance relationships for any reason, we may be less competitive, our ability to offer attractive solutions to our clients may be negatively affected, and our results of operations could be adversely affected.

Outsourcing services and the continued expansion of our other services and solutions into new areas subject us to different operational risks than our consulting and systems integration services.

Outsourcing services, which represented approximately 46% of our net revenues in fiscal 2013, present different operational risks, when compared to our consulting and systems integration services. Our outsourcing services involve taking over the operation of certain portions of our clients’ businesses, which may include the operation of functions that are critical to the core businesses of our clients.

Disruptions in service or other performance problems could damage our clients’ businesses, expose us to claims, and harm our reputation and our business.

We have continued to expand our services and solutions into new business areas and provide services to new types of clients, and we expect to continue to do so in the future. Expanding into new areas, and providing services to new types of clients may expose us to additional operational, regulatory or other risks specific to these new areas. We could also incur liability for failure to comply with laws or regulations applicable to the services we provide clients.

We may also face exposure in our outsourcing business if we contribute to internal controls issues of a client. If a process we manage for a client were to result in internal controls failures at the client or impair our client’s ability to comply with its own internal control requirements, there is a risk that we could face legal liability. Many of our clients request that we obtain a Service Organization Control (SOC 1 type 2) audit prepared under Statement on Standards for Attestation Engagements No. 16 and International Standard on Assurance Engagements 3402, formerly referred to as SAS 70. If we receive a qualified opinion, or do not deliver the audit reports timely, our ability to acquire new clients and retain existing clients may be adversely affected and our reputation could be harmed.

Our services or solutions could infringe upon the intellectual property rights of others or we might lose our ability to utilize the intellectual property of others.

We cannot be sure that our services and solutions, including, for example, our software solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and these third parties could claim that we or our clients are infringing upon their intellectual property rights. These claims could harm our reputation, cause us to incur substantial costs or prevent us from offering some services or solutions in the future. Any related proceedings could require us to expend significant time and effort over an extended period of time. In most of our contracts, we agree to indemnify our clients for expenses and liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities could be greater than the revenues we receive from the client. Any claims or litigation in this area could be time-consuming and costly, damage our reputation and/or require us to incur additional costs to obtain the right to continue to offer a service or solution to our clients. If we cannot secure this right at all or on reasonable terms, or we cannot substitute alternative technology, our results of operations could be materially adversely affected. The risk of infringement claims against us may increase as we expand our industry software solutions and continue to develop and license our software to multiple clients. Additionally, in recent years, individuals and firms have purchased intellectual property assets in order to assert claims of infringement against technology providers and customers that use such technology. Any such action naming us or our clients could be costly to defend or lead to an expensive settlement or judgment against us. Moreover, such an action could result in an injunction being ordered against our client or our own services or operations, causing further damages.

In addition, we rely on third-party software in providing some of our services and solutions. If we lose our ability to continue using such software for any reason, including because it is found to infringe the rights of others, we will need to obtain substitute software or seek alternative means of obtaining the technology necessary to continue to provide such services and solutions. Our inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect our results of operations.

If we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected.

Our success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. Existing laws of the various countries in which we provide services or solutions offer only limited protection of our intellectual property rights, and the protection in some countries may be very limited. We rely upon a combination of confidentiality policies, nondisclosure and other contractual arrangements, and patent, trade secret, copyright and trademark laws to protect our intellectual property rights. These laws are subject to change at any time and could further limit our ability to protect our intellectual property. There is uncertainty concerning the scope of available intellectual property protection for software and business methods, which are fields in which we rely on intellectual property laws to protect our rights. Our intellectual property rights may not prevent competitors from reverse engineering our proprietary information or independently developing products and services similar to or duplicative of ours. Further, the steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property by competitors, former employees or other third parties, and we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights. Enforcing our rights might also require considerable time, money and oversight, and we may not be successful in enforcing our rights.

Depending on the circumstances, we might need to grant a specific client greater rights in intellectual property developed in connection with a contract than we otherwise generally do. In certain situations, we might forego all rights to the use of intellectual property we create, which would limit our ability to reuse that intellectual property for other clients. Any limitation on our ability to provide a service or solution could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

Our ability to attract and retain business and employees may depend on our reputation in the marketplace.

We believe the Accenture brand name and our reputation are important corporate assets that help distinguish our services from those of competitors and also contribute to our efforts to recruit and retain talented employees. However, our corporate reputation is potentially susceptible to material damage by events such as disputes with clients, information technology security breaches or service outages, internal control deficiencies, delivery failures or compliance violations. Similarly, our reputation could be damaged by actions or statements of current or former clients, directors, employees, competitors, vendors, alliance partners, our joint ventures or joint venture partners, adversaries in legal proceedings, legislators or government regulators, as well as members of the investment community or the media. There is a risk that negative information about Accenture, even if based on rumor or misunderstanding, could adversely affect our business. Damage to our reputation could be difficult, expensive and time-consuming to repair, could make potential or existing clients reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of the Accenture brand name and could reduce investor confidence in us, materially adversely affecting our share price.

We might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures.

We expect to continue pursuing strategic and targeted acquisitions and joint ventures intended to enhance or add to our offerings of services and solutions, or to enable us to expand in certain geographic and other markets. Depending on the opportunities available, we may increase the amount of investment in such acquisitions or joint ventures. We may not successfully identify suitable acquisition candidates or joint venture opportunities. We also might not succeed in completing targeted transactions or achieve desired results of operations. Furthermore, we face risks in successfully integrating any businesses we might acquire or create through a joint venture. Ongoing business may be disrupted and our management’s attention may be diverted by acquisition, transition or integration activities. In addition, we might need to dedicate additional management and other resources, and our organizational structure could make it difficult for us to efficiently integrate acquired businesses into our ongoing operations and assimilate and retain employees of those businesses into our culture and operations. Business combination and investment transactions may result in significant costs and expenses and charges to earnings, including those related to severance pay, early retirement costs, employee benefit costs, goodwill and asset impairment charges, assumed litigation and other liabilities, and legal, accounting and financial advisory fees. We may have difficulties as a result of entering into new markets where we have limited or no direct prior experience or where competitors may have stronger market positions.

We might fail to realize the expected benefits or strategic objectives of any acquisition or joint venture we undertake. We might not achieve our expected return on investment or may lose money. We may be adversely impacted by liabilities that we assume from a company we acquire or in which we invest, including from that company’s known and unknown obligations, intellectual property or other assets, terminated employees, current or former clients, or other third parties, and may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring, investing in or partnering with a company, including potential exposure to regulatory sanctions or liabilities resulting from an acquisition target’s previous activities, any of which could result in unexpected legal or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes or other adverse effects on our business. By their nature, joint ventures involve a lesser degree of control over the business operations of the joint venture itself, particularly when we have a minority position. This lesser degree of control may expose us to additional reputational, financial, legal, compliance or operational risks. Litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses. For example, we may face litigation or other claims as a result of certain terms and conditions of the acquisition agreement, such as earnout payments or closing net asset adjustments. Alternatively, shareholder litigation may arise as a result of proposed acquisitions. If we are unable to complete the number and kind of acquisition and joint ventures for which we plan, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services.

Our profitability could suffer if our cost-management strategies are unsuccessful, and we may not be able to improve our profitability through improvements to cost-management to the degree we have done in the past.

Our ability to improve or maintain our profitability is dependent on our being able to successfully manage our costs. Our cost management strategies include maintaining appropriate alignment between the demand for our services and our resource capacity, optimizing the costs of service delivery and maintaining or improving our sales and marketing and general and administrative costs as a percentage of revenues. We have also taken actions to reduce certain costs, and these initiatives include, without limitation, re-alignment of portions of our non-client-facing workforce to lower-cost locations. These actions and our other cost-management efforts may not be successful, our efficiency may not be enhanced and we may not achieve desired levels of profitability. Over time, we have seen an improvement in general and administrative costs. Because of the significant steps taken in the past to reduce costs, we may not be able to continue to deliver efficiencies in our cost management, to the same degree as in the past. If we are not effective in reducing our operating costs in response to changes in demand or pricing, or if we are unable to absorb or pass on increases in the compensation of our employees by continuing to move more work to lower-cost locations or otherwise, our margins and results of operations could be materially adversely affected.

Many of our contracts include payments that link some of our fees to the attainment of performance or business targets and/or require us to meet specific service levels. This could increase the variability of our revenues and impact our margins.

Many of our contracts include clauses that tie our compensation to the achievement of agreed-upon performance standards or milestones. If we fail to satisfy these measures, it could significantly reduce or eliminate our fees under the contracts, increase the cost to us of meeting performance standards or milestones, delay expected payments or subject us to potential damage claims under the contract terms. Clients also often have the right to terminate a contract and pursue damage claims under the contract for serious or repeated failure to meet these service commitments. We also have a number of contracts, in both outsourcing and consulting, in which a portion of our compensation depends on performance measures such as cost-savings, revenue enhancement, benefits produced, business goals attained and adherence to schedule. These goals can be complex and may depend on our clients’ actual levels of business activity or may be based on assumptions that are later determined not to be achievable or accurate. These provisions could increase the variability in revenues and margins earned on those contracts.

Changes in our level of taxes, and audits, investigations and tax proceedings, or changes in our treatment as an Irish company, could have a material adverse effect on our results of operations and financial condition.

We are subject to income taxes in numerous jurisdictions. We calculate and provide for income taxes in each tax jurisdiction in which we operate. Tax accounting often involves complex matters and requires our judgment to determine our worldwide provision for income taxes and other tax liabilities. We are subject to ongoing tax audits in various jurisdictions. Tax authorities have disagreed, and may in the future disagree, with our judgments, or may take increasingly aggressive positions opposing the judgments we make. We regularly assess the likely outcomes of our audits to determine the appropriateness of our tax liabilities. However, our judgments might not be sustained as a result of these audits, and the amounts ultimately paid could be different from the amounts previously recorded. In addition, our effective tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. Tax rates in the jurisdictions in which we operate may change as a result of macroeconomic or other factors outside of our control. Increases in the tax rate in any of the jurisdictions in which we operate could have a negative impact on our profitability. In addition, changes in tax laws, treaties or regulations, or their interpretation or enforcement, may be unpredictable, particularly in less developed markets, and could become more stringent, which could materially adversely affect our tax position. Any of these occurrences could have a material adverse effect on our results of operations and financial condition.

Although we expect to be able to rely on the tax treaty between the United States and Ireland, legislative or diplomatic action could be taken that would prevent us from being able to rely on such treaty. Our inability to rely on such treaty would subject us to increased taxation or significant additional expense. Congressional proposals could change the definition of a U.S. person for U.S. federal income tax purposes, which could subject us to increased taxation. In addition, we could be materially adversely affected by future changes in tax law or policy in Ireland or other jurisdictions where we operate, including their treaties with Ireland or the United States. These changes could be exacerbated by economic, budget or other challenges facing Ireland or these other jurisdictions.

If we are unable to manage the organizational challenges associated with our size, we might be unable to achieve our business objectives.

As of August 31, 2013, we had approximately 275,000 employees worldwide. Our size and scale present significant management and organizational challenges. It might become increasingly difficult to maintain effective standards across a large enterprise and effectively institutionalize our knowledge. It might also become more difficult to maintain our culture, effectively manage and monitor our personnel and operations and effectively communicate our core values, policies and procedures, strategies and goals, particularly given our world-wide operations. The size and scope of our operations increase the possibility that we will have employees who engage in unlawful or fraudulent activity, or otherwise expose us to unacceptable business risks, despite our efforts to train them and maintain internal controls to prevent such instances. For example, employee misconduct could involve the improper use of our clients’ sensitive or confidential information or the failure to comply with legislation or regulations regarding the protection of sensitive or confidential information. Furthermore, the inappropriate use of social networking sites by our employees could result in breaches of confidentiality, unauthorized disclosure of non-public company information or damage to our reputation. If we do not continue to develop and implement the right processes and tools to manage our enterprise and instill our culture and core values into all of our employees, our ability to compete successfully and achieve our business objectives could be impaired. In addition, from time to time, we make changes to our operating model, including how we are organized, as the needs and size of our business change, and if we do not successfully implement the changes, our business and results of operation may be negatively impacted.

If we are unable to collect our receivables or unbilled services, our results of operations, financial condition and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. In limited circumstances, we also extend financing to our clients. We have established allowances for losses of receivables and unbilled services. Actual losses on client balances could differ from those that we currently anticipate, and, as a result, we might need to adjust our allowances. We might not accurately assess the creditworthiness of our clients. Macroeconomic conditions could also result in financial difficulties for our clients, including bankruptcy and insolvency. This could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. In addition, in certain geographies and industries, some clients have requested extended payment terms more frequently, and if this trend continues, our cash flows could be adversely affected. Recovery of client financing and timely collection of client balances also depend on our ability to complete our contractual commitments and bill and collect our contracted revenues. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

Our share price and results of operations could fluctuate and be difficult to predict.

Our share price has fluctuated in the past and could continue to fluctuate in the future in response to various factors. These factors include:

•	changes in macroeconomic or political factors unrelated to our business;

•	general or industry-specific market conditions or changes in financial markets;

•	announcements by us or competitors about developments in our business or prospects;

•	projections or speculation about our business or that of competitors by the media or investment analysts;

•	our ability to generate enough free cash flow to return cash to our shareholders at historical levels or levels expected by our shareholders; and

•	our failure to meet our growth and financial objectives, including with respect to our overall revenue growth and revenue growth for our priority emerging markets and earnings per share growth.

Our results of operations have varied in the past and are likely to vary significantly from quarter to quarter in the future, making them difficult to predict. Some of the factors that could cause our results of operations to vary include:

•

the business decisions of our clients to begin to curtail or reduce the use of our services, including in response to changes in macroeconomic or political conditions unrelated to our business, general market conditions and new technologies;

•

periodic differences between our clients’ estimated and actual levels of business activity associated with ongoing work, as well as the stage of completion of existing projects and/or their termination or restructuring;

•	contract delivery inefficiencies, such as those due to poor delivery or changes in forecasts;

•	our ability to transition employees quickly from completed to new projects and maintain an appropriate headcount in each of our workforces;

•	acquisition, integration and operational costs related to businesses acquired;

•	the introduction of new products or services by us, competitors or alliance partners;

•	changes in our pricing or competitors’ pricing;

•	our ability to manage costs, including those for our own or subcontracted personnel, travel, support services and severance;

•	our ability to limit and manage the incurrence of pre-contract costs, which must be expensed without corresponding revenues, which are then recognized in later periods without the corresponding costs;

•	changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles, particularly those related to revenue recognition;

•	currency exchange rate fluctuations;

•	changes in estimates, accruals or payments of variable compensation to our employees;

•	global, regional and local economic and political conditions and related risks, including acts of terrorism; and

•	seasonality, including number of workdays and holiday and summer vacations.

As a result of any of the above factors, or any of the other risks described in these Principal Risks and Uncertainties our share price could be difficult to predict, and our share price in the past might not be a good indicator of the price of our shares in the future. In addition, if litigation is instituted against us following declines in our share price, we might need to devote substantial time and resources to responding to the litigation, and our share price could be materially adversely affected.

Our results of operations and share price could be adversely affected if we are unable to maintain effective internal controls.

The accuracy of our financial reporting is dependent on the effectiveness of our internal controls. We are required to provide a report from management to our shareholders on our internal control over financial reporting that includes an assessment of the effectiveness of these controls. Internal control over financial reporting has inherent limitations, including human error, the possibility that controls could be circumvented or become inadequate because of changed conditions, and fraud. Because of these inherent limitations, internal control over financial reporting might not prevent or detect all misstatements or fraud. If we cannot maintain and execute adequate internal control over financial reporting or implement required new or improved controls that provide reasonable assurance of the reliability of the financial reporting and preparation of our financial statements for external use, we could suffer harm to our reputation, fail to meet our public reporting requirements on a timely basis, be unable to properly report on our business and our results of operations, or be required to restate our financial statements, and our results of operations, the market price of our securities and our ability to obtain new business could be materially adversely affected.

We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could adversely affect our financial results.

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The application of generally accepted accounting principles requires us to make estimates and assumptions about certain items and future events that affect our reported financial condition, and our accompanying disclosure with respect to, among other things, revenue recognition and income taxes. We base our estimates on historical experience, contractual commitments and on various other assumptions that we believe to be reasonable under the circumstances and at the time they are made. These estimates and assumptions involve the use of judgment and are subject to significant uncertainties, some of which are beyond our control. If our estimates, or the assumptions underlying such estimates, are not correct, actual results may differ materially from our estimates, and we may need to, among other things, adjust revenues or accrue additional charges that could adversely affect our results of operations.

We are incorporated in Ireland and a significant portion of our assets are located outside the United States. As a result, it might not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the United States. We may also be subject to criticism and negative publicity related to our incorporation in Ireland.

We are organized under the laws of Ireland, and a significant portion of our assets are located outside the United States. A shareholder who obtains a court judgment based on the civil liability provisions of U.S. federal or state securities laws may be unable to enforce the judgment against us in

Ireland or in countries other than the United States where we have assets. In addition, there is some doubt as to whether the courts of Ireland and other countries would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. We have been advised that the United States and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. The laws of Ireland do, however, as a general rule, provide that the judgments of the courts of the United States have the same validity in Ireland as if rendered by Irish Courts. Certain important requirements must be satisfied before the Irish Courts will recognize the U.S. judgment. The originating court must have been a court of competent jurisdiction, the judgment must be final and conclusive, and the judgment may not be recognized if it was obtained by fraud or its recognition would be contrary to Irish public policy. Any judgment obtained in contravention of the rules of natural justice or that is irreconcilable with an earlier foreign judgment would not be enforced in Ireland.

Similarly, judgments might not be enforceable in countries other than the United States where we have assets.

Some companies that conduct substantial business in the United States but which have a parent domiciled in certain other jurisdictions have been criticized as improperly avoiding U.S. taxes or creating an unfair competitive advantage over other U.S. companies. Accenture never conducted business under a U.S. parent company and pays U.S. taxes on all of its U.S. operations. Nonetheless, we could be subject to criticism in connection with our incorporation in Ireland.

Irish law differs from the laws in effect in the United States and might afford less protection to shareholders.

Our shareholders could have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As an Irish company, we are governed by the Companies Acts 1963 to 2012 of Ireland (the “Companies Acts”). The Companies Acts differ in some significant, and possibly material, respects from laws applicable to U.S. corporations and shareholders under various state corporation laws, including the provisions relating to interested directors, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.

Under Irish law, the duties of directors and officers of a company are generally owed to the company only. Shareholders of Irish companies do not generally have rights to take action against directors or officers of the company under Irish law, and may only do so in limited circumstances. Directors of an Irish company must, in exercising their powers and performing their duties, act with due care and skill, honestly and in good faith with a view to the best interests of the company. Directors have a duty not to put themselves in a position in which their duties to the company and their personal interests might conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director or officer of an Irish company is found to have breached his duties to that company, he could be held personally liable to the company in respect of that breach of duty.

We might be unable to access additional capital on favorable terms or at all. If we raise equity capital, it may dilute our shareholders’ ownership interest in us.

We might choose to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire other businesses or assets;

•	repurchase shares from our shareholders;

•	develop new services and solutions; or

•	respond to competitive pressures.

Any additional capital raised through the sale of equity could dilute shareholders’ ownership percentage in us. Furthermore, any additional financing we need might not be available on terms favorable to us, or at all.

Review of the Development and Performance of the Business

Overview

Revenues are driven by the ability of our executives to secure new contracts and to deliver solutions and services that add value relevant to our clients’ current needs and challenges. The level of revenues we achieve is based on our ability to deliver market-leading service offerings and to deploy skilled teams of professionals quickly and on a global basis.

Our results of operations are affected by economic conditions, including macroeconomic conditions, credit market conditions and levels of business confidence. There continues to be significant volatility and economic and geopolitical uncertainty in markets around the world, as well as lower levels of spending on some of the types of services we provide in many of the industries we serve, all of which are impacting, and we expect will continue to impact, our business. These conditions have impacted the types of services our clients are demanding. Clients are requesting a higher volume of outsourcing services and are placing a greater emphasis on cost savings initiatives and in some cases, slowing the pace and level of spending on existing contracts. These changing demand patterns are currently having an adverse impact on the timing of revenue and could in the future have a material adverse effect on our results of operations. We continue to monitor the impact of this volatility and uncertainty and seek to manage our costs in order to respond to changing conditions.

Revenues before reimbursements (“net revenues”) for the fourth quarter of fiscal 2013 were $7.09 billion, compared with $6.84 billion for the fourth quarter of fiscal 2012, an increase of 3.7% in U.S. dollars and 4.5% in local currency. Net revenues for fiscal 2013 were $28.56 billion, compared with $27.86 billion for fiscal 2012, an increase of 3% in U.S. dollars and 4% in local currency. During the fourth quarter of fiscal 2013, Health & Public Service, Products, Financial Services and Communications, Media & Technology experienced year-over-year revenue growth in local currency, while Resources was flat in local currency year-over-year. Revenue growth in local currency was solid in outsourcing, while consulting revenues reflected modest growth during the fourth quarter of fiscal 2013. Revenue growth in local currency during fiscal 2013 was lower than we expected due, in large part, to lower than expected demand, particularly in certain geographies experiencing challenging macroeconomic conditions, such as certain countries in Europe and in Brazil. We expect year-over-year revenues to range from a slight decline to a modest increase in the near term and continue to vary across operating groups and geographic regions, with growth in certain areas of our business partially offset by lower growth or declines in other areas.

In our consulting business, net revenues for the fourth quarter of fiscal 2013 were $3.80 billion, compared with $3.74 billion for the fourth quarter of fiscal 2012, an increase of 2% in U.S. dollars and 3% in local currency. Net consulting revenues for fiscal 2013 were $15.38 billion, compared with $15.56 billion for fiscal 2012, a decrease of 1% in U.S. dollars and an increase of 1% in local currency. Three of our five operating groups, including Health & Public Service, Communications, Media & Technology and Products, experienced quarterly year-over-year consulting revenue growth in local currency, while Resources and Financial Services experienced declines in quarterly year-over-year consulting revenue.

We continued to enter into a higher proportion of contracts with longer duration that are converting to revenue at a slower pace, and clients slowed the pace and level of their spending. We expect these trends to continue in the near term. Clients continued to be focused on initiatives designed to deliver cost savings and operational efficiency, as well as projects to integrate their global operations and grow and transform their businesses. We continue to experience growing demand for our services in emerging technologies, including analytics, cloud computing and mobility. Compared to fiscal 2012, we continued to provide a greater proportion of systems integration consulting through use of lower-cost resources in our Global Delivery Network, and we expect this trend to continue. The business environment is more competitive and, in some areas, we are experiencing pricing pressures.

In our outsourcing business, net revenues for the fourth quarter of fiscal 2013 were $3.28 billion, compared with $3.10 billion for the fourth quarter of fiscal 2012, an increase of 6% in U.S. dollars and 7% in local currency. Net outsourcing revenues for fiscal 2013 were $13.18 billion, compared with $12.30 billion for fiscal 2012, an increase of 7% in U.S. dollars and 9% in local currency. Health & Public Service, Financial Services and Products experienced strong year-over-year outsourcing revenue growth in local currency during the fourth quarter of fiscal 2013. Year-over-year outsourcing revenue growth in local currency was slight in Resources and declined in Communications, Media & Technology. Outsourcing revenue growth continued to be moderate, compared to the strong year-over-year growth that we experienced in the first half of fiscal 2013, as some clients slowed the pace and level of their spending and we expect these trends to continue in the near term. Clients continue to be focused on transforming their operations to improve effectiveness and save costs. Compared to fiscal 2012, we provided a greater proportion of application outsourcing through use of lower-cost resources in our Global Delivery Network.

As we are a global company, our revenues are denominated in multiple currencies and may be significantly affected by currency exchange-rate fluctuations. If the U.S. dollar weakens against other currencies, resulting in favorable currency translation, our revenues and revenue growth in U.S. dollars may be higher. If the U.S. dollar strengthens against other currencies, resulting in unfavorable currency translation, our revenues and revenue growth in U.S. dollars may be lower. When compared to fiscal 2012, the U.S. dollar strengthened against many currencies during fiscal 2013. This resulted in unfavorable currency translation and U.S. dollar revenue growth that was approximately 1% and 2% lower than our revenue growth in local currency for the fourth quarter and fiscal 2013, respectively. Assuming that exchange rates stay within recent ranges, we estimate the foreign-exchange impact to our fiscal 2014 revenue growth will be 1% lower growth in U.S. dollars than our growth in local currency.

The primary categories of operating expenses include cost of services, sales and marketing and general and administrative costs. Cost of services is primarily driven by the cost of client-service personnel, which consists mainly of compensation, subcontractor and other personnel costs, and non-payroll outsourcing costs. Cost of services as a percentage of revenues is driven by the prices we obtain for our solutions and services, the utilization of our client-service personnel and the level of non-payroll costs associated with outsourcing contracts. Utilization primarily represents the percentage of our consulting professionals’ time spent on billable work. Utilization for the fourth quarter of fiscal 2013 was approximately 88%, flat with the third quarter of fiscal 2013, and within our target range. This level of utilization reflects continued strong demand for resources in our Global Delivery Network and in most countries. We continue to hire to meet current and projected future demand.

We proactively plan and manage the size and composition of our workforce and take actions as needed to address changes in the anticipated demand for our services, given that compensation costs are the most significant portion of our operating expenses. Based on current and projected future demand, we have increased our headcount, the majority of which serve our clients, to approximately 275,000 as of August 31, 2013, compared with approximately 266,000 as of May 31, 2013 and approximately 257,000 as of August 31, 2012. The year-over-year increase in our headcount reflects an overall increase in demand for our services, including those delivered through our Global Delivery Network in lower-cost locations. Annualized attrition, excluding involuntary terminations, for the fourth quarter of fiscal 2013 was 12%, flat with both the third quarter of fiscal 2013 and the fourth quarter of fiscal 2012. We evaluate voluntary attrition, adjust levels of new hiring and use involuntary terminations as means to keep our supply of skills and resources in balance with increases or decreases in client demand. In addition, we adjust compensation in certain skill sets and geographies in order to attract and retain appropriate numbers of qualified employees, and we may need to continue to adjust compensation in the future. For the majority of our personnel, compensation increases for fiscal 2013 became effective September 1, 2012. As in prior fiscal years, we strive to adjust pricing and/or the mix of resources to reduce the impact of compensation increases on our gross margin. Our ability to grow our revenues and increase our margins could be adversely affected if we are unable to: keep our supply of skills and resources in balance with changes in the types or amounts of services clients are demanding, such as the increase in demand for various outsourcing services; deploy our employees globally on a timely basis; manage attrition; recover increases in compensation; and/or effectively assimilate and utilize new employees.

Gross margin (Net revenues less Cost of services before reimbursable expenses as a percentage of Net revenues) for the fourth quarter of fiscal 2013 was 33.2%, compared with 32.9% for the fourth quarter of fiscal 2012. Gross margin for fiscal 2013 was 32.9%, compared with 32.3% for fiscal 2012. The increase in gross margin for fiscal 2013 was principally due to higher outsourcing contract profitability, partially offset by higher costs associated with investments in offerings.

Sales and marketing and general and administrative costs as a percentage of net revenues were 19.3% for the fourth quarter of fiscal 2013, compared with 19.1% for the fourth quarter of fiscal 2012. Sales and marketing and general and administrative costs as a percentage of net revenues were 18.6% for fiscal 2013, compared with 18.4% for fiscal 2012. Sales and marketing costs are driven primarily by: compensation costs for business-development activities; investment in offerings; marketing- and advertising-related activities; and acquisition-related costs. General and administrative costs primarily include costs for non-client-facing personnel, information systems and office space. We continuously monitor these costs and implement cost-management actions, as appropriate. For fiscal 2013 compared to fiscal 2012, sales and marketing costs as a percentage of net revenues increased approximately 30 basis points as a result of higher selling and other business development costs associated with generating new contract bookings and expanding our pipeline of business opportunities, as well as acquisition-related costs. Our margins could be adversely affected if our cost-management actions are not sufficient to maintain sales and marketing and general and administrative costs at or below current levels as a percentage of net revenues.

Operating expenses for fiscal 2013 included reorganization benefits of $274 million as a result of final determinations of certain reorganization liabilities established in connection with our transition to a corporate structure in 2001. For additional information, see Note 2 (Reorganization (Benefits) Costs, Net) to our Consolidated Financial Statements.

Operating income for the fourth quarter of fiscal 2013 was $984 million, compared with $940 million for the fourth quarter of fiscal 2012. Operating income for fiscal 2013 was $4,339 million, compared with $3,872 million for fiscal 2012. Operating margin (Operating income as a percentage of Net revenues) for the fourth quarter of fiscal 2013 was 13.9% compared with 13.8% for the fourth quarter of fiscal 2012. Operating margin for fiscal 2013 was 15.2%, compared with 13.9% for fiscal 2012. The reorganization benefits of $274 million recorded during the second and third quarters of fiscal 2013 increased operating margin by 100 basis points. Excluding the effects of the reorganization benefits, operating margin would have been 14.2% for fiscal 2013, an increase of 30 basis points compared with fiscal 2012.

The effective tax rate for fiscal 2013 was 18.1%. The above noted reorganization benefits increased income before income taxes without any increase in income tax expense. In addition, during fiscal 2013, we recorded a benefit of $243 million related to settlements of U.S. federal tax audits for fiscal years 2006 through 2009. Absent these items, our effective tax rate for fiscal 2013 would have been 25.3% compared with 27.6% in fiscal 2012.

Our Operating income and Earnings per share are also affected by currency exchange-rate fluctuations on revenues and costs. Most of our costs are incurred in the same currency as the related net revenues. Where practical, we also seek to manage foreign currency exposure for costs not incurred in the same currency as the related net revenues, such as the cost of our Global Delivery Network, by using currency protection provisions in our customer contracts and through our hedging programs. We seek to manage our costs taking into consideration the residual positive and negative effects of changes in foreign exchange rates on those costs. For more information on our hedging programs, see Note 6 (Derivative Financial Instruments) to our Consolidated Financial Statements.

Revenues by Segment/Operating Group

Our five reportable operating segments are our operating groups, which are Communications, Media & Technology; Financial Services; Health & Public Service; Products; and Resources. Operating groups are managed on the basis of net revenues because our management believes net revenues are a better indicator of operating group performance than revenues. In addition to reporting net revenues by operating group, we also report net revenues by two types of work: consulting and outsourcing, which represent the services sold by our operating groups. Consulting net revenues, which include management and technology consulting and systems integration, reflect a finite, distinct project or set of projects with a defined outcome and typically a defined set of specific deliverables. Outsourcing net revenues typically reflect ongoing, repeatable services or capabilities provided to transition, run and/or manage operations of client systems or business functions.

From time to time, our operating groups work together to sell and implement certain contracts. The resulting revenues and costs from these contracts may be apportioned among the participating operating groups. Generally, operating expenses for each operating group have similar characteristics and are subject to the same factors, pressures and challenges. However, the economic environment and its effects on the industries served by our operating groups affect revenues and operating expenses within our operating groups to differing degrees. The mix between consulting and outsourcing is not uniform among our operating groups. Local currency fluctuations also tend to affect our operating groups differently, depending on the geographic concentrations and locations of their businesses.

While we provide discussion about our results of operations below, we cannot measure how much of our revenue growth in a particular period is attributable to changes in price or volume. Management does not track standard measures of unit or rate volume. Instead, our measures of volume and price are extremely complex, as each of our services contracts is unique, reflecting a customized mix of specific services that does not fit into standard comparability measurements. Pricing for our services is a function of the nature of each service to be provided, the skills required and outcome sought, as well as estimated cost, risk, contract terms and other factors.

Results of Operations for Fiscal 2013 Compared to Fiscal 2012

Net revenues (by operating group, geographic region and type of work) and reimbursements were as follows:

	Fiscal		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency	Percent of Total Net Revenues for Fiscal
	2013	2012			2013	2012
	(in millions of U.S. dollars)
OPERATING GROUPS
Communications, Media & Technology	$5,686	$5,907	(4)%	(2)%	20%	21%
Financial Services	6,166	5,843	6	7	21	21
Health & Public Service	4,739	4,256	11	12	17	15
Products	6,807	6,563	4	5	24	24
Resources	5,143	5,275	(2)	(1)	18	19
Other	22	19	n/m	n/m	—	—

TOTAL NET REVENUES	28,563	27,862	3%	4%	100%	100%

Reimbursements	1,831	1,916	(4)

TOTAL REVENUES	$30,394	$29,778	2%

GEOGRAPHIC REGIONS
Americas	$13,519	$12,523	8%	9%	47%	45%
EMEA(1)	11,047	11,296	(2)	—	39	41
Asia Pacific	3,997	4,043	(1)	3	14	14

TOTAL NET REVENUES	$28,563	$27,862	3%	4%	100%	100%

TYPE OF WORK
Consulting	$15,383	$15,562	(1)%	1%	54%	56%
Outsourcing	13,179	12,300	7	9	46	44

TOTAL NET REVENUES	$28,563	$27,862	3%	4%	100%	100%

n/m = not meaningful

(1)	EMEA includes Europe, Middle East and Africa.

(2)	Amounts in table may not total due to rounding.

Net Revenues

Outsourcing revenue growth in local currency moderated during the second half of fiscal 2013 compared to the first half of fiscal 2013. Financial Services, Products and Health & Public Service experienced strong growth in outsourcing revenues in local currency during fiscal 2013. Outsourcing revenue growth in local currency during fiscal 2013 was slight in Resources and declined in Communications, Media & Technology. Consulting revenues were flat in local currency during fiscal 2013. Health & Public Service experienced strong growth in consulting revenues in local currency during fiscal 2013. Consulting revenue growth in local currency during fiscal 2013 was slight in Financial Services and declined in Communications, Media & Technology, Resources and Products.

The following net revenues commentary discusses local currency net revenue changes for fiscal 2013 compared to fiscal 2012:

Operating Groups

•	Communications, Media & Technology net revenues decreased 2% in local currency. Outsourcing revenues reflected slight growth, driven by growth in Americas across all industry groups and

Media & Entertainment in EMEA, partially offset by a significant decline in Electronics & High Tech in EMEA, principally due to an expected year-over-year revenue decline from one contract. The revenue decline on this contract is expected to continue to impact outsourcing revenue growth in the near term. In addition, outsourcing revenue growth was impacted by a decline in Electronics & High Tech in Asia Pacific. Consulting revenues reflected a modest decline, due to declines in Communications and Media & Entertainment in Americas and Electronics & High Tech in EMEA and Asia Pacific, partially offset by strong growth in Electronics & High Tech in Americas. Some of our clients continued to reduce and/or defer their investment in consulting, which had a negative impact on our consulting revenues during fiscal 2013. We expect these trends will continue to impact our net revenue growth in the near term.

•

Financial Services net revenues increased 7% in local currency. Outsourcing revenues reflected very strong growth, driven by all industry groups in Americas and Banking in EMEA, including the impact of an acquisition in Banking during fiscal 2012. Consulting revenues reflected slight growth, with very strong growth driven by Insurance in Americas and Asia Pacific and Capital Markets in EMEA. These increases were partially offset by declines in Insurance and Banking in EMEA and Banking in Americas. Changes in the banking and capital markets industries continue to influence the business needs of our clients. This is resulting in higher current demand for outsourcing services, including transformational projects, and lower demand for short-term consulting services and we expect this trend to continue in the near term.

•

Health & Public Service net revenues increased 12% in local currency. Consulting revenues reflected strong growth, led by Public Service in Americas and Asia Pacific and Health in Americas and EMEA. This growth was partially offset by a decline in Public Service in EMEA and Health in Asia Pacific. Outsourcing revenues also reflected strong growth, led by Public Service in Americas and Health in Americas and Asia Pacific.

•

Products net revenues increased 5% in local currency. Outsourcing revenues reflected strong growth, driven by growth across all geographic regions and industry groups, led by Life Sciences, Retail and Industrial Equipment. Consulting revenues reflected a slight decline, due to declines in Asia Pacific across most industry groups, Americas and EMEA in Retail, and Americas in Consumer Goods & Services. These decreases were largely offset by growth in Americas and EMEA in Life Sciences, Americas in Industrial Equipment and EMEA in Consumer Goods & Services. During fiscal 2013, several large systems integration projects ended, transitioned to smaller phases or to outsourcing services. We also had higher demand for outsourcing services, including transformational projects, and lower demand for short-term consulting services and we expect this trend to continue in the near term.

•

Resources net revenues decreased 1% in local currency. Outsourcing revenues reflected modest growth, driven by all industry groups in EMEA and Utilities and Energy in Asia Pacific, partially offset by a decline in Utilities in Americas. Consulting revenues reflected a modest decline, as growth in Chemicals across all geographic regions was more than offset by declines in Natural Resources in Asia Pacific and Americas, Utilities in EMEA and Energy in Americas. Some of our clients, primarily in Natural Resources and Utilities, reduced their level of consulting investments. In addition, several large systems integration projects have ended or have transitioned to smaller phases and demand for our outsourcing services has moderated. We expect these trends will continue to impact Resources year-over-year net revenue growth in the near term.

Geographic Regions

•	Americas net revenues increased 9% in local currency, driven by growth in the United States.

•

EMEA net revenues were flat in local currency. We experienced a significant decline in Finland, principally due to an expected year-over-year decline from one contract in Communications, Media & Technology, as well as declines in Spain, Sweden and the United Kingdom. These declines were offset by growth in Switzerland, the Netherlands, Germany, Ireland, South Africa and Italy.

•	Asia Pacific net revenues increased 3% in local currency, driven by China, India, Singapore and Australia, partially offset by declines in Japan, South Korea and Malaysia.

Operating Income and Operating Margin

Operating income for fiscal 2013 was $4,339 million, an increase of $467 million, or 12%, over fiscal 2012, and increased as a percentage of net revenues to 15.2% from 13.9% during this period. The reorganization benefits of $274 million recorded during fiscal 2013 increased operating margin by 100 basis points. Excluding the effects of the reorganization benefits, operating margin for fiscal 2013 increased 30 basis points compared to fiscal 2012.

Operating income and operating margin for each of the operating groups were as follows:

	Fiscal
	2013		2012
	Operating Income	Operating Margin	Operating Income	Operating Margin
	(in millions of U.S. dollars)
Communications, Media & Technology	$786	14%	$845	14%
Financial Services	1,003	16	810	14
Health & Public Service	594	13	376	9
Products	985	14	864	13
Resources	971	19	977	19

Total	$4,339	15.2%	$3,872	13.9%

(1)	Amounts in table may not total due to rounding.

Operating Income and Operating Margin Excluding Reorganization Benefits (Non-GAAP)

	Fiscal
	2013				2012
	Operating Income (GAAP)	Operating Income and Operating Margin Excluding Reorganization Benefits (Non-GAAP)			Operating Income and Operating Margin as Reported (GAAP)
		Reorganization Benefits(1)	Operating Income(2)	Operating Margin(2)	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$786	$53	$733	13%	$845	14%	$(113)
Financial Services	1,003	59	944	15	810	14	134
Health & Public Service	594	48	546	12	376	9	170
Products	985	65	921	14	864	13	57
Resources	971	49	921	18	977	19	(55)

Total	$4,339	$274	$4,065	14.2%	$3,872	13.9%	$193

(1)	Represents reorganization benefits related to final determinations of certain reorganization liabilities established in connection with our transition to a corporate structure during 2001.

(2)	We have presented Operating income and operating margin excluding reorganization benefits, as we believe quantifying the effect of the reorganization benefits on Operating income and operating margin facilitates understanding as to both the impact of these benefits and our operating performance.

(3)	Amounts in table may not total due to rounding.

During fiscal 2013, each operating group recorded a portion of the $274 million reorganization benefits. The commentary below provides additional insight into operating group performance and operating margin for fiscal 2013, exclusive of the reorganization benefits, compared with fiscal 2012. See “Reorganization (Benefits), Costs, Net.”

•

Communications, Media & Technology operating income decreased, primarily due to a decline in consulting revenue and higher sales and marketing costs as a percentage of net revenues. Operating income was also impacted by an expected significant year-over-year revenue decline from one outsourcing contract.

•

Financial Services operating income increased, primarily due to strong outsourcing revenue growth and improved outsourcing and consulting contract profitability. Operating income for fiscal 2012 included the impact of costs related to acquisitions.

•	Health & Public Service operating income increased, primarily due to revenue growth and improved outsourcing contract profitability.

•	Products operating income increased, primarily due to strong outsourcing revenue growth and improved outsourcing contract profitability, partially offset by a decline in consulting revenues.

•	Resources operating income decreased, primarily due to a decline in consulting revenue and higher sales and marketing costs as a percentage of net revenues.

Capitalization and Acquisition of Own Shares

The Board of Directors of Accenture plc has authorized funding for our publicly announced open-market share purchase program for acquiring Accenture plc Class A ordinary shares and for purchases and redemptions of Accenture plc Class A ordinary shares, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares held by our current and former members of Accenture Leadership and their permitted transferees. As of August 31, 2013, our aggregate available authorization was $1,964 million for our publicly announced open-market share purchase and these other share purchase programs.

Our share purchase activity during fiscal 2013 was as follows:

	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares
	Shares	Amount	Shares	Amount
	(in millions of U.S. dollars, except share amounts)
Open-market share purchases(1)	26,547,155	$1,997	—	$—
Other share purchase programs	—	—	3,062,148	218
Other purchases(2)	4,750,122	330	—	—

Total	31,297,277	$2,326	3,062,148	$218

(1)	We conduct a publicly announced, open-market share purchase program for Accenture plc Class A ordinary shares. These shares are held as treasury shares by Accenture plc and may be utilized to provide for select employee benefits, such as equity awards to our employees.

(2)	During fiscal 2013, as authorized under our various employee equity share plans, we acquired Accenture plc Class A ordinary shares primarily via share withholding for payroll tax obligations due from employees and former employees in connection with the delivery of Accenture plc Class A ordinary shares under those plans. These purchases of shares in connection with employee share plans do not affect our aggregate available authorization for our publicly announced open-market share purchase and the other share purchase programs.

(3)	Amounts in table may not total due to rounding.

We intend to continue to use a significant portion of cash generated from operations for share repurchases during fiscal 2014. The number of shares ultimately repurchased under our open-market share purchase program may vary depending on numerous factors, including, without limitation, share price and other market conditions, our ongoing capital allocation planning, the levels of cash and debt balances, other demands for cash, such as acquisition activity, general economic and/or business conditions, and board and management discretion. Additionally, as these factors may change over the course of the year, the amount of share repurchase activity during any particular period cannot be predicted and may fluctuate from time to time. Share repurchases may be made from time to time through open-market purchases, in respect of purchases and redemptions of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, through the use of Rule 10b5-1 plans and/or by other means. The repurchase program may be accelerated, suspended, delayed or discontinued at any time, without notice.

Other Share Redemptions

During fiscal 2013, we issued 11,019,187 Accenture plc Class A ordinary shares upon redemptions of an equivalent number of Accenture SCA Class I common shares pursuant to our registration statement on Form S-3 (the “registration statement”). The registration statement allows us, at our option, to issue freely tradable Accenture plc Class A ordinary shares in lieu of cash upon redemptions of Accenture SCA Class I common shares held by current and former members of Accenture Leadership and their permitted transferees.

Dividends

On November 15, 2011, May 15, 2012, November 15, 2012 and May 15, 2013, Accenture plc paid a cash dividend of $0.675, $0.675, $0.81 and $0.81 per share, respectively, on our Class A ordinary shares and Accenture SCA paid a semi-annual cash dividend of $0.675, $0.675, $0.81 and $0.81 per share, respectively, on its Class I common shares.

On September 25, 2013, the Board of Directors of Accenture plc declared a semi-annual cash dividend of $0.93 per share on our Class A ordinary shares for shareholders of record at the close of business on October 11, 2013. Accenture plc will cause Accenture SCA to declare a semi-annual cash dividend of $0.93 per share on its Class I common shares for shareholders of record at the close of business on October 8, 2013. Both dividends are payable on November 15, 2013.

Future dividends on Accenture plc Class A ordinary shares, if any, and the timing of declaration of any such dividends, will be at the discretion of the Board of Directors of Accenture plc and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the Board of Directors of Accenture plc may deem relevant, as well as our ability to pay dividends in compliance with the Companies Acts.

In certain circumstances, as an Irish tax resident company, we may be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. Shareholders resident in “relevant territories” (including countries that are European Union member states (other than Ireland), the United States and other countries with which Ireland has a tax treaty) may be exempted from Irish dividend withholding tax. However, shareholders residing in other countries will generally be subject to Irish dividend withholding tax.

Financial Risk Management

All of our market risk sensitive instruments were entered into for purposes other than trading.

Foreign Currency Risk

We are exposed to foreign currency risk in the ordinary course of business. We hedge material cash flow exposures when feasible using forward contracts. These instruments are subject to fluctuations in foreign currency exchange rates and credit risk. Credit risk is managed through careful selection and ongoing evaluation of the financial institutions utilized as counterparties.

Certain of these hedge positions are undesignated hedges of balance sheet exposures such as intercompany loans and typically have maturities of less than one year. These hedges—primarily U.S. dollar/Euro, U.S. dollar/Indian rupee, U.S. dollar/Australian dollar, U.S. dollar/Singapore dollar, U.S. dollar/Japanese yen, U.S. dollar/Swiss franc, U.S. dollar/Philippine peso and U.S. dollar/Norwegian krone—are intended to offset remeasurement of the underlying assets and liabilities. Changes in the fair value of these derivatives are recorded in Other expense, net in the Consolidated Income Statement. Additionally, we have hedge positions that are designated cash flow hedges of certain intercompany charges relating to our Global Delivery Network. These hedges—U.S. dollar/Indian rupee, U.S. dollar/Philippine peso, U.K. pound/Indian rupee and Euro/Indian rupee, which typically have maturities not exceeding three years—are intended to partially offset the impact of foreign currency movements on future costs relating to resources supplied by our Global Delivery Network. For additional information, see Note 6 (Derivative Financial Instruments) to the Consolidated Financial Statements.

For designated cash flow hedges, gains and losses currently recorded in Accumulated other comprehensive loss will be reclassified into earnings at the time when certain anticipated intercompany charges are accrued as Cost of services. As of August 31, 2013, it was anticipated that $177 million of the net losses, net of tax currently recorded in Accumulated other comprehensive loss will be reclassified into Cost of services within the next 12 months.

We use sensitivity analysis to determine the effects that market foreign currency exchange rate fluctuations may have on the fair value of our hedge portfolio. The sensitivity of the hedge portfolio is computed based on the market value of future cash flows as affected by changes in exchange rates. This sensitivity analysis represents the hypothetical changes in value of the hedge position and does not reflect the offsetting gain or loss on the underlying exposure. A 10% change in the levels of foreign currency exchange rates against the U.S. dollar (or other base currency of the hedge if not a U.S. dollar hedge) with all other variables held constant would have resulted in a change in the fair value of our hedge instruments of approximately $309 million and $402 million as of August 31, 2013 and 2012, respectively.

Interest Rate Risk

The interest rate risk associated with our borrowing and investing activities as of August 31, 2013 is not material in relation to our consolidated financial position, results of operations or cash flows. While we may do so in the future, we have not used derivative financial instruments to alter the interest rate characteristics of our investment holdings or debt instruments.

Equity Price Risk

The equity price risk associated with our marketable equity securities that are subject to market price volatility is not material in relation to our consolidated financial position, results of operations or cash flows.

Future Developments

The directors do not anticipate that the activities of the Company and its subsidiaries will change in the foreseeable future.

Company Books of Accounts

The directors believe that they have complied with the requirements of Section 202 of the Companies Act 1990, with regard to books of account by engaging the services of a fellow group undertaking who employs accounting personnel with appropriate expertise and by providing adequate resources to the financial function. The books of account of the Company are located at its registered office.

Political Donations

No political contributions that require disclosure under s26(1) Electoral Act 1997 (as amended) were made during fiscal 2013.

Subsidiaries

Information regarding subsidiaries is provided in Note 19 (Subsidiaries) to the Consolidated Financial Statements and the business conducted by these subsidiaries is described above. See “Directors’ Report—Principal Activities.”

Significant Events Since Year End

This report was issued on October 29, 2013. The Company has evaluated events and transactions subsequent to the balance sheet date. Based on this evaluation, the Company is not aware of any events or transactions (other than those disclosed in Note 12 (Material Transactions Affecting Shareholders’ Equity) to our Consolidated Financial Statements) that occurred subsequent to the balance sheet date but prior to October 29, 2013 that would require recognition or disclosure in its Consolidated Financial Statements.

Directors’ and Secretary’s Interest in Shares

The directors of the Company as of August 31, 2013 are listed in the table below and, except as noted below, have served from the period of September 1, 2012 through August 31, 2013 and through the date of this report. Jaime Ardila became a director on August 20, 2013.

No director, the company secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary except Accenture SCA. Directors’ remuneration is set forth in Note 17 (Directors’ Remuneration) to the Consolidated Financial Statements. The interests of the directors and company secretary in the ordinary share capital of Accenture plc and Accenture SCA as of August 31, 2013 and as of September 1, 2012, or the date they first became directors, are presented in the table below.

	Accenture plc Class A ordinary shares		Accenture plc Class X ordinary shares		Accenture SCA Class I common shares
	Shares	Options	Shares	Options	Shares	Options
As of August 31, 2013
Directors
Pierre Nanterme	185,054	16,237	91,597	—	91,597	—
William D. Green	209,394	—	55,046	—	55,046	—
Jaime Ardila	120	—	—	—	—	—
Dina Dublon	39,643	—	—	—	—	—
Charles Giancarlo	24,139	—	—	—	—	—
Nobuyuki Idei	4,491	—	—	—	—	—
William L. Kimsey	8,192	—	—	—	—	—
Robert I. Lipp	121,054	10,000	—	—	—	—
Marjorie Magner	22,146	—	—	—	—	—
Blythe J. McGarvie	20,827	—	—	—	—	—
Mark Moody-Stuart	76,319	—	—	—	—	—
Gilles C. Pélisson	2,591	—	—	—	—	—
Wulf von Schimmelmann	19,266	—	—	—	—	—
Secretary
Julie Spellman Sweet	—	—	—	—	—	—

As of September 1, 2012 or Date of Appointment (if later)
Directors
Pierre Nanterme	136,100	16,237	91,597	—	91,597	—
William D. Green	280,902	—	80,046	—	80,046	—
Jaime Ardila	120	—	—	—	—	—
Dina Dublon	37,134	10,000	—	—	—	—
Charles Giancarlo	20,100	—	—	—	—	—
Nobuyuki Idei	2,637	—	—	—	—	—
William L. Kimsey	12,474	—	—	—	—	—
Robert I. Lipp	159,298	20,000	—	—	—	—
Marjorie Magner	19,637	—	—	—	—	—
Blythe J. McGarvie	18,936	5,000	—	—	—	—
Mark Moody-Stuart	73,810	—	—	—	—	—
Gilles C. Pélisson	—	—	—	—	—	—
Wulf von Schimmelmann	17,549	—	—	—	—	—
Secretary
Julie Spellman Sweet	1,464	—	—	—	—	—

Auditors

KPMG, Chartered Accountants, will continue in office in accordance with s160 (2) of the Companies Act 1963.

On behalf of the Directors

Pierre Nanterme	William L. Kimsey
Director	Director

October 29, 2013

ACCENTURE PLC

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing the Directors’ Report and Consolidated Financial Statements in accordance with applicable law and regulations.

Company law requires the directors to prepare Consolidated Financial Statements for each financial period which give a true and fair view of the state of affairs of the parent company and group and of the profit or loss of the group for the period there ended. Under that law, the directors have elected to prepare the Consolidated Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder. The directors have elected to prepare the Financial Statements of the parent company in accordance with Generally Accepted Accounting Practice in Ireland, comprising applicable company law and the accounting standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland. In preparing the Consolidated Financial Statements and the Financial Statements of the parent company (collectively the “Financial Statements”), the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent; and

•	prepare the Financial Statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the group and company and to enable them to ensure that the Financial Statements comply with the Companies Acts 1963 to 2012. They are also responsible for taking such steps as are reasonably open to them to safeguard the assets of the company and to prevent and detect fraud and other irregularities.

The directors are also responsible for preparing a Directors’ Report that complies with the requirements of the Companies Acts 1963 to 2012.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF ACCENTURE PLC

We have audited the group and parent company financial statements (‘‘financial statements’’) of Accenture plc for the year ended 31 August 2013, which comprise the Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Cash Flows Statement, Consolidated Shareholders’ Equity Statement, Consolidated and Parent Company Balance Sheets and the related notes. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with Section 193 of the Companies Act 1990. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

As explained more fully in the Directors’ Responsibilities Statement set out on page A40 the directors are responsible for the preparation of the financial statements giving a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with Irish law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Ethical Standards for Auditors issued by the Auditing Practices Board.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the company circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion

In our opinion:

•

the group financial statements give a true and fair view, in accordance with US GAAP, to the extent that the use of these principles in the financial statements does not contravene the provisions of the Companies Acts or any regulation made there under, of the state of the group’s affairs as at 31 August 2013 and of its profit for the year then ended;

•

the parent company financial statements give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of the parent company’s affairs as at 31 August 2013; and

•	the group and parent company financial statements have been properly prepared in accordance with the Companies Acts 1963 to 2012.

Matters on which we are required to report by the Companies Acts 1963 to 2012

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

The financial statements are in agreement with the books of account and, in our opinion, proper books of account have been kept by the company.

In our opinion the information given in the directors’ report is consistent with the financial statements.

The net assets of the company, as stated in the parent company balance sheet are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 31 August 2013 a financial situation which under Section 40(1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

Matters on which we are required to report by exception

We have nothing to report in respect of the provisions in the Companies Acts 1963 to 2012 which require us to report to you if, in our opinion the disclosures of directors’ remuneration and transactions specified by law are not made.

Michael Gibbons

for and on behalf of

KPMG

Chartered Accountants, Statutory Audit Firm

1 Stokes Place, St. Stephen’s Green

Dublin 2

October 29, 2013

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

August 31, 2013 and 2012

(In thousands of U.S. dollars, except share and per share amounts)

	August 31, 2013	August 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,631,885	$6,640,526
Short-term investments	2,525	2,261
Receivables from clients, net	3,333,126	3,080,877
Unbilled services, net	1,513,448	1,399,834
Deferred income taxes, net	794,917	685,732
Other current assets	568,277	778,701

Total current assets	11,844,178	12,587,931

NON-CURRENT ASSETS:
Unbilled services, net	18,447	12,151
Investments	43,631	28,180
Property and equipment, net	779,675	779,494
Goodwill	1,818,586	1,215,383
Deferred contract costs	554,747	537,943
Deferred income taxes, net	1,018,567	808,765
Other non-current assets	789,218	695,568

Total non-current assets	5,022,871	4,077,484

TOTAL ASSETS	$16,867,049	$16,665,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$—	$11
Accounts payable	961,851	903,847
Deferred revenues	2,230,615	2,275,052
Accrued payroll and related benefits	3,460,393	3,428,838
Accrued consumption taxes	308,655	317,622
Income taxes payable	266,593	253,527
Deferred income taxes, net	24,031	21,916
Other accrued liabilities	908,852	908,392

Total current liabilities	8,160,990	8,109,205

NON-CURRENT LIABILITIES:
Long-term debt	25,600	22
Deferred revenues relating to contract costs	517,397	553,764
Retirement obligation	872,761	1,352,266
Deferred income taxes, net	174,818	105,544
Income taxes payable	1,224,251	1,597,590
Other non-current liabilities	463,403	322,596

Total non-current liabilities	3,278,230	3,931,782

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Ordinary shares, par value 1.00 euros per share, 40,000 shares authorized and issued as of August 31, 2013 and August 31, 2012	57	57
Class A ordinary shares, par value $0.0000225 per share, 20,000,000,000 shares authorized, 771,301,885 and 745,749,177 shares issued as of August 31, 2013 and August 31, 2012, respectively	17	16
Class X ordinary shares, par value $0.0000225 per share, 1,000,000,000 shares authorized, 30,312,244 and 43,371,864 shares issued and outstanding as of August 31, 2013 and August 31, 2012, respectively	1	1
Restricted share units	875,156	863,714
Additional paid-in capital	2,393,936	1,341,576
Treasury shares, at cost: Ordinary, 40,000 shares as of August 31, 2013 and August 31, 2012; Class A ordinary, 135,258,733 and 112,370,409 shares as of August 31, 2013 and August 31, 2012, respectively	(7,326,079)	(5,285,625)
Retained earnings	10,069,844	7,904,242
Accumulated other comprehensive loss	(1,052,746)	(678,148)

Total Accenture plc shareholders’ equity	4,960,186	4,145,833
Noncontrolling interests	467,643	478,595

Total shareholders’ equity	5,427,829	4,624,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,867,049	$16,665,415

The accompanying Notes are an integral part of these Consolidated Financial Statements.

On behalf of the Directors

Pierre Nanterme	William L. Kimsey
Director	Director

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

For the Years Ended August 31, 2013, 2012 and 2011

(In thousands of U.S. dollars, except share and per share amounts)

	2013	2012	2011
REVENUES:
Revenues before reimbursements (“Net revenues”)	$28,562,810	$27,862,330	$25,507,036
Reimbursements	1,831,475	1,915,655	1,845,878

Revenues	30,394,285	29,777,985	27,352,914
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	19,178,635	18,874,629	17,120,317
Reimbursable expenses	1,831,475	1,915,655	1,845,878

Cost of services	21,010,110	20,790,284	18,966,195
Sales and marketing	3,481,891	3,303,478	3,094,465
General and administrative costs	1,835,646	1,810,984	1,820,277
Reorganization (benefits) costs, net	(272,042)	1,691	1,520

Total operating expenses	26,055,605	25,906,437	23,882,457

OPERATING INCOME	4,338,680	3,871,548	3,470,457
Interest income	32,893	42,550	41,083
Interest expense	(14,035)	(15,061)	(15,000)
Other (expense) income, net	(18,244)	5,137	15,482

INCOME BEFORE INCOME TAXES	4,339,294	3,904,174	3,512,022
Provision for income taxes	784,775	1,079,241	958,782

NET INCOME	3,554,519	2,824,933	2,553,240
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(234,398)	(237,520)	(243,575)
Net income attributable to noncontrolling interests—other	(38,243)	(33,903)	(31,988)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$3,281,878	$2,553,510	$2,277,677

Cash dividends per share	$1.62	$1.35	$0.90

The accompanying Notes are an integral part of these Consolidated Financial Statements.

On behalf of the Directors

Pierre Nanterme	William L. Kimsey
Director	Director

ACCENTURE PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended August 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	2013	2012	2011
NET INCOME	$3,554,519	$2,824,933	$2,553,240
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX:
Foreign currency translation	(258,391)	(303,780)	192,408
Defined benefit plans	77,338	(189,222)	31,705
Cash flow hedges	(193,539)	(51,756)	28,014
Marketable securities	(6)	990	(215)

OTHER COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO ACCENTURE PLC	(374,598)	(543,768)	251,912
Other comprehensive (loss) income attributable to noncontrolling interests	(24,762)	(48,603)	31,778

COMPREHENSIVE INCOME	$3,155,159	$2,232,562	$2,836,930

COMPREHENSIVE INCOME ATTRIBUTABLE TO ACCENTURE PLC	2,907,280	2,009,742	2,529,589
Comprehensive income attributable to noncontrolling interests	247,879	222,820	307,341

COMPREHENSIVE INCOME	$3,155,159	$2,232,562	$2,836,930

The accompanying Notes are an integral part of these Consolidated Financial Statements.

ACCENTURE PLC

CONSOLIDATED SHAREHOLDERS’ EQUITY STATEMENTS

For the Years Ended August 31, 2013, 2012 and 2011

(In thousands of U.S. dollars and share amounts)

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares		Restricted Share Units	Additional Paid-in Capital	Treasury Shares		Retained Earnings	Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
	$	No. Shares	$	No. Shares	$	No. Shares			$	No. Shares
Balance as of August 31, 2010	$57	40	$16	696,815	$1	64,985	$973,889	$137,883	$(2,524,137)	(71,816)	$4,634,329	$(386,292)	$2,835,746	$438,977	$3,274,723
Net income											2,277,677		2,277,677	275,563	2,553,240
Other comprehensive income												251,912	251,912	31,778	283,690
Income tax benefit on share-based compensation plans								93,772					93,772		93,772
Purchases of Class A ordinary shares								137,599	(1,599,734)	(31,013)			(1,462,135)	(137,599)	(1,599,734)
Share-based compensation expense							415,918	34,219					450,137		450,137
Purchases/redemptions of Accenture SCA Class I common shares, Accenture Canada Holdings Inc. exchangeable shares and Class X ordinary shares						(15,620)		(515,690)					(515,690)	(56,453)	(572,143)
Issuances of Class A ordinary shares:
Employee share programs				24,144			(638,085)	616,086	546,297	16,427			524,298	33,068	557,366
Upon redemption of Accenture SCA Class I common shares				6,837									—		—
Dividends							32,555				(610,751)		(578,196)	(65,446)	(643,642)
Other, net								21,168			(19,738)		1,430	(47,967)	(46,537)

Balance as of August 31, 2011	$57	40	$16	727,796	$1	49,365	$784,277	$525,037	$(3,577,574)	(86,402)	$6,281,517	$(134,380)	$3,878,951	$471,921	$4,350,872
Net income											2,553,510		2,553,510	271,423	2,824,933
Other comprehensive loss												(543,768)	(543,768)	(48,603)	(592,371)
Income tax benefit on share-based compensation plans								113,620					113,620		113,620
Purchases of Class A ordinary shares								146,689	(1,960,396)	(34,316)			(1,813,707)	(146,689)	(1,960,396)
Share-based compensation expense							497,531	40,555					538,086		538,086
Purchases/redemptions of Accenture SCA Class I common shares, Accenture Canada Holdings Inc. exchangeable shares and Class X ordinary shares						(5,993)		(126,354)					(126,354)	(12,091)	(138,445)
Issuances of Class A ordinary shares:
Employee share programs				13,331			(465,672)	653,442	252,345	8,308			440,115	14,272	454,387
Upon redemption of Accenture SCA Class I common shares				4,622									—		—
Dividends							47,578				(915,929)		(868,351)	(82,506)	(950,857)
Other, net								(11,413)			(14,856)		(26,269)	10,868	(15,401)

Balance as of August 31, 2012	$57	40	$16	745,749	$1	43,372	$863,714	$1,341,576	$(5,285,625)	(112,410)	$7,904,242	$(678,148)	$4,145,833	$478,595	$4,624,428

ACCENTURE PLC

CONSOLIDATED SHAREHOLDERS’ EQUITY STATEMENTS (continued)

For the Years Ended August 31, 2013, 2012 and 2011

(In thousands of U.S. dollars and share amounts)

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares		Restricted Share Units	Additional Paid-in Capital	Treasury Shares		Retained Earnings	Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
	$	No. Shares	$	No. Shares	$	No. Shares			$	No. Shares
Net income											3,281,878		3,281,878	272,641	3,554,519
Other comprehensive loss												(374,598)	(374,598)	(24,762)	(399,360)
Income tax benefit on share-based compensation plans								204,714					204,714		204,714
Purchases of Class A ordinary shares								131,382	(2,326,229)	(31,297)			(2,194,847)	(131,382)	(2,326,229)
Share-based compensation expense							572,456	43,422					615,878		615,878
Purchases/redemptions of Accenture SCA Class I common shares, Accenture Canada Holdings Inc. exchangeable shares and Class X ordinary shares						(13,060)		(202,262)					(202,262)	(15,861)	(218,123)
Issuances of Class A ordinary shares:
Employee share programs			1	14,534			(615,740)	816,145	285,775	8,408			486,181	29,631	515,812
Upon redemption of Accenture SCA Class I common shares				11,019				50,240					50,240	(50,240)	—
Dividends							54,726				(1,097,643)		(1,042,917)	(78,821)	(1,121,738)
Other, net								8,719			(18,633)		(9,914)	(12,158)	(22,072)

Balance as of August 31, 2013	$57	40	$17	771,302	$1	30,312	$875,156	$2,393,936	$(7,326,079)	(135,299)	$10,069,844	$(1,052,746)	$4,960,186	$467,643	$5,427,829

The accompanying Notes are an integral part of these Consolidated Financial Statements.

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

For the Years Ended August 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,554,519	$2,824,933	$2,553,240
Adjustments to reconcile Net income to Net cash provided by operating activities—
Depreciation, amortization and asset impairments	593,028	593,545	513,256
Reorganization (benefits) costs, net	(272,042)	1,691	1,520
Share-based compensation expense	615,878	538,086	450,137
Deferred income taxes, net	(209,674)	56,981	(196,395)
Other, net	(90,043)	(94,332)	81,127
Change in assets and liabilities, net of acquisitions—
Receivables from clients, net	(213,634)	15,822	(486,128)
Unbilled services, current and non-current, net	(96,060)	(144,281)	(134,353)
Other current and non-current assets	(21,152)	(355,472)	(466,913)
Accounts payable	(5,073)	(68,082)	63,005
Deferred revenues, current and non-current	(81,878)	229,724	294,512
Accrued payroll and related benefits	88,202	420,049	442,107
Income taxes payable, current and non-current	(260,902)	69,146	186,937
Other current and non-current liabilities	(298,041)	169,042	139,687

Net cash provided by operating activities	3,303,128	4,256,852	3,441,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and sales of available-for-sale investments	—	12,549	10,932
Purchases of available-for-sale investments	—	(7,554)	(11,173)
Proceeds from sales of property and equipment	17,366	5,977	6,755
Purchases of property and equipment	(369,593)	(371,974)	(403,714)
Purchases of businesses and investments, net of cash acquired	(803,988)	(174,383)	(306,187)

Net cash used in investing activities	(1,156,215)	(535,385)	(703,387)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	515,812	454,387	557,366
Purchases of shares	(2,544,352)	(2,098,841)	(2,171,877)
Repayments of long-term debt, net	(34)	(6,399)	(1,539)
Proceeds from (repayments of) short-term borrowings, net	88	131	(69)
Cash dividends paid	(1,121,738)	(950,857)	(643,642)
Excess tax benefits from share-based payment arrangements	114,073	78,357	171,314
Other, net	(29,478)	(35,633)	(33,057)

Net cash used in financing activities	(3,065,629)	(2,558,855)	(2,121,504)
Effect of exchange rate changes on cash and cash equivalents	(89,925)	(223,164)	245,938

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,008,641)	939,448	862,786
CASH AND CASH EQUIVALENTS, beginning of period	6,640,526	5,701,078	4,838,292

CASH AND CASH EQUIVALENTS, end of period	$5,631,885	$6,640,526	$5,701,078

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$13,984	$15,133	$14,884
Income taxes paid	$963,039	$1,033,704	$824,434

The accompanying Notes are an integral part of these Consolidated Financial Statements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Accenture plc is one of the world’s leading organizations providing management consulting, technology and outsourcing services and operates globally with one common brand and business model designed to enable it to provide clients around the world with the same high level of service. Drawing on a combination of industry expertise, functional capabilities, alliances, global resources and technology, Accenture plc seeks to deliver competitively priced, high-value services that help clients measurably improve business performance. Accenture plc’s global delivery model enables it to provide an end-to-end delivery capability by drawing on its global resources to deliver high-quality, cost-effective solutions to clients.

Basis of Presentation

The Consolidated Financial Statements include the accounts of Accenture plc, an Irish company, and its controlled subsidiary companies (collectively, the “Company”). Accenture plc’s only business is to hold Class I common shares in, and to act as the sole general partner of, its subsidiary, Accenture SCA, a Luxembourg partnership limited by shares. The Company operates its business through Accenture SCA and subsidiaries of Accenture SCA. Accenture plc controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its Consolidated Financial Statements.

The shares of Accenture SCA and Accenture Canada Holdings Inc. held by persons other than the Company are treated as a noncontrolling interest in the Consolidated Financial Statements. The noncontrolling interest percentages were 6% and 8% as of August 31, 2013 and 2012, respectively. Purchases and/or redemptions of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares are accounted for at carryover basis.

The directors have elected to prepare the Consolidated Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss of the group may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under.

The Consolidated Financial Statements are prepared in accordance with Irish Company Law, to present to the shareholders of Accenture plc and file with the Companies Registration Office in Ireland. Accordingly, these Consolidated Financial Statements include disclosures required by the Republic of Ireland’s Companies Acts, 1963 to 2012 in addition to those required under U.S. GAAP.

All references to years, unless otherwise noted, refer to the Company’s fiscal year, which ends on August 31. For example, a reference to “fiscal 2013” means the 12-month period that ended on August 31, 2013. All references to quarters, unless otherwise noted, refer to the quarters of the Company’s fiscal year.

The Consolidated Financial Statements include the Consolidated Balance Sheets of Accenture plc and its subsidiaries as of August 31, 2013 and 2012, and the related Consolidated Statements of Income,

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Comprehensive Income, Shareholder’s Equity and Cash Flows for the twelve months ended August 31, 2013, 2012 and 2011. The Consolidated Financial Statements and the majority of the information in the Notes thereto have been reconciled to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013 filed with the U.S. Securities and Exchange Commission on October 29, 2013.

The preparation of the Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from those estimates.

Fiscal 2012 income tax amounts in certain line items within cash flows from operating activities in the Company’s Consolidated Cash Flows Statement have been revised. These revisions were not material and had no impact on reported Net cash provided by operating activities. In addition, certain other amounts reported in previous years have been reclassified to conform to the fiscal 2013 presentation.

Revenue Recognition

Revenues from contracts for technology integration consulting services where the Company designs/redesigns, builds and implements new or enhanced systems applications and related processes for its clients are recognized on the percentage-of-completion method, which involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. Contracts for technology integration consulting services generally span six months to two years. Estimated revenues used in applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. This method is followed where reasonably dependable estimates of revenues and costs can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and estimated costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the Consolidated Financial Statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated total direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in Cost of services and classified in Other accrued liabilities.

Revenues from contracts for non-technology integration consulting services with fees based on time and materials or cost-plus are recognized as the services are performed and amounts are earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company’s efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For non-technology integration consulting contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are not contingent, are consistent with the services delivered, and are earned. Contingent or incentive revenues relating to non-technology integration consulting contracts are recognized when the contingency is satisfied and the Company concludes the amounts are earned.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Outsourcing contracts typically span several years and involve complex delivery, often through multiple workforces in different countries. In a number of these arrangements, the Company hires client employees and becomes responsible for certain client obligations. Revenues are recognized on outsourcing contracts as amounts become billable in accordance with contract terms, unless the amounts are billed in advance of performance of services, in which case revenues are recognized when the services are performed and amounts are earned. Revenues from time-and-materials or cost-plus contracts are recognized as the services are performed. In such contracts, the Company’s effort, measured by time incurred, represents the contractual milestones or output measure, which is the contractual earnings pattern. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. Outsourcing contracts can also include incentive payments for benefits delivered to clients. Revenues relating to such incentive payments are recorded when the contingency is satisfied and the Company concludes the amounts are earned.

Costs related to delivering outsourcing services are expensed as incurred with the exception of certain transition costs related to the set-up of processes, personnel and systems, which are deferred during the transition period and expensed evenly over the period outsourcing services are provided. The deferred costs are specific internal costs or incremental external costs directly related to transition or set-up activities necessary to enable the outsourced services. Generally, deferred amounts are protected in the event of early termination of the contract and are monitored regularly for impairment. Impairment losses are recorded when projected remaining undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of contract assets. Deferred transition costs were $539,048 and $538,638 as of August 31, 2013 and 2012, respectively, and are included in Deferred contract costs. Amounts billable to the client for transition or set-up activities are deferred and recognized as revenue evenly over the period outsourcing services are provided. Deferred transition revenues were $515,578 and $551,364 as of August 31, 2013 and 2012, respectively, and are included in non-current Deferred revenues relating to contract costs. Contract acquisition and origination costs are expensed as incurred.

The Company enters into contracts that may consist of multiple elements. These contracts may include any combination of technology integration consulting services, non-technology integration consulting services or outsourcing services described above. Revenues for contracts with multiple elements are allocated based on the lesser of the element’s relative selling price or the amount that is not contingent on future delivery of another element. The selling price of each element is determined by obtaining the vendor-specific objective evidence (“VSOE”) of fair value of each element. VSOE of fair value is based on the price charged when the element is sold separately by the Company on a regular basis and not as part of a contract with multiple elements. If the amount of non-contingent revenues allocated to a delivered element accounted for under the percentage-of-completion method of accounting is less than the costs to deliver such services, then such costs are deferred and recognized in future periods when the revenues become non-contingent. Revenues are recognized in accordance with the Company’s accounting policies for the separate elements, as described above. Elements qualify for separation when the services have value on a stand-alone basis, selling price of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. While determining fair value and identifying separate elements require judgment, generally fair value and the separate elements are readily identifiable as the Company also sells those elements unaccompanied by other elements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Revenues recognized in excess of billings are recorded as Unbilled services. Billings in excess of revenues recognized are recorded as Deferred revenues until revenue recognition criteria are met.

Revenues before reimbursements (“net revenues”) include the margin earned on computer hardware and software, as well as revenues from alliance agreements. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as the cost of hardware and software resales. In addition, Reimbursements include allocations from gross billings to record an amount equivalent to reimbursable costs, where billings do not specifically identify reimbursable expenses. The Company reports revenues net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Employee Share-Based Compensation Arrangements

Share-based compensation expense is recognized over the requisite service period for awards of equity instruments to employees based on the grant date fair value of those awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes

The Company calculates and provides for income taxes in each of the tax jurisdictions in which it operates. Deferred tax assets and liabilities, measured using enacted tax rates, are recognized for the future tax consequences of temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized. The Company establishes liabilities or reduces assets for uncertain tax positions when the Company believes those tax positions are not more likely than not of being sustained if challenged. Each fiscal quarter, the Company evaluates these uncertain tax positions and adjusts the related tax assets and liabilities in light of changing facts and circumstances.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated at average foreign currency exchange rates prevailing during the fiscal year. Translation adjustments are included in Accumulated other comprehensive loss. Gains and losses arising from intercompany foreign currency transactions that are of a long-term investment nature are reported in the same manner as translation adjustments.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and liquid investments with original maturities of three months or less, including money market funds of $650,000 and $1,265,000 as of August 31, 2013 and 2012, respectively. Cash and cash equivalents also includes restricted cash of $45,132 and $27,982 as of August 31, 2013 and 2012, respectively, which primarily relates to cash held to meet certain insurance requirements. As a result of certain subsidiaries’ cash management systems, checks issued but not presented to the banks for payment may create negative book cash payables. Such negative balances are classified as Current portion of long term debt and bank borrowings.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Client Receivables, Unbilled Services and Allowances

The Company records its client receivables and unbilled services at their face amounts less allowances. On a periodic basis, the Company evaluates its receivables and unbilled services and establishes allowances based on historical experience and other currently available information. As of August 31, 2013 and 2012, total allowances recorded for client receivables and unbilled services were $91,716 and $64,874, respectively. The allowance reflects the Company’s best estimate of collectibility risks on outstanding receivables and unbilled services. In limited circumstances, the Company agrees to extend financing to certain clients. The terms vary by contract, but generally payment for services is contractually linked to the achievement of specified performance milestones.

Concentrations of Credit Risk

The Company’s financial instruments, consisting primarily of cash and cash equivalents, foreign currency exchange rate instruments, client receivables and unbilled services, are exposed to concentrations of credit risk. The Company places its cash and cash equivalents and foreign exchange instruments with highly-rated financial institutions, limits the amount of credit exposure with any one financial institution and conducts ongoing evaluation of the credit worthiness of the financial institutions with which it does business. Client receivables are dispersed across many different industries and countries; therefore, concentrations of credit risk are limited.

Investments

All liquid investments with an original maturity greater than 90 days but less than one year are considered to be short-term investments. Investments with an original maturity greater than one year are considered to be long-term investments. Marketable short-term and long-term investments are classified and accounted for as available-for-sale investments. Available-for-sale investments are reported at fair value with changes in unrealized gains and losses recorded as a separate component of Accumulated other comprehensive loss until realized. Quoted market prices are used to determine the fair values of common equity and debt securities that were issued by publicly traded entities. Interest and amortization of premiums and discounts for debt securities are included in Interest income. Realized gains and losses on securities are determined based on the First In, First Out method and are included in Other (expense) income, net. The Company does not hold these investments for speculative or trading purposes.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the following estimated useful lives:

Buildings	20 to 25 years
Computers, related equipment and software	2 to 7 years
Furniture and fixtures	5 to 10 years
Leasehold improvements	Lesser of lease term or 15 years

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Operating Expenses

Selected components of operating expenses were as follows:

	Fiscal
	2013	2012	2011
Training costs	$878,108	$857,574	$810,387
Research and development costs	715,094	559,611	481,970
Advertising costs	90,310	81,640	81,420
Provision for (release of) doubtful accounts(1)	32,238	(204)	(24,361)

(1) For	additional information, see “—Client Receivables, Unbilled Services and Allowances.”

Recently Adopted Accounting Pronouncements

In August 2013, the Company early adopted guidance issued by the Financial Accounting Standards Board (“FASB”) which requires enhanced disclosures in the notes to the consolidated financial statements to present separately, by item, reclassifications out of accumulated other comprehensive income (loss). The early adoption of this guidance did not have a material impact on the Consolidated Financial Statements. For additional information related to the reclassifications out of accumulated other comprehensive income (loss), see Note 3 (Accumulated Other Comprehensive Loss) to these Consolidated Financial Statements.

In September 2012, the Company adopted guidance issued by the FASB which requires companies to present net income and other comprehensive income in either one continuous statement or in two separate but consecutive statements. The adoption of this guidance resulted in a change in the presentation of the components of comprehensive income, which are now presented in the Consolidated Statements of Comprehensive Income rather than in the Consolidated Shareholders’ Equity Statements.

In September 2011, the FASB issued guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. The Company adopted this new guidance for its fiscal 2013 annual goodwill impairment test. The adoption of this guidance did not have a material impact on the Consolidated Financial Statements.

2.	REORGANIZATION (BENEFITS) COSTS, NET

In fiscal 2001, the Company accrued reorganization liabilities in connection with its transition to a corporate structure. These included liabilities for certain individual income tax exposures related to the

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

transfer of interests in certain entities to the Company as part of the reorganization. The Company has recorded reorganization expense and the related liability where such liabilities are probable. Interest accruals are made to cover reimbursement of interest on such tax assessments.

The Company’s reorganization activity was as follows:

	Fiscal
	2013	2012	2011
Reorganization liability, beginning of period	$268,806	$307,286	$271,907
Final determinations	(273,945)	—	—
Interest expense accrued	1,903	1,691	1,520
Other adjustments	3,532	—	(3,873)
Foreign currency translation	18,165	(40,171)	37,732

Reorganization liability, end of period	$18,461	$268,806	$307,286

As a result of final determinations, certain reorganization liabilities established in connection with the Company’s transition to a corporate structure in 2001 are no longer probable. Accordingly, the Company recorded reorganization benefits of $273,945 during fiscal 2013. These benefits were partially offset by interest expense associated with carrying these liabilities of $1,903. As of August 31, 2013, reorganization liabilities of $5,080 were included in Other accrued liabilities because expirations of statutes of limitations or other final determinations could occur within 12 months, and reorganization liabilities of $13,381 were included in Other non-current liabilities. Final resolution, through settlement, conclusion of legal proceedings or a tax authority’s decision not to pursue a claim, will result in payment by the Company of amounts in settlement or judgment of these matters and/or recording of a reorganization benefit or cost in the Company’s Consolidated Income Statement. As of August 31, 2013, only a small number of countries remain that have active audits/investigations or open statutes of limitations.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

3.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes in the accumulated balances for each component of accumulated other comprehensive loss attributable to Accenture plc:

	Fiscal
	2013	2012	2011
Foreign currency translation
Beginning balance	$(156,010)	$147,770	$(44,638)
Foreign currency translation	(280,128)	(334,750)	224,805
Income tax benefit (expense)	4,603	3,491	(6,432)
Portion attributable to noncontrolling interests	17,134	27,479	(25,965)

Foreign currency translation, net of tax	(258,391)	(303,780)	192,408

Ending balance	(414,401)	(156,010)	147,770

Defined benefit plans
Beginning balance	(502,742)	(313,520)	(345,225)
Actuarial gains (losses)	162,975	(366,711)	17,859
Prior service costs arising during the period	(45,653)	—	—
Reclassifications into net periodic pension and post-retirement expense(1)	33,393	28,070	38,114
Income tax (expense) benefit	(68,300)	132,764	(21,171)
Portion attributable to noncontrolling interests	(5,077)	16,655	(3,097)

Defined benefit plans, net of tax	77,338	(189,222)	31,705

Ending balance	(425,404)	(502,742)	(313,520)

Cash flow hedges
Beginning balance	(19,402)	32,354	4,340
Unrealized (losses) gains	(365,203)	(146,532)	72,066
Reclassification adjustments into Cost of services	49,954	55,068	(21,753)
Income tax benefit (expense)	109,005	35,152	(19,562)
Portion attributable to noncontrolling interests	12,705	4,556	(2,737)

Cash flow hedges, net of tax	(193,539)	(51,756)	28,014

Ending balance	(212,941)	(19,402)	32,354

Marketable securities
Beginning balance	6	(984)	(769)
Unrealized gains (losses)	—	142	(236)
Reclassification adjustments into Other (expense) income, net	(5)	935	—
Portion attributable to noncontrolling interests	(1)	(87)	21

Marketable securities, net of tax	(6)	990	(215)

Ending balance	—	6	(984)

Accumulated other comprehensive loss	$(1,052,746)	$(678,148)	$(134,380)

(1)	Reclassifications into net periodic pension and post-retirement expense are recognized in Cost of services, Sales & marketing and General & administrative costs.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

4.	PROPERTY AND EQUIPMENT

The components of Property and equipment, net were as follows:

	August 31,
	2013	2012
Buildings and land	$3,502	$3,296
Computers, related equipment and software	1,379,731	1,356,950
Furniture and fixtures	307,199	313,370
Leasehold improvements	697,454	654,134

Property and equipment, gross	2,387,886	2,327,750
Total accumulated depreciation	(1,608,211)	(1,548,256)

Property and equipment, net	$779,675	$779,494

5.	BUSINESS COMBINATIONS AND GOODWILL

On July 8, 2013, the Company acquired Acquity Group Ltd. (“Acquity”), a provider of strategy, digital marketing and technical services, for $282,985, net of cash acquired. This acquisition expanded Accenture’s range of digital marketing services and resulted in more than 600 Acquity employees joining Accenture. In connection with this acquisition, the Company recorded goodwill of $215,979, which was allocated to the Products, Communication, Media & Technology and Financial Services reportable segments, and intangible assets of $55,972, primarily related to customer relationships and technology-related assets. The goodwill is not deductible for U.S. federal income tax purposes. The intangible assets are being amortized over one to ten years. The pro forma effects on the Company’s operations were not material.

During fiscal 2013, the Company also completed other individually immaterial acquisitions, including a provider of clinical and regulatory information management solutions and software for the pharmaceutical industry and a provider of loan origination software and electronic document management services, for total consideration of $521,003. These acquisitions were completed primarily to expand the Company’s products and services offerings. In connection with these acquisitions, the Company recorded goodwill of $405,151, which was allocated among the reportable operating segments, and intangible assets of $122,012, primarily related to customer relationships and technology-related assets. Goodwill also included immaterial adjustments related to prior period acquisitions and is not deductible for U.S. federal income tax purposes. The intangible assets are being amortized over one to fifteen years. The pro forma effects on the Company’s operations were not material.

During fiscal 2012, the Company completed several individually immaterial acquisitions, including a provider of residential and commercial mortgage processing services, for total consideration of $174,383. In connection with these acquisitions, the Company recorded goodwill of $123,817, which was allocated among the reportable operating segments, and intangible assets of $57,732, primarily related to customer relationships. Goodwill also included immaterial adjustments related to prior period acquisitions. The intangible assets are being amortized over three to seven years. The pro forma effects on the Company’s operations were not material.

During fiscal 2011, the Company completed several individually immaterial acquisitions, including a provider of software solutions for the property and casualty insurance industry, for total consideration of

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

$306,187. In connection with these acquisitions, the Company recorded goodwill of $254,975, which was allocated among the reportable operating segments, and intangible assets of $81,735, primarily related to customer relationships and intellectual property. The intangible assets are being amortized over a period of less than one to fifteen years. The pro forma effects on the Company’s operations were not material.

Goodwill is reviewed for impairment annually or more frequently if indicators of impairment exist. Based on the results of its annual impairment analysis, the Company determined that no impairment existed as of August 31, 2013 and 2012.

The changes in the carrying amount of goodwill by reportable operating segment were as follows:

	August 31, 2011	Additions/ Adjustments	Foreign Currency Translation	August 31, 2012	Additions/ Adjustments	Foreign Currency Translation	August 31, 2013
Communications, Media & Technology	$173,867	$2,298	$(7,752)	$168,413	$69,879	$(3,848)	$234,444
Financial Services	304,720	112,733	(9,497)	407,956	182,800	(8,107)	582,649
Health & Public Service	286,158	1,322	(2,147)	285,333	10,287	(576)	295,044
Products	278,929	5,241	(13,992)	270,178	347,847	(1,017)	617,008
Resources	88,317	3,147	(7,961)	83,503	9,988	(4,050)	89,441

Total	$1,131,991	$124,741	$(41,349)	$1,215,383	$620,801	$(17,598)	$1,818,586

6.	DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Company uses derivative financial instruments to manage foreign currency exchange rate risk. Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses. The Company does not enter into derivative transactions for trading purposes. The Company classifies cash flows from its derivative programs as cash flows from operating activities in the Consolidated Cash Flows Statement.

Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. Credit risk is generally limited to the fair value of those contracts that are favorable to the Company, and the maximum amount of loss due to credit risk, based on the gross fair value of all of the Company’s derivative financial instruments, was approximately $4,805 as of August 31, 2013.

The Company also utilizes standard counterparty master agreements containing provisions for the netting of certain foreign currency transaction obligations and for set-off of certain obligations in the event of an insolvency of one of the parties to the transaction. These provisions may reduce the Company’s potential overall loss resulting from the insolvency of a counterparty and reduce a counterparty’s potential overall loss resulting from the insolvency of the Company. Additionally, these agreements contain early termination provisions triggered by adverse changes in a counterparty’s credit rating, thereby enabling the Company to accelerate settlement of a transaction prior to its contractual maturity and potentially decrease the Company’s realized loss on an open transaction. Similarly, a decrement in the Company’s credit rating could trigger a counterparty’s early termination rights, thereby enabling a counterparty to accelerate settlement of a transaction prior to its contractual maturity and potentially increase the Company’s realized loss on an open transaction. The aggregate fair value of the Company’s derivative instruments with credit-risk-related contingent features that are in a liability position as of August 31, 2013 was $418,697.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company’s derivative financial instruments consist of deliverable and non-deliverable foreign currency forward contracts. Fair values for derivative financial instruments are based on prices computed using third-party valuation models and are classified as Level 2 in accordance with the three-level hierarchy of fair value measurements. All of the significant inputs to the third-party valuation models are observable in active markets. Inputs include current market-based parameters such as forward rates, yield curves and credit default swap pricing. For additional information related to the three-level hierarchy of fair value measurements, see Note 9 (Retirement and Profit Sharing Plans) to these Consolidated Financial Statements.

Cash Flow Hedges

Certain of the Company’s subsidiaries are exposed to currency risk through their use of resources supplied by the Company’s Global Delivery Network. To mitigate this risk, the Company uses foreign currency forward contracts to hedge the foreign exchange risk of the forecasted intercompany expenses denominated in foreign currencies for up to three years in the future. The Company has designated these derivatives as cash flow hedges. As of August 31, 2013 and 2012, the Company held no derivatives that were designated as fair value or net investment hedges.

In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow or net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation includes a description of the hedging instrument, the hedge item, the risk being hedged, the Company’s risk management objective and strategy for undertaking the hedge, the method for assessing the effectiveness of the hedge and the method for measuring hedge ineffectiveness. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. The Company assesses the ongoing effectiveness of its hedges using the Hypothetical Derivative Method, which measures hedge ineffectiveness based on a comparison of the change in fair value of the actual derivative designated as the hedging instrument and the change in fair value of a hypothetical derivative. The hypothetical derivative would have terms that identically match the critical terms of the hedged item. The Company measures and records hedge ineffectiveness at the end of each fiscal quarter.

For a cash flow hedge, the effective portion of the change in estimated fair value of a hedging instrument is recorded in Accumulated other comprehensive loss as a separate component of Shareholders’ Equity and is reclassified into Cost of services in the Consolidated Income Statement during the period in which the hedged transaction is recognized. The amounts related to derivatives designated as cash flow hedges that were reclassified into Cost of services were a net loss of $49,954 and $55,068 during fiscal 2013 and 2012, respectively, and a net gain of $21,753 during fiscal 2011. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in Other (expense) income, net in the Consolidated Income Statement and for fiscal 2013, 2012 and 2011, was not material. In addition, the Company did not discontinue any cash flow hedges during fiscal 2013, 2012 and 2011. As of August 31, 2013, $177,201 of net unrealized losses related to derivatives designated as cash flow hedges and recorded in Accumulated other comprehensive loss is expected to be reclassified into earnings in the next 12 months.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Other Derivatives

The Company also uses foreign currency forward contracts, which have not been designated as hedges, to hedge balance sheet exposures, such as intercompany loans. These instruments are generally short-term in nature, with typical maturities of less than one year, and are subject to fluctuations in foreign exchange rates. Realized gains or losses and changes in the estimated fair value of these derivatives were a net loss of $142,432 and $153,913 for fiscal 2013 and 2012, respectively. Gains and losses on these contracts are recorded in Other (expense) income, net in the Consolidated Income Statement and are offset by gains and losses on the related hedged items.

Fair Value of Derivative Instruments

The notional and fair values of all derivative instruments were as follows:

	August 31,
	2013	2012
Assets
Cash Flow Hedges
Other current assets	$—	$15,392
Other non-current assets	—	36,106
Other Derivatives
Other current assets	4,805	9,988

Total assets	$4,805	$61,486

Liabilities
Cash Flow Hedges
Other accrued liabilities	$187,525	$59,458
Other non-current liabilities	159,155	23,471
Other Derivatives
Other accrued liabilities	72,017	11,147

Total liabilities	$418,697	$94,076

Total fair value	$(413,892)	$(32,590)

Total notional value	$5,499,224	$4,853,191

7.	BORROWINGS AND INDEBTEDNESS

As of August 31, 2013, the Company had the following borrowing facilities, including the issuance of letters of credit, to support general working capital purposes:

	Facility Amount	Borrowings Under Facilities
Syndicated loan facility(1)	$1,000,000	$—
Separate, uncommitted, unsecured multicurrency revolving credit facilities(2)	507,899	—
Local guaranteed and non-guaranteed lines of credit(3)	170,138	—

Total	$1,678,037	$—

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

(1)	This facility, which matures on October 31, 2016, provides unsecured, revolving borrowing capacity for general working capital purposes, including the issuance of letters of credit. Financing is provided under this facility at the prime rate or at the London Interbank Offered Rate plus a spread. The Company continues to be in compliance with relevant covenant terms. The facility is subject to annual commitment fees. As of August 31, 2013 and 2012, the Company had no borrowings under the facility.

(2)	The Company maintains separate, uncommitted and unsecured multicurrency revolving credit facilities. These facilities provide local currency financing for the majority of the Company’s operations. Interest rate terms on the revolving facilities are at market rates prevailing in the relevant local markets. As of August 31, 2013 and 2012, the Company had no borrowings under these facilities.

(3)	The Company also maintains local guaranteed and non-guaranteed lines of credit for those locations that cannot access the Company’s global facilities. As of August 31, 2013 and 2012, the Company had no borrowings under these various facilities.

Under the borrowing facilities described above, the Company had an aggregate of $179,186 and $164,121 of letters of credit outstanding as of August 31, 2013 and 2012, respectively. In addition, the Company also had total outstanding debt of $25,600 and $33 as of August 31, 2013 and 2012, respectively.

8.	INCOME TAXES

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Current tax expense	$994,449	$1,022,260	$1,129,040
Deferred tax (benefit) expense	(209,674)	56,981	(170,258)

Total	$784,775	$1,079,241	$958,782

Income tax expense attributable to income from continuing operations was $784,775 and $1,079,241 for fiscal 2013 and 2012, respectively. This is lower than the amount computed by applying the U.S. federal income tax rate of 35% to pre-tax income from continuing operations due to benefits from non-U.S. operations taxed at lower rates and final determinations of prior year tax liabilities, partially offset by expenses related to unrecognized tax benefits. The effect on deferred tax assets and liabilities of enacted changes in tax laws and tax rates did not have a material impact on the Company’s income tax expense.

9.	RETIREMENT AND PROFIT SHARING PLANS

Defined Benefit Pension Plans

In the United States and certain other countries, the Company maintains and administers defined benefit retirement plans for certain current, retired and resigned employees. In addition, the Company’s U.S. defined benefit pension plans include a frozen plan for former pre-incorporation partners, which is unfunded. Benefits under the employee retirement plans are primarily based on years of service and compensation during the years immediately preceding retirement or termination of participation in the plan. The defined benefit pension disclosures include the Company’s U.S. and material non-U.S. defined benefit pension plans.

Postemployment Plans

Certain postemployment benefits, including severance benefits, disability-related benefits and continuation of benefits, such as healthcare benefits and life insurance coverage, are provided to former or inactive employees after employment but before retirement. These costs are not material and are substantially provided for on an accrual basis.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Assumptions

The weighted-average assumptions used to determine the defined benefit pension obligations as of August 31 and the net periodic pension expense for the subsequent year were as follows:

	August 31,
	2013		2012		2011
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	5.00%	4.18%	4.00%	4.23%	5.25%	4.99%
Expected rate of return on plan assets	5.50%	4.79%	5.50%	4.72%	7.50%	5.12%
Rate of increase in future compensation	3.60%	3.79%	4.00%	3.81%	4.00%	4.03%

The Company’s methodology for selecting the discount rate for the U.S. Plans is to match the plans’ cash flows to that of the average of two yield curves that provide the equivalent yields on zero-coupon corporate bonds for each maturity. The discount rate assumption for the non-U.S. Plans primarily reflects the market rate for high-quality, fixed-income debt instruments. The discount rate assumptions are based on the expected duration of the benefit payments for each of the Company’s defined benefit pension plans as of the annual measurement date and is subject to change each year. The expected long-term rate of return on plan assets should, over time, approximate the actual long-term returns on defined benefit pension plan assets and is based on historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the asset portfolio.

Pension Expense

Pension expense for fiscal 2013, 2012 and 2011 was $91,771, $102,555 and $110,332 respectively.

Benefit Obligation, Plan Assets and Funded Status

Selected information regarding defined benefit pension plans as of August 31, 2013 and 2012 was as follows:

	August 31,
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Benefit obligation, end of year	$1,614,094	$1,231,577	$1,881,544	$1,145,964
Fair value of plan assets, end of year	1,565,764	913,294	1,185,961	846,494

Funded status, end of year	$(48,330)	$(318,283)	$(695,583)	$(299,470)

Amounts recognized in the Consolidated Balance Sheets
Non-current assets	$91,316	$59,758	$—	$30,365
Current liabilities	(11,570)	(9,511)	(11,709)	(8,953)
Non-current liabilities	(128,076)	(368,530)	(683,874)	(320,882)

Funded status, end of year	$(48,330)	$(318,283)	$(695,583)	$(299,470)

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The employer contributions, participant contributions and benefits paid for fiscal 2013 and 2012 were as follows:

	Fiscal
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Employer contributions(1)	511,418	55,490	11,252	55,052
Participant contributions	—	5,792	—	7,058
Benefits paid	(36,295)	(38,899)	(33,816)	(30,710)

(1)	The Company made a discretionary cash contribution of $500,000 to its U.S. defined benefit pension plan during fiscal 2013.

Accumulated Other Comprehensive Loss

The pre-tax accumulated net actuarial loss and prior service (credit) cost recognized in Accumulated other comprehensive loss as of August 31, 2013 and 2012 was as follows:

	August 31,
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial loss	$456,347	$193,503	$607,011	$203,608
Prior service (credit) cost	—	(14,275)	3	(15,281)

Accumulated other comprehensive loss, pre-tax	$456,347	$179,228	$607,014	$188,327

The estimated amounts that will be amortized from Accumulated other comprehensive loss as of August 31, 2013 into net periodic pension expense during fiscal 2014 are as follows:

	U.S. Plans	Non-U.S. Plans
Actuarial loss	$10,003	$9,467
Prior service credit	—	(2,719)

Total	$10,003	$6,748

Funded Status for Defined Benefit Plans

The accumulated benefit obligation as of August 31, 2013 and 2012 was as follows:

	August 31,
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Accumulated benefit obligation	$1,603,868	$1,134,505	$1,867,820	$1,046,280

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The following information is provided for defined benefit pension plans with projected benefit obligations in excess of plan assets and for plans with accumulated benefit obligations in excess of plan assets as of August 31, 2013 and 2012:

	August 31,
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$139,646	$484,162	$1,881,544	$672,195
Fair value of plan assets	—	106,120	1,185,961	342,361

	August 31,
	2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Accumulated benefit obligation in excess of plan assets
Accumulated benefit obligation	$139,646	$403,788	$1,867,820	$436,499
Fair value of plan assets	—	81,416	1,185,961	178,600

Investment Strategies

U.S. Pension Plans

The overall investment objective of the plans is to provide growth in the defined benefit pension plans’ assets to help fund future defined benefit pension obligations while managing risk in order to meet current defined benefit pension obligations. The plans’ future prospects, their current financial conditions, the Company’s current funding levels and other relevant factors suggest that the plans can tolerate some interim fluctuations in market value and rates of return in order to achieve long-term objectives without undue risk to the plans’ ability to meet their current benefit obligations. The Company recognizes that asset allocation of the defined benefit pension plans’ assets is an important factor in determining long-term performance. Actual asset allocations at any point in time may vary from the target asset allocations and will be dictated by current and anticipated market conditions, required cash flows and investment decisions of the investment committee and the pension plans’ investment funds and managers. Ranges are established to provide flexibility for the asset allocation to vary around the targets without the need for immediate rebalancing.

Non-U.S. Pension Plans

Plan assets in non-U.S. defined benefit pension plans conform to the investment policies and procedures of each plan and to relevant legislation. The pension committee or trustee of each plan regularly, but at least annually, reviews the investment policy and the performance of the investment managers. In certain countries, the trustee is also required to consult with the Company. Asset allocation decisions are made to provide risk adjusted returns that align with the overall investment strategy for each plan. Generally, the investment return objective of each plan is to achieve a total annualized rate of return that exceeds inflation over the long term by an amount based on the target asset allocation mix of that plan. In certain countries, plan assets are invested in funds that are required to hold a majority of

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

assets in bonds, with a smaller proportion in equities. Also, certain plan assets are entirely invested in contracts held with the plan insurer, which determines the strategy. Defined benefit pension plans in certain countries are unfunded.

Risk Management

Plan investments are exposed to certain risks including market, interest rate and operating risk. In order to mitigate significant concentrations of these risks, the assets are invested in a diversified portfolio primarily consisting of fixed income instruments and equities. To minimize asset volatility relative to the liabilities, plan assets allocated to debt securities appropriately match the duration of individual plan liabilities. Equities are diversified between U.S. and non-U.S. index funds and are intended to achieve long term capital appreciation. Plan asset allocation and investment managers’ guidelines are reviewed on a regular basis.

Plan Assets

The Company’s target allocation for fiscal 2014 and weighted-average plan assets allocations as of August 31, 2013 and 2012 by asset category, for defined benefit pension plans were as follows:

	2014 Target Allocation		2013		2012
Asset Category	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Equity securities	20%	46-48%	23%	43%	55%	40%
Debt securities	80	40-42	76	43	44	44
Cash and short-term investments	—	2-3	1	2	1	2
Insurance contracts	—	5-10	—	8	—	11
Other	—	2-3	—	4	—	3

Total	100%	n/m	100%	100%	100%	100%

n/m = not meaningful

Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

•	Level 1—Quoted prices for identical instruments in active markets;

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The fair values of defined benefit pension plan assets as of August 31, 2013 were as follows:

U.S. Plans

	Level 1	Level 2	Level 3	Total
Equity
U.S. equity securities	$—	$216,231	$—	$216,231
Non-U.S. equity securities	—	135,899	—	135,899
Fixed Income
U.S. government, state and local debt securities	—	649,255	—	649,255
Non-U.S. government debt securities	—	16,482	—	16,482
U.S. corporate debt securities	—	190,924	—	190,924
Non-U.S. corporate debt securities	—	22,944	—	22,944
Mutual fund debt securities	314,528	—	—	314,528
Cash and short-term investments	—	19,501	—	19,501

Total	$314,528	$1,251,236	$—	$1,565,764

Non-U.S. Plans
	Level 1	Level 2	Level 3	Total
Equity
U.S. equity securities	$—	$63,827	$—	$63,827
Non-U.S. equity securities	—	279,257	—	279,257
Mutual fund equity securities	—	46,773	—	46,773
Fixed Income
Non-U.S. government debt securities	12,147	253,375	—	265,522
Non-U.S. corporate debt securities	—	60,692	—	60,692
Mutual fund debt securities	—	65,954	—	65,954
Cash and short-term investments	16,528	7,399	—	23,927
Insurance contracts	—	71,103	—	71,103
Other	—	36,239	—	36,239

Total	$28,675	$884,619	$—	$913,294

There were no transfers between Levels 1 and 2 during fiscal 2013.

Expected Contributions

Generally, annual contributions are made at such times and in amounts as required by law and may, from time to time, exceed minimum funding requirements. The Company estimates it will pay

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

approximately $66,644 in fiscal 2014 related to contributions to its U.S. and non-U.S. defined benefit pension plans and benefit payments related to the unfunded frozen plan for former pre-incorporation partners. The Company has not determined whether it will make additional voluntary contributions for its defined benefit pension plans.

Estimated Future Benefit Payments

Benefit payments for defined benefit pension plans, which reflect expected future service, as appropriate, are expected to be paid as follows:

	U.S. Plans	Non-U.S. Plans
2014	$37,588	$40,247
2015	40,070	36,183
2016	42,868	42,826
2017	46,038	47,967
2018	49,401	51,449
2019-2023	310,930	303,012

Defined Contribution Plans

In the United States and certain other countries, the Company maintains and administers defined contribution plans for certain current, retired and resigned employees. Defined contribution plans in countries other than the United States and the United Kingdom are individually immaterial. Total expenses recorded for the United States and the United Kingdom defined contribution plans were $248,242, $255,606 and $235,439 in fiscal 2013, 2012 and 2011, respectively.

10.	SHARE-BASED COMPENSATION

Share Incentive Plans

On February 6, 2013 the Company’s shareholders approved an amendment to the Accenture plc 2010 Share Incentive Plan (the “Amended 2010 SIP”), which the Board of Directors of Accenture approved on December 6, 2012. The Amended 2010 SIP is substantially the same as the Accenture plc 2010 Share Incentive Plan (the “2010 SIP”), except that it was amended to authorize an additional 24,000,000 shares and expressly prohibit the repricing of options and share appreciation rights. The 2010 SIP was originally approved by the Company’s shareholders on February 4, 2010. No new awards were granted under the 2001 Share Incentive Plan (the “2001 SIP”) on or after February 4, 2010, and any share capacity remaining under the 2001 SIP was cancelled and not incorporated in the 2010 SIP. However, outstanding awards granted under the 2001 SIP, before the approval of the 2010 SIP, continue to be satisfied from shares authorized under the 2001 SIP.

The Amended 2010 SIP is administered by the Compensation Committee of the Board of Directors of Accenture and provides for the grant of nonqualified share options, incentive stock options, restricted share units and other share-based awards. A maximum of 74,000,000 Accenture plc Class A ordinary shares are currently authorized for awards under the Amended 2010 SIP. As of August 31, 2013, there were 37,517,583 shares available for future grants under the Amended 2010 SIP. Accenture plc Class A

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

ordinary shares covered by awards that terminate, lapse or are cancelled may again be used to satisfy awards under the Amended 2010 SIP. The Company issues new Accenture plc Class A ordinary shares and shares from treasury for shares delivered under the Amended 2010 SIP.

A summary of information with respect to share-based compensation is as follows:

	Fiscal
	2013	2012	2011
Total share-based compensation expense included in Net income	$615,878	$538,086	$450,137
Income tax benefit related to share-based compensation included in Net income	186,839	167,109	138,984

Restricted Share Units

Under the Amended 2010 SIP, participants may be, and previously under the 2001 SIP participants were, granted restricted share units, each of which represents an unfunded, unsecured right, which is nontransferable except in the event of death of the participant, to receive an Accenture plc Class A ordinary share on the date specified in the participant’s award agreement. The fair value of the awards is determined on the grant date based on the Company’s stock price. The restricted share units granted under these plans are subject to cliff or graded vesting, generally ranging from two to seven years. For awards with graded vesting, compensation expense is recognized over the vesting term of each separately vesting portion. Compensation expense is recognized on a straight-line basis for awards with cliff vesting. Restricted share unit activity during fiscal 2013 was as follows:

	Number of Restricted Share Units	Weighted Average Grant-Date Fair Value
Nonvested balance as of August 31, 2012	34,454,315	$44.27
Granted(1)	12,001,178	67.56
Vested(2)	(13,417,667)	45.75
Forfeited	(1,328,782)	47.65

Nonvested balance as of August 31, 2013	31,709,044	$52.32

(1)	The weighted average grant-date fair value for restricted share units granted for fiscal 2013, 2012 and 2011 was $67.56, $53.98 and $47.87, respectively.

(2)	The total grant-date fair value of restricted share units vested for fiscal 2013, 2012 and 2011 was $613,920, $488,085 and $592,482, respectively.

As of August 31, 2013, there was $623,117 of total restricted share unit compensation expense related to nonvested awards not yet recognized, which is expected to be recognized over a weighted average period of 1.4 years. As of August 31, 2013, there were 1,520,776 restricted share units vested but not yet delivered as Accenture plc Class A ordinary shares.

Stock Options

Stock options may be granted to members of Accenture Leadership and other employees under the Amended 2010 SIP and were previously granted under the 2001 SIP. Options generally have an exercise price that is at least equal to the fair value of the Accenture plc Class A ordinary shares on the date the option is granted. Options granted under the Amended 2010 SIP and previously under the 2001 SIP are

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

subject to cliff or graded vesting, generally ranging from two to five years, and generally have a contractual term of 10 years. For awards with graded vesting, compensation expense is recognized over the vesting period of each separately vesting portion. Compensation expense is recognized on a straight-line basis for awards with cliff vesting. The fair value of each options grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model. Stock option activity for fiscal 2013 was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Options outstanding as of August 31, 2012	5,836,662	$24.49	2.3	$216,291
Granted	—	—
Exercised	(2,071,005)	23.43
Forfeited	(51,248)	18.06

Options outstanding as of August 31, 2013	3,714,409	$25.18	1.5	$175,110

Options exercisable as of August 31, 2013	3,660,375	$25.04	1.4	$173,051
Options exercisable as of August 31, 2012	5,715,100	24.32	2.2	212,750
Options exercisable as of August 31, 2011	7,902,845	23.79	3.0	237,690

Other information pertaining to option activity is as follows:

	Fiscal
	2013	2012	2011
Weighted average grant-date fair value of stock options granted	$—	$—	$13.73
Total fair value of stock options vested	771	726	3,757
Total intrinsic value of stock options exercised	100,487	83,470	450,956

Cash received from the exercise of stock options was $48,519 and the income tax benefit realized from the exercise of stock options was $20,244 for fiscal 2013. As of August 31, 2013, there was $36 of total stock option compensation expense related to nonvested awards not yet recognized, which is expected to be recognized over a weighted average period of 1 year.

Employee Share Purchase Plan

2010 ESPP

The 2010 Employee Share Purchase Plan (the “2010 ESPP”) is a nonqualified plan that provides eligible employees of the Company with an opportunity to purchase Accenture plc Class A ordinary shares through payroll deductions. Under the 2010 ESPP, eligible employees may purchase Accenture plc Class A ordinary shares through the Employee Share Purchase Plan (the “ESPP”) or the Voluntary Equity Investment Program (the “VEIP”). Under the ESPP, eligible employees may elect to contribute 1% to 10% of their compensation during each semi-annual offering period (up to $7.5 per offering period) to purchase Accenture plc Class A ordinary shares at a discount. Under the VEIP, eligible members of Accenture Leadership may elect to contribute up to 30% of their total compensation towards the monthly purchase of Accenture plc Class A ordinary shares at fair market value. At the end of the VEIP program year, Accenture Leadership participants, who did not withdraw from the program, will be granted restricted share units under the Amended 2010 SIP equal to 50% of the number of shares purchased during that year.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

A maximum of 45,000,000 Accenture plc Class A ordinary shares may be issued under the 2010 ESPP. As of August 31, 2013, the Company had issued 23,429,599 Accenture plc Class A ordinary shares under the 2010 ESPP. The Company issued 6,916,088, 7,406,727 and 7,382,949 shares to employees in fiscal 2013, 2012 and 2011, respectively, under the 2010 ESPP.

11.	SHAREHOLDERS’ EQUITY

Accenture plc

Ordinary Shares

The Company has 40,000 authorized ordinary shares, par value €1 per share. Each ordinary share of Accenture plc entitles its holder to receive payments upon a liquidation of Accenture plc; however a holder of an ordinary share is not entitled to vote on matters submitted to a vote of shareholders of Accenture plc or to receive dividends.

Class A Ordinary Shares

An Accenture plc Class A ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. Each Class A ordinary share entitles its holder to a pro rata part of any dividend at the times and in the amounts, if any, which Accenture plc’s Board of Directors from time to time determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Each Class A ordinary share is entitled on a winding-up of Accenture plc to be paid a pro rata part of the value of the assets of Accenture plc remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.

Class X Ordinary Shares

An Accenture plc Class X ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. A Class X ordinary share does not entitle its holder to receive dividends, and holders of those shares are not entitled to be paid any amount upon a winding-up of Accenture plc. Most of the Company’s partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure received a corresponding number of Accenture plc Class X ordinary shares. Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the par value of the Class X ordinary share. Accenture plc has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder, as the case may be. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Equity of Subsidiaries Redeemable or Exchangeable for Accenture plc Class A Ordinary Shares

Accenture SCA Class I Common Shares

Members of Accenture Leadership in certain countries, including the United States, received Accenture SCA Class I common shares in connection with the Company’s transition to a corporate structure. Only the Company and its current and former senior executives and their permitted transferees hold Accenture SCA Class I common shares. Each Accenture SCA Class I common share entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture SCA and entitles its holders to dividends and liquidation payments.

Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at a redemption price per share generally equal to its current market value as determined in accordance with Accenture SCA’s articles of association. Under Accenture SCA’s articles of association, the market value of a Class I common share will be deemed to be equal to (i) the average of the high and low sales prices of an Accenture plc Class A ordinary share as reported on the New York Stock Exchange (or on such other designated market on which the Class A ordinary shares trade), net of customary brokerage and similar transaction costs, or (ii) if Accenture plc sells its Class A ordinary shares on the date that the redemption price is determined (other than in a transaction with any employee or an affiliate or pursuant to a preexisting obligation), the weighted average sales price of an Accenture plc Class A ordinary share on the New York Stock Exchange (or on such other market on which the Class A ordinary shares primarily trade), net of customary brokerage and similar transaction costs. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares on a one-for-one basis. Each holder of Class I common shares is entitled to a pro rata part of any dividend and to the value of any remaining assets of Accenture SCA after payment of its liabilities upon dissolution.

Accenture Canada Holdings Inc. Exchangeable Shares

Partners resident in Canada and New Zealand received Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure. Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture plc Class A ordinary shares at any time on a one-for-one basis. The Company may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture plc Class A ordinary share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture plc Class A ordinary share entitles its holder.

12.	MATERIAL TRANSACTIONS AFFECTING SHAREHOLDERS’ EQUITY

Share Purchases and Redemptions

The Board of Directors of Accenture plc has authorized funding for the Company’s publicly announced open-market share purchase program for acquiring Accenture plc Class A ordinary shares and for purchases and redemptions of Accenture plc Class A ordinary shares, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares held by the Company’s current and

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

former members of Accenture Leadership and their permitted transferees. As of August 31, 2013, the Company’s aggregate available authorization was $1,964,096 for its publicly announced open-market share purchase and these other share purchase programs.

The Company’s share purchase activity during fiscal 2013 was as follows:

	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares
	Shares	Amount	Shares	Amount
Open-market share purchases(1)	26,547,155	$1,996,622	—	$—
Other share purchase programs	—	—	3,062,148	218,123
Other purchases(2)	4,750,122	329,607	—	—

Total	31,297,277	$2,326,229	3,062,148	$218,123

(1)	The Company conducts a publicly announced, open-market share purchase program for Accenture plc Class A ordinary shares. These shares are held as treasury shares by Accenture plc and may be utilized to provide for select employee benefits, such as equity awards to the Company’s employees.

(2)	During fiscal 2013, as authorized under the Company’s various employee equity share plans, the Company acquired Accenture plc Class A ordinary shares primarily via share withholding for payroll tax obligations due from employees and former employees in connection with the delivery of Accenture plc Class A ordinary shares under those plans. These purchases of shares in connection with employee share plans do not affect the Company’s aggregate available authorization for the Company’s publicly announced open-market share purchase and the other share purchase programs.

Other Share Redemptions

During fiscal 2013, the Company issued 11,019,187 Accenture plc Class A ordinary shares upon redemptions of an equivalent number of Accenture SCA Class I common shares pursuant to its registration statement on Form S-3 (the “registration statement”). The registration statement allows the Company, at its option, to issue freely tradable Accenture plc Class A ordinary shares in lieu of cash upon redemptions of Accenture SCA Class I common shares held by current and former members of Accenture Leadership and their permitted transferees.

Dividends

The Company’s dividend activity during fiscal 2013 was as follows:

	Dividend Per Share	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total Cash Outlay
Dividend Payment Date		Record Date	Cash Outlay	Record Date	Cash Outlay
November 15, 2012	$0.81	October 12, 2012	$516,170	October 9, 2012	$43,965	$560,135
May 15, 2013	0.81	April 12, 2013	526,747	April 9, 2013	34,856	561,603

Total Dividends			$1,042,917		$78,821	$1,121,738

The payment of the cash dividends also resulted in the issuance of additional restricted share units to holders of restricted share units. Diluted weighted average Accenture plc Class A ordinary share amounts have been restated for all periods presented to reflect this issuance.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Subsequent Events

On September 25, 2013, the Board of Directors of Accenture plc declared a semi-annual cash dividend of $0.93 per share on its Class A ordinary shares for shareholders of record at the close of business on October 11, 2013. Accenture plc will cause Accenture SCA to declare a semi-annual cash dividend of $0.93 per share on its Class I common shares for shareholders of record at the close of business on October 8, 2013. Both dividends are payable on November 15, 2013. The payment of the cash dividends will result in the issuance of an immaterial number of additional restricted share units to holders of restricted share units.

On September 25, 2013, the Board of Directors of Accenture plc approved $5,000,000 in additional share repurchase authority bringing the Company’s total outstanding authority to $6,964,096.

13.	LEASE COMMITMENTS

The Company has operating leases, principally for office space, with various renewal options. Substantially all operating leases are non-cancelable or cancelable only by the payment of penalties. Rental expense in agreements with rent holidays and scheduled rent increases is recorded on a straight-line basis over the lease term. Rental expense, including operating costs and taxes and sublease income from third parties, during fiscal 2013, 2012 and 2011 was as follows:

	Fiscal
	2013	2012	2011
Rental expense	$529,342	$541,182	$493,734
Sublease income from third parties	(31,663)	(33,171)	(32,503)

Future minimum rental commitments under non-cancelable operating leases as of August 31, 2013, were as follows:

	Operating Lease Payments	Operating Sublease Income
2014	$454,655	$(28,280)
2015	364,701	(23,821)
2016	283,849	(19,794)
2017	219,043	(15,680)
2018	163,549	(13,500)
Thereafter	674,603	(20,351)

	$2,160,400	$(121,426)

14.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has the right to purchase or may also be required to purchase substantially all of the remaining outstanding shares of its Avanade Inc. subsidiary (“Avanade”) not owned by the Company at fair value if certain events occur. Certain holders of Avanade common stock and options to purchase the stock have put rights that, under certain circumstances and conditions, would require Avanade to redeem

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

shares of its stock at fair value. As of August 31, 2013 and 2012, the Company has reflected the fair value of $94,310 and $95,957, respectively, related to Avanade’s redeemable common stock and the intrinsic value of the options on redeemable common stock in Other accrued liabilities on the Consolidated Balance Sheets.

Indemnifications and Guarantees

In the normal course of business and in conjunction with certain client engagements, the Company has entered into contractual arrangements through which it may be obligated to indemnify clients with respect to certain matters. These arrangements with clients can include provisions whereby the Company has joint and several liability in relation to the performance of certain contractual obligations along with third parties also providing services and products for a specific project. In addition, the Company’s consulting arrangements may include warranty provisions that the Company’s solutions will substantially operate in accordance with the applicable system requirements. Indemnification provisions are also included in arrangements under which the Company agrees to hold the indemnified party harmless with respect to third-party claims related to such matters as title to assets sold or licensed or certain intellectual property rights.

Typically, the Company has contractual recourse against third parties for certain payments made by the Company in connection with arrangements where third-party nonperformance has given rise to the client’s claim. Payments by the Company under any of the arrangements described above are generally conditioned on the client making a claim, which may be disputed by the Company typically under dispute resolution procedures specified in the particular arrangement. The limitations of liability under these arrangements may be expressly limited or may not be expressly specified in terms of time and/or amount.

As of August 31, 2013 and 2012, the Company’s aggregate potential liability to its clients for expressly limited guarantees involving the performance of third parties was approximately $748,000 and $596,000, respectively, of which all but approximately $15,000 and $21,000, respectively, may be recovered from the other third parties if the Company is obligated to make payments to the indemnified parties that are the consequence of a performance default by the other third parties. For arrangements with unspecified limitations, the Company cannot reasonably estimate the aggregate maximum potential liability, as it is inherently difficult to predict the maximum potential amount of such payments, due to the conditional nature and unique facts of each particular arrangement.

To date, the Company has not been required to make any significant payment under any of the arrangements described above. The Company has assessed the current status of performance/payment risk related to arrangements with limited guarantees, warranty obligations, unspecified limitations and/or indemnification provisions and believes that any potential payments would be immaterial to the Consolidated Financial Statements, as a whole.

Legal Contingencies

As of August 31, 2013, the Company or its present personnel had been named as a defendant in various litigation matters. The Company and/or its personnel also from time to time are involved in investigations by various regulatory or legal authorities concerning matters arising in the course of its business around the world. Based on the present status of these matters, management believes the range of reasonably possible losses in addition to amounts accrued, net of insurance recoveries, will not have a material effect on the Company’s results of operations or financial condition.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

15.	SEGMENT REPORTING

Operating segments are components of an enterprise where separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s operating segments are managed separately because each operating segment represents a strategic business unit providing management consulting, technology and outsourcing services to clients in different industries.

The Company’s reportable operating segments are the five operating groups, which are Communications, Media & Technology, Financial Services, Health & Public Service, Products and Resources. Information regarding the Company’s reportable operating segments is as follows:

Fiscal	Communications, Media & Technology	Financial Services	Health & Public Service	Products	Resources	Other	Total
2013
Net revenues	$5,686,370	$6,165,663	$4,739,483	$6,806,615	$5,143,073	$21,606	$28,562,810
Depreciation(1)	65,857	64,844	62,048	81,888	50,360	—	324,997
Operating income	785,543	1,002,785	594,417	985,375	970,560	—	4,338,680
Assets as of August 31(2)	712,074	176,601	552,888	667,415	617,743	(54,965)	2,671,756

2012
Net revenues	$5,906,724	$5,842,776	$4,255,631	$6,562,974	$5,275,001	$19,224	$27,862,330
Depreciation(1)	64,202	63,251	61,994	72,532	56,013	—	317,992
Operating income	845,411	809,633	376,125	863,860	976,519	—	3,871,548
Assets as of August 31(2)	582,652	215,741	477,536	533,522	484,095	(91,557)	2,201,989

2011
Net revenues	$5,434,024	$5,380,674	$3,861,146	$5,931,333	$4,882,248	$17,611	$25,507,036
Depreciation(1)	63,524	56,256	56,207	68,136	53,426	—	297,549
Operating income	727,761	898,287	318,430	679,716	846,263	—	3,470,457
Assets as of August 31(2)	556,190	189,611	576,505	579,616	642,250	(86,104)	2,458,068

(1)	Amounts include depreciation on property and equipment controlled by each operating segment, as well as an allocation for depreciation on property and equipment they do not directly control.

(2)	The Company does not allocate total assets by operating segment. Operating segment assets directly attributed to an operating segment and provided to the chief operating decision maker include Receivables from clients, current and non-current Unbilled services, Deferred contract costs and current and non-current Deferred revenues.

The accounting policies of the operating segments are the same as those described in Note 1 (Summary of Significant Accounting Policies) to these Consolidated Financial Statements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Revenues are attributed to geographic regions and countries based on where client services are supervised. Information regarding geographic regions and countries is as follows:

Fiscal	Americas	EMEA(1)	Asia Pacific	Total
2013
Net revenues	$13,518,623	$11,047,417	$3,996,770	$28,562,810
Reimbursements	972,217	576,178	283,080	1,831,475

Revenues	14,490,840	11,623,595	4,279,850	30,394,285

Property and equipment, net as of August 31	317,759	199,593	262,323	779,675

2012
Net revenues	$12,522,673	$11,296,207	$4,043,450	$27,862,330
Reimbursements	897,483	697,622	320,550	1,915,655

Revenues	13,420,156	11,993,829	4,364,000	29,777,985

Property and equipment, net as of August 31	256,697	206,356	316,441	779,494

2011
Net revenues	$11,270,668	$10,853,684	$3,382,684	$25,507,036
Reimbursements	851,081	699,631	295,166	1,845,878

Revenues	12,121,749	11,553,315	3,677,850	27,352,914

Property and equipment, net as of August 31	235,900	230,805	318,526	785,231

(1)	EMEA includes Europe, Middle East and Africa.

The Company conducts business in the following countries that individually comprised 10% or more of consolidated Net revenues:

	Fiscal
	2013	2012	2011
United States	39%	36%	35%
United Kingdom	9	9	10

The Company conducts business in the following countries that hold 10% or more of its total consolidated Property and equipment, net:

	August 31,
	2013	2012	2011
United States	31%	26%	23%
India	17	21	23
Philippines	9	10	9

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Net revenues by type of work were as follows:

	Fiscal
	2013	2012	2011
Consulting	$15,383,485	$15,562,321	$14,924,187
Outsourcing	13,179,325	12,300,009	10,582,849

Net revenues	28,562,810	27,862,330	25,507,036
Reimbursements	1,831,475	1,915,655	1,845,878

Revenues	$30,394,285	$29,777,985	$27,352,914

16.	EMPLOYEES

The average number of persons employed by the Company during fiscal 2013 and 2012 was as follows:

	Fiscal
	2013	2012
Billable	247,506	230,993
Enterprise	16,011	15,539

Total	263,517	246,532

Employee costs for fiscal 2013 and 2012 were as follows:

	Fiscal
	2013	2012
Wages and salaries	$14,229,719	$13,913,551
Social welfare costs	1,655,126	1,625,210
Share based compensation expense	615,878	538,086
Pension and post-retirement expense	636,055	641,973
Other, principally employee benefits	1,078,981	1,004,366

Total employee costs	$18,215,759	$17,723,186

17.	DIRECTORS’ REMUNERATION

Directors’ remuneration for fiscal 2013 and 2012 is set forth in the table below. Mr. Nanterme, the Company’s chairman and chief executive officer, and Mr. Green, the Company’s former executive chairman, are not compensated for their services as a director. Accordingly, the amounts below include compensation for Mr. Nanterme’s service as chairman and chief executive officer and Mr. Green’s service as former executive chairman (referred to as “Managerial Services”) as well as compensation for all non-employee directors in their capacities as such (referred to as “Director Services”).

	Fiscal
	2013	2012
Managerial services(1)	$18,722	$23,802
Director services(2)	2,920	3,166

(1)	This calculation was made in accordance with the requirements of the Irish Companies Acts and includes the following during fiscal 2013 and 2012, respectively: base compensation earned of $1,652 and $2,393; non-equity incentive plan cash payments of $3,134 and $6,409; share based compensation expense of $13,830 and $14,987 calculated in accordance with US GAAP; and other of $106 and $13.

(2)	This calculation was made in accordance with the requirements of the Irish Companies Acts.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

18.	AUDITORS’ REMUNERATION

Fees paid to KPMG, the Company’s statutory auditor, during fiscal 2013 and 2012 were as follows:

	Fiscal
	2013	2012
Audit fees
Audit fees paid to KPMG and its affiliates(1)	$14,424	$13,513
Audit of the parent company financial statements	75	75

Total audit fees	14,499	13,588
Audit-related fees	2,324	739
Tax fees(2)	1,427	238
All other fees	660	282

Total	$18,910	$14,847

(1)	Includes audit fees paid to KPMG Ireland for the statutory audit of Accenture plc and subsidiaries of $852 and $840 for fiscal 2013 and 2012, respectively.

(2)	Includes tax fees paid to KPMG Ireland for statutory tax advisory services for Accenture plc and subsidiaries of $170 and $155 for fiscal 2013 and 2012, respectively.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

19.	SUBSIDIARIES

As of August 31, 2013, the Company’s subsidiaries were as follows:

Name	Country of Organization
Sistemes Consulting S.L.	Andorra
Accenture SRL	Argentina
Accenture Service Center SRL	Argentina
Accenture Australia Pty Ltd	Australia
Accenture Australia Holdings Pty Ltd	Australia
Avanade Australia Pty Ltd	Australia
CTRE Pty Ltd	Australia
Change Track Research Pty Ltd	Australia
Accenture GmbH	Austria
Accenture Technology Solutions GmbH	Austria
Accenture BPM SCRL	Belgium
Accenture S.A.\.N.V.	Belgium
Accenture Technology Solutions NV/SA	Belgium
Accenture Technology Ventures S.P.R.L.	Belgium
Avanade Belgium SPRL	Belgium
Blue Insurance Ltd	Bermuda
Accenture Technology, Consulting and Outsourcing S.A.	Bolivia
Accenture (Botswana) (PTY) Ltd	Botswana
Accenture do Brasil Ltda	Brazil
Accenture Servicos de Suporte de Negocios Ltda	Brazil
Accenture Servicos Administrativos Ltda	Brazil
BPO Servicos Administrativos Ltda	Brazil
Avanade do Brasil Ltda	Brazil
Fjordnet Brasil Desenho Digital Ltda	Brazil
Accenture Canada Holdings Inc.	Canada
Accenture Inc	Canada
Accenture Technology Solutions—Canada, Inc. (also known as Solutions technologiques Accenture—Canada, Inc.)	Canada
Accenture Business Services of British Columbia Limited Partnership	Canada
Accenture Business Services for Utilities Inc	Canada
Accenture Nova Scotia Unlimited Liability Co.	Canada
Avanade Canada Inc.	Canada
Acquity Group Limited	Cayman Islands
2020 GlobalGrowth Equities Limited	Cayman Islands
Accenture Chile Asesorias y Servicios Ltda	Chile
Neo Metrics Chile, S.A.	Chile
Accenture (China) Co Ltd	China
Accenture Technology Solutions (Dalian) Co Ltd	China
Qi Jie (Beijing) Info Tech Co Ltd	China
Accenture (Beijing) Mobile Technology Co Ltd	China
Avanade Guangzhou	China
Avanade GZ Computer Technology Development Co. Ltd. (SH)	China

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Accenture Ltda	Colombia
Accenture S.R.L.	Costa Rica
Digital and Interactive Training Company D.I.T.C. S.R.L.	Costa Rica
Accenture Services s.r.o	Czech Republic
Accenture Technology Solutions s.r.o.	Czech Republic
Accenture A/S	Denmark
Avanade Denmark ApS	Denmark
ENMAX Technology-Ecuador S.A.	Ecuador
Accenture Egypt LLC	Egypt
Accenture Oy	Finland
Accenture Technology Solutions Oy	Finland
Accenture Services Oy	Finland
Avanade Finland Oy	Finland
Fjord Oy	Finland
Accenture SAS	France
Accenture Technology Solutions SAS	France
InVita SAS	France
Avanade SAS	France
Accenture Investment Processing Services SAS	France
Accenture Holdings France SAS	France
Accenture Insurance Services SAS	France
Accenture Post-Trade Processing SAS	France
Digiplug SAS	France
Fjord France SARL	France
Accenture GmbH	Germany
Accenture Management GmbH	Germany
Accenture Holding GmbH & Co. KG	Germany
Accenture Dienstleistungen GmbH	Germany
Accenture Services GmbH	Germany
Accenture Technology Solutions GmbH	Germany
Accenture Services für Kreditinstitute GmbH	Germany
Avanade Deutschland GmbH	Germany
Accenture CAS GmbH	Germany
Fjord GmbH	Germany
Accenture Ghana Limited	Ghana
Accenture Finance (Gibraltar) III Ltd	Gibraltar
Accenture Minority III Ltd	Gibraltar
Accenture S.A.	Greece
Accenture BPM Operations Support Services S.A.	Greece
Accenture Co Ltd	Hong Kong SAR
Accenture Technology Solutions (HK) Co. Ltd.	Hong Kong SAR
Avanade Hong Kong Ltd	Hong Kong SAR
Accenture Tanacsado Korlatolt Felelossegu Tarsasag KFT (also known as Accenture KFT)	Hungary
Accenture Services Private Ltd	India
Zenta Private Limited	India

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Peninsula Capital Services Private Limited	India
Octagon Clinical Research Solutions India Private Limited	India
NewsPage India Software Services Private Ltd	India
P.T. Accenture	Indonesia
Accenture	Ireland
Accenture Global Services Ltd	Ireland
Accenture Defined Benefit Pension Plan Trustees Ltd.	Ireland
Accenture Defined Contribution Pension Plan Trustees Ltd.	Ireland
Accenture IOM 1 Company Limited	Isle of Man
Accenture IOM 2 Company Limited	Isle of Man
Accenture Ltd	Israel
Accenture SpA	Italy
Accenture Technology Solutions SRL	Italy
Accenture Outsourcing SRL	Italy
Accenture Insurance Services SpA	Italy
Accenture Finance and Accounting BPO Services SpA	Italy
Accenture HR Services SpA/TESS	Italy
Avanade Italy SRL	Italy
Accenture Japan Ltd	Japan
Avanade Japan KK	Japan
Renacentis IT Services, Co. Ltd	Japan
Accenture East Africa Ltd	Kenya
Accenture Sàrl	Luxembourg
Accenture S.C.A.	Luxembourg
Accenture International Sàrl	Luxembourg
Accenture International Capital SCA	Luxembourg
Accenture Sdn. Bhd.	Malaysia
Accenture Technology Solutions Sdn. Bhd.	Malaysia
Accenture Solutions Sdn Bhd	Malaysia
Avanade Malaysia Sdn Bhd	Malaysia
Accenture Services (Mauritius) Ltd	Mauritius
Accenture S.C.	Mexico
Operaciones Accenture S.A. de C.V.	Mexico
Accenture Technology Solutions S.A.de C.V.	Mexico
Servicios Tecnicos de Programacion Accenture S.C.	Mexico
Accenture Services Morocco SA	Morocco
Accenture Maghreb S.a.r.l.	Morocco
Accenture Mozambique Limitada	Mozambique
Accenture Holdings B.V.	Netherlands
Accenture Branch Holdings B.V.	Netherlands
Accenture Middle East B.V.	Netherlands
Accenture Central Europe B.V.	Netherlands
Accenture Australia Holding B.V.	Netherlands
Accenture Korea BV	Netherlands
Accenture Technology Ventures BV	Netherlands
Accenture Participations BV	Netherlands

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Accenture Minority I BV	Netherlands
Accenture BV	Netherlands
Accenture Insurance Services BV	Netherlands
Avanade Netherlands BV	Netherlands
Partners Technology Mexico Holdings BV	Netherlands
Accenture Equity Finance BV	Netherlands
Accenture NZ Limited	New Zealand
Accenture Ltd	Nigeria
Accenture AS	Norway
Avanade Norway AS	Norway
Accenture Panama Inc	Panama
Accenture Inc	Philippines
Accenture Healthcare Processing Inc.	Philippines
Zenta Global Philippines, INC.	Philippines
Accenture Sp. z.o.o.	Poland
Accenture Services Sp. z.o.o.	Poland
Accenture Consultores de Gestao S.A.	Portugal
Accenture Technology Solutions-Solucoes Informaticas Integrados, S.A.	Portugal
Accenture Services S.r.l.	Romania
Accenture OOO	Russia
Accenture Saudi Arabia Ltd	Saudi Arabia
Accenture Pte Ltd	Singapore
Accenture Technology Solutions Pte Ltd	Singapore
Avanade Asia Pte Ltd	Singapore
NewsPage Pte Ltd	Singapore
Accenture s.r.o.	Slovak Republic
Accenture Services s.r.o.	Slovak Republic
Accenture Technology Solutions—Slovakia s.r.o.	Slovak Republic
Accenture (South Africa) Pty Ltd	South Africa
Accenture Services (South Africa) Pty Ltd	South Africa
Accenture Technology Solutions Pty Ltd	South Africa
Accenture Africa Pty Ltd	South Africa
Accenture Technology Infrastructure Services Pty Ltd	South Africa
Avanade South Africa	South Africa
Accenture Yuhan Hoesa Also known as Accenture Ltd	South Korea
Accenture Technology Solutions Ltd	South Korea
Accenture S.L.	Spain
Accenture Outsourcing Services,S.A.	Spain
Accenture Holdings (Iberia) S.L.	Spain
Coritel S.A.	Spain
Alnova Technologies Corporation S.L.	Spain
Avanade Spain SL	Spain
CustomerWorks Europe SL	Spain
Energuiaweb SL	Spain
Neo Metrics Analytics, S.L.	Spain

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Fjord Spain SLU	Spain
Accenture AB	Sweden
Accenture Services AB	Sweden
Avanade Sweden AB	Sweden
Service Design Sweden AB	Sweden
Accenture AG	Switzerland
Accenture Holding GmbH	Switzerland
Accenture Global Services GmbH	Switzerland
Accenture Finance GmbH	Switzerland
Accenture Finance II GmbH	Switzerland
Avanade Schweiz GmbH	Switzerland
Accenture Services AG	Switzerland
Accenture Supply Chain Services	Switzerland
Accenture Co Ltd	Taiwan
Accenture Co Ltd.	Thailand
Accenture Technology Solutions (Thailand) Ltd.	Thailand
Avanade (Thailand) Co Ltd	Thailand
AGS Business and Technology Services Limited	Trinidad and Tobago
Accenture Danismanlik Limited Sirketi	Turkey
Accenture BPM is Yonetimi Limited Sirketi	Turkey
Fjordnet Reklam, Pazarlama ve Iletisim Hizmetleri Ltd. Sti	Turkey
Accenture (UK) Ltd	United Kingdom
Avanade UK Ltd	United Kingdom
Avanade Europe Holdings Ltd	United Kingdom
Avanade Europe Services Ltd	United Kingdom
Accenture Services Ltd	United Kingdom
Accenture Post-Trade Processing Limited	United Kingdom
Accenture Properties	United Kingdom
Fjordnet Ltd	United Kingdom
Fjord (OSH) Ltd	United Kingdom
Fjord Network Ltd	United Kingdom
Accenture LLP	United States
Accenture Inc	United States
Accenture LLC	United States
Accenture Capital Inc	United States
Accenture Sub Inc	United States
Avanade Inc	United States
Avanade International Corporation	United States
Avanade Holdings LLC	United States
Maple Insurance Inc	United States
Navitaire LLC	United States
Navitaire International LLC	United States
Proquire LLC	United States
Accenture Federal Services LLC	United States
Accenture Insurance Services LLC	United States

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Zenta Mortgage Services LLC	United States
Zenta Recoveries Inc	United States
Zenta US Holdings Inc.	United States
Accenture Puerto Rico LLC	United States
BABCN LLC	United States
Accenture 2 LLC	United States
Origin Digital, Inc.	United States
Computer Research and Telecommunications LLC	United States
Avanade Fed Services LLC	United States
Fjord LLC	United States
ASM Research LLC	United States
Accenture Uruguay SRL	Uruguay
Accenture C.A.	Venezuela
Accenture Vietnam Co., LTD	Vietnam
Accenture Zambia Limited	Zambia

ACCENTURE PLC

COMPANY BALANCE SHEET

August 31, 2013 and 2012

(In thousands of U.S. dollars)

	August 31, 2013	August 31, 2012
FIXED ASSETS
Financial assets	$23,194,185	$22,299,483

TOTAL FIXED ASSETS	23,194,185	22,299,483
CURRENT ASSETS
Intercompany debtors	1,365,920	1,338,986
Other current assets	375	1,454
Cash and cash equivalents	10,565	2,284

TOTAL CURRENT ASSETS	1,376,860	1,342,724
CURRENT LIABILITIES
Intercompany creditors	23,968	9,937
Other current liabilities	93	293

TOTAL CURRENT LIABILITIES	24,061	10,230

NET CURRENT ASSETS	1,352,799	1,332,494

NET ASSETS	$24,546,984	$23,631,977

CAPITAL AND RESERVES
Called up share capital	$75	$74
Share premium	10,955,943	8,965,828
Share-based payments reserve	928,133	921,830
Treasury share reserve	(6,869,216)	(4,757,713)
Profit and loss account	19,532,049	18,501,958

SHAREHOLDERS’ FUNDS	$24,546,984	$23,631,977

The balance sheet was approved and signed on behalf of the Board of Directors on October 29, 2013 by:

Pierre Nanterme	William L. Kimsey
Director	Director

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The balance sheet of Accenture plc (the “Company”) is prepared under the historical cost accounting rules and complies with the financial reporting standards of the Accounting Standards Board as promulgated by the Institute of Chartered Accountants in Ireland. The accompanying balance sheet is presented on a stand-alone basis.

Functional Currency

Items included in the balance sheet are measured using the currency of the primary economic environment in which the Company operates (the “functional currency”). The balance sheet is presented in United States dollars, which is the Company’s functional currency. Transactions in currencies other than the functional currency are recorded at the rate ruling at the date of the transaction. The resulting monetary assets and liabilities are translated at the balance sheet rate with the resulting gains or losses reflected in the profit and loss account.

Profit and Loss Account

In accordance with Section 148(8) of the Companies Act 1963 and Section 7(1A) of the Companies (Amendment) Act, 1986, the Company has availed of the exemption from presenting the individual profit and loss account. The Company’s profits for the years ended August 31, 2013 and 2012 were $2,163 million and $1,598 million, respectively.

Cash Flow Statement

The Company has availed itself of the exemption in Financial Reporting Standard (“FRS”) 1 (Revised) from the requirement to present a cash flow statement on the grounds that the Company’s cash flows are included within the Consolidated Cash Flows Statement presented on page A-48.

Financial Assets

The Company’s investment in subsidiary was recorded at cost which equaled fair value on August 31, 2009 (the day immediately preceding the effective date of the Transaction referred to in Note 2, History and Description of the Company, below), based on Accenture Ltd’s market capitalization at that time. This initial valuation is the Company’s cost basis for its investment in its subsidiaries. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Taxation

Current tax is provided on the Company’s taxable profits, at amounts expected to be paid, using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is accounted for in respect of all timing differences that have originated but not reversed at the balance sheet date. Provision is made at the tax rates that are expected to apply in the periods in which the timing differences are expected to reverse. Timing differences arise from the inclusion of items in income and expenditure in tax computations in periods different from those in which they are included in the financial statements.

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

Share-Based Payments

The Company and its subsidiaries operate a number of share-based payment plans the details of which are presented in Note 10 (Share-Based Compensation) to the Consolidated Financial Statements. The share-based payment expense associated with the share-based payment plans is recognized by the entity which receives services in exchange for the share-based compensation. Share-based payment expense is recognized over the requisite service period for awards of equity instruments to employees based on the grant date fair value of those awards expected to ultimately vest.

Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates. The Profit and loss account of the Company is charged with the expense related to the services received by the Company. The remaining portions of the share-based payments represent a contribution to Company entities and are added to the carrying amount of those investments.

The Company issues new Accenture plc Class A ordinary shares and shares from treasury for shares delivered under its subsidiaries’ various share-based payment plans. Under an agreement, the subsidiaries pay the Company an amount equal to the value of the ordinary shares issued that is in excess of the award exercise price with such amount reducing the Company’s investment in its subsidiaries.

The net effect of the grant date fair value of the Company’s share-based compensation to employees of the Company’s subsidiaries and recharges received from those subsidiaries is presented as a movement in financial fixed assets. For more information on financial fixed assets, see Note 3, (Financial Fixed Assets) below.

2.	HISTORY AND DESCRIPTION OF THE COMPANY

On June 10, 2009, the Company was incorporated in Ireland, as a public limited company, in order to effect moving the place of incorporation of the parent holding company of Accenture SCA and its subsidiaries (collectively “Accenture SCA”) from Bermuda to Ireland (the “Transaction”). The Transaction was completed on September 1, 2009, at which time the Company replaced Accenture Ltd as the ultimate parent company of Accenture SCA. In the Transaction, all of the outstanding Class A and Class X common shares of Accenture Ltd were cancelled and the Company issued Class A and Class X ordinary shares on a one-for-one basis to the holders of the cancelled Accenture Ltd Class A and Class X common shares, as applicable (and cash for any fractional shares). Accenture Ltd was dissolved on December 29, 2009.

The principal activity of the Company is an investment holding company. The Company is the parent company of one of the world’s leading organizations providing management consulting, technology and outsourcing services, and operates globally with one common brand and business model designed to enable it to provide clients around the world with the same high level of service.

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

3.	FINANCIAL FIXED ASSETS

The Company’s investment was recorded at fair value on September 1, 2009 (date of the Transaction) based on the market price of the Accenture Ltd Class A common shares at the time of the Transaction. This initial investment has been subsequently adjusted to reflect the activity related to subsidiary share transactions and share-based payment transactions.

Balance as of August 31, 2011	$22,218,628
Net activity related to subsidiary share transactions	(730,916)
Net activity related to share-based payment plans	811,771

Balance as of August 31, 2012	$22,299,483
Net activity related to subsidiary share transactions	(151,585)
Net activity related to share-based payment plans	1,046,287

Balance as of August 31, 2013	$23,194,185

4.	CALLED UP SHARE CAPITAL

	August 31, 2013	August 31, 2012
Authorized:
40,000 ordinary shares of €1 par value	$57	$57
20,000,000,000 Class A ordinary shares of $0.0000225 par value	450	450
1,000,000,000 Class X ordinary shares of $0.0000225 par value	23	23
2,000,000,000 undesignated shares of $0.0000225 par value	45	45

	$575	$575

Allotted, called up and fully paid equity:
Ordinary shares, par value €1 per share, 40,000 shares as of August 31, 2013 and 2012	$57	$57
Class A ordinary shares, par value $0.0000225 per share, 771,301,885 and 745,749,177 shares as of August 31, 2013 and 2012, respectively(1)	17	16
Class X ordinary shares, par value $0.0000225 per share, 30,312,244 and 43,371,864 shares as of August 31, 2013 and 2012, respectively(2)	1	1

	$75	$74

(1)	Includes the issuance of 25,552,708 and 17,953,407 Class A ordinary shares during the years ended August 31, 2013 and 2012, respectively.

(2)	13,059,620 and 5,993,515 Class X ordinary shares were cancelled during the years ended August 31, 2013 and 2012, respectively.

Ordinary Shares

The Company has 40,000 authorized ordinary shares, par value €1 per share. Each ordinary share of Accenture plc entitles its holder to receive payments upon a liquidation of Accenture plc; however a holder of an ordinary share is not entitled to vote on matters submitted to a vote of shareholders of Accenture plc or to receive dividends.

Class A Ordinary Shares

An Accenture plc Class A ordinary share entitles its holder to one vote per share, and shareholders do not have cumulative voting rights. Each Class A ordinary share entitles its holder to a pro rata part of

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

any dividend at the times and in the amounts, if any, which Accenture plc’s Board of Directors determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Each Class A ordinary share is entitled on a winding-up of Accenture plc to be paid a pro rata part of the value of the assets of Accenture plc remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.

Class X Ordinary Shares

An Accenture plc Class X ordinary share entitles its holder to one vote per share, and shareholders do not have cumulative voting rights. A Class X ordinary share does not entitle its holder to receive dividends, and holders of those shares are not entitled to be paid any amount upon a winding-up of Accenture plc. Most of the Company’s partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure received a corresponding number of Accenture plc Class X ordinary shares. Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the par value of the Class X ordinary share. Accenture plc has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder, as the case may be. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

5.	RESERVES

	Share premium	Share-based payments reserve	Treasury share reserve	Profit and loss account	Total
Balance as of August 31, 2011	$7,686,987	$847,993	$(2,946,829)	$17,860,384	$23,448,535
Issuance of ordinary shares	1,278,841	—	149,512	(21,619)	1,406,734
Net activity related to share-based payments reserve	—	26,259	—	—	26,259
Repurchases of treasury shares	—	—	(1,960,396)	—	(1,960,396)
Profit for period	—	—	—	1,597,721	1,597,721
Dividends paid	—	47,578	—	(934,528)	(886,950)

Balance as of August 31, 2012	$8,965,828	$921,830	$(4,757,713)	$18,501,958	$23,631,903
Issuance of ordinary shares	1,990,115	—	72,073	(12,544)	2,049,644
Net activity related to share-based payments reserve	—	(48,423)	—	—	(48,423)
Repurchases of treasury shares	—	—	(2,183,576)	—	(2,183,576)
Profit for period	—	—	—	2,162,597	2,162,597
Dividends paid	—	54,726	—	(1,119,962)	(1,065,236)

Balance as of August 31, 2013	$10,955,943	$928,133	$(6,869,216)	$19,532,049	$24,546,909

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

6.	RELATED PARTY TRANSACTIONS

The Company has entered into various related party transactions with its subsidiaries that comprise $2,165 million and $1,599 million of profit recorded during the years ended August 31, 2013 and 2012, respectively. Additionally, dividends of $22 million and $19 million were paid to subsidiaries of the Company during the years ended August 31, 2013 and 2012, respectively. The amounts recorded in Debtors and Creditors represent amounts due entirely to directly and indirectly held subsidiaries. The Company had no related party transactions with any parties outside of the group of companies headed by Accenture plc that would require disclosure under FRS 8, “Related Parties” (“FRS 8”), other than fees paid to members of the Board of Directors. The Company considers the members of the Board of Directors to constitute Key Management Personnel as defined in FRS 8. Disclosure of remuneration paid to the members of the Board of Directors is provided in Note 17 (Directors’ Remuneration) to the Consolidated Financial Statements.

7.	GUARANTEES

The Company has a $1.0 billion syndicated loan facility which matures on October 31, 2016. This facility provides unsecured, revolving borrowing capacity for general working capital purposes, including the issuance of letters of credit. Financing is provided under this facility at the prime rate or at the London Interbank Offered Rate plus a spread. The Company continues to be in compliance with relevant covenant terms. The facility is subject to annual commitment fees. The Company also maintains two separate bilateral revolving credit facilities totaling $508 million and certain other local lines of credit totaling $170 million, for an aggregate borrowing capacity of $1.7 billion available to operating subsidiaries as of August 31, 2013. The Company has certain obligations related to subsidiaries including the full and unconditional guarantee of borrowings by operating subsidiaries under the syndicated loan facility, the bilateral revolving credit facilities and certain of the local lines of credit. As of August 31, 2013 and 2012 the Company’s subsidiaries had no borrowings under these facilities.

The Company has irrevocably guaranteed the liabilities of two Irish subsidiaries for the years ended August 31, 2013 and 2012 and, pursuant to the provisions of Section 17, Companies (Amendment) Act, 1986, such subsidiaries have been exempted from the filing provisions of Section 7, Companies (Amendment) Act, 1986.

8.	TAX

As of August 31, 2013 and 2012, the Company had unrecognized deferred tax assets of $31 million and $52 million, respectively, principally from dividend tax credits. The Company believes it is more likely than not that these assets will not be realized in the future and accordingly has fully provided against the assets.

9.	EMPLOYEES

The Company has no employees.

SCAN TO
VIEW MATERIALS & VOTE

C/O GENERAL COUNSEL, SECRETARY & CHIEF COMPLIANCE OFFICER 161 N. CLARK STREET CHICAGO, IL 60601	3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com or scan the QR barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on January 29, 2014.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903 (TOLL FREE)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on January 29, 2014.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by 8:00 a.m. Eastern Standard Time on January 30, 2014.*

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*If you are an Accenture employee or former employee submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC or UBS Financial Services, Inc., your vote by Internet, by phone or by mail must be received by 8:00 a.m. Eastern Standard time on January 28, 2014.

g

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	M64310-P45032	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Accenture plc
The Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal 2 and “FOR” Proposals 1, 3, 4, 5, 6, 7, 8, 9 and 10:
			For	Against	Abstain
1.	To accept, in a non-binding vote, the Company’s Irish financial statements for the twelve-month period ended August 31, 2013, as presented		☐	☐	☐	3.	To ratify, in a non-binding vote, the appointment of KPMG as independent registered public accounting firm of Accenture plc for a term expiring at our annual general meeting of shareholders in 2015 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration	For ☐	Against ☐	Abstain ☐
2.	Reappointment of the following nominees to the Board of Directors

	Nominees:

	2a.	Jaime Ardila	☐	☐	☐	4.	To approve, in a non-binding vote, the compensation of our named executive officers	☐	☐	☐

	2b.	Charles H. Giancarlo	☐	☐	☐	5.	To grant the Board the authority to issue shares under Irish law	☐	☐	☐

	2c.	William L. Kimsey	☐	☐	☐	6.	To grant the Board the authority to opt-out of statutory pre-emption rights under Irish law	☐	☐	☐

	2d.	Blythe J. McGarvie	☐	☐	☐	7.	To approve a capital reduction and creation of distributable reserves under Irish law	☐	☐	☐

	2e.	Mark Moody-Stuart	☐	☐	☐	8.	To authorize holding the 2015 annual general meeting of shareholders of Accenture plc at a location outside of Ireland as required under Irish law	☐	☐	☐

	2f.	Pierre Nanterme	☐	☐	☐	9.	To authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares under Irish law	☐	☐	☐

	2g.	Gilles C. Pelisson	☐	☐	☐	10.	To determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock under Irish law	☐	☐	☐
	2h.	Wulf von Schimmelmann	☐	☐	☐

							Please indicate if you plan to attend this meeting.	YES	NO
								☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

		Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice for Accenture plc Shareholders

2014 Annual General Meeting of Shareholders

Thursday, January 30, 2014

12:00 p.m. Eastern Standard Time

1345 Avenue of the Americas, 6th Floor

New York, NY 10105

Important Notice Regarding the Availability of Proxy Materials:

The Notice of the 2014 Annual General Meeting of Shareholders and Proxy Statement, Form 10-K for

the fiscal year ended August 31, 2013 and the 2013 Letter from the Chairman & CEO are available at

www.proxyvote.com.

M64311-P45032

Proxy Solicited on behalf of the Board of Directors of Accenture plc for the 2014 Annual General Meeting of Shareholders on Thursday, January 30, 2014.

The undersigned hereby appoints Pierre Nanterme, David P. Rowland and Julie S. Sweet as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture plc held of record by the undersigned on December 6, 2013 (the “Record Date”), at the 2014 annual general meeting of shareholders to be held on Thursday, January 30, 2014 (the “Annual Meeting”), and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such annual general meeting of shareholders (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof.

For Accenture employees and former employees that own shares through the employee plans managed by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”): This proxy card includes shares received through the plans described above and held on the Record Date by MSSB and UBS, as applicable. This card provides instructions to UBS and MSSB for voting plan shares. To allow sufficient time for MSSB and UBS to tabulate the vote of these shares, your vote must be received by 8:00 am EST on Tuesday, January 28, 2014. For shares held by UBS, if your voting instructions are not received by 8:00 am EST on Tuesday, January 28, 2014, UBS will vote the shares allocated in your account in the same proportion as the shares on which voting instructions for routine proposals were received on a timely basis.

This proxy card/voting instruction form, when properly executed and delivered, will be voted in the manner directed on the reverse side. You may also instruct your designated proxy not to vote on a resolution or to withhold authority to vote for any nominee by inserting an “X” in the Abstain Box. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side